May 20, 1994 Registration No. __________

        _________________________________________________
               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549

        ________________________________________________
                            FORM S-4
                     REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933
                      FIRST NATIONAL BANCORP
     (Exact name of Registrant as Specified in its Charter)


  GEORGIA                     6711                   58-1415138
(State or other          (Primary Standard)       (I.R.S. Employer
jurisdiction of          Industrial Classi-       Identification
incorporation or           fication Code          No.)
                              Number)

               303 Jesse Jewell Parkway, Suite 700
                        P. O. Drawer 937
                    Gainesville, Georgia 30503
      (Registrant's telephone number, including area code)

                      C. Talmadge Garrison
                      Senior Vice President
                     Secretary and Treasurer
                     First National Bancorp
               303 Jesse Jewell Parkway, Suite 700
                        P. O. Drawer 937
                   Gainesville, Georgia  30503
                          (404) 503-2104
     (Name, address, and phone number of agent for service)

                           Copies to:
                       T. Treadwell Syfan
                     Stewart, Melvin & Frost
                        Attorneys at Law
                           Hunt Tower
                         200 Main Street
                         P. O. Box 3280
                   Gainesville, Georgia  30503

Approximate Date of Commencement of Proposed Offering: As soon as practical after the effective date of this Registration Statement
(the approximate date being ___________________, 1994).

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.[ ]

                 CALCULATION OF REGISTRATION FEE

                              Proposed       Proposed
Title of                      Maximum        Maximum
Securities     Amount         Offering       Aggregate        Amount of
Being          Being          Price Per      Offering         Registration
Registered     Registered     Share*         Price*           Fee

Common Stock   521,757        $20.50         $10,696,018.50   $3,688.28
$1.00 par      shares
value

     *Pursuant to Rule 457(f), based on the market value of Barrow Bancshares, Inc. common stock that would be converted into the First National Bancorp common stock (the offered securities) pursuant to the transactions described herein.



     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date a the Commission, acting pursuant to said Section 8(a), may determine.

    [An index of all Exhibits attached hereto is provided at sequentially numbered page ______]

                     FIRST NATIONAL BANCORP
                      CROSS REFERENCE SHEET

              (Pursuant to Item 501(b) of Reg. S-K)


                                        CAPTION OR LOCATION
     ITEM NUMBER OF FORM S-4               IN PROSPECTUS


1.   Outside Front Cover Page           Outside Front Cover
     of Prospectus                      Page of Prospectus

2.   Inside Front and Outside Back      Available Information;
       Cover Pages of Prospectus        Incorporation by Reference;
                                        Table of Contents

3.   Risk Factors, Ratio of Earnings    Introduction; Summary of
       to Fixed Charges and             Reorganization;
       Other Information                Per Share Information;
                                        Market and Stock Price
                                        Information; Barrow
                                        Bancshares Selected
                                        Financial Data (Unaudited)

4.   Terms of the Transaction           Summary of
                                        Reorganization; The
                                        Proposed Reorganization;
                                        Effect of Reorganization
                                        on Shareholders;
                                        Description of Stock;
                                        Federal Income Tax
                                        Consequences

5.   Pro Forma Financial Information    First Bancorp and Barrow
                                        Bancshares Pro Forma
                                        Condensed Combined
                                        Balance Sheet Information
                                        (Unaudited); First
                                        Bancorp and Barrow
                                        Bancshares Pro Forma
                                        Condensed Combined
                                        Statements of Income
                                        (Unaudited)

6.   Material Contacts with the         Vote Required to Approve
       Company Being Acquired           Merger

7.   Additional Information Required    Not Applicable
       for Reoffering by Persons
       and Parties Deemed to be
       Underwriters

8.   Interests of Named Experts         Legal Opinion
       and Counsel

9.   Disclosure of Commission           Indemnification
       Position of Indemnification
       of Securities Act Liabilities

10.  Information with Respect to        Not Applicable
       S-3 Registrants

11.  Incorporation of Certain           Not Applicable
       Information by Reference

12.  Information with Respect to        Incorporation of Certain
       S-2 or S-3 Registrants           Documents by Reference

13.  Incorporation of Certain           Incorporation of Certain
       Information by Reference         Documents by Reference;
                                        Per Share Information;
                                        Market and Stock Price
                                        Information

14.  Information with Respect to        Not Applicable
       Registrants Other Than S-3
        or S-2 Registrants

15.  Information with Respect           Not Applicable
       to S-3 Companies

16.  Information with Respect           Not Applicable
       to S-2 or S-3 Companies

17.  Information with Respect           Introduction; Summary of
       to Companies Other than S-3      the Reorganization; Per
       or S-2 Companies                 Share Information; Market
                                        and Stock Price
                                        Information; Barrow
                                        Bancshares Selected
                                        Financial Data (Unaudited);
                                        Barrow Bancshares Manage-
                                        ment's Discussion and
                                        Analysis of Financial
                                        Condition and Results of
                                        Operations for the Years
                                        Ended December 31, 1993,
                                        1992, and 1991; Barrow
                                        Bancshares, Inc. and
                                        Subsidiary Consolidated
                                        Financial Statements;
                                        Barrow Bancshares Manage-
                                        ment's Discussion and
                                        Analysis of Financial
                                        Condition and Results of
                                        Operations for the Three
                                        Month Periods ended March
                                        31, 1994 and 1993.

18.  Information if Proxies,            Introduction; Rights of
       Consents or Authorizations       Dissenting Shareholders;
       are to be Solicited              Incorporation of Certain
                                        Documents by Reference;
                                        Barrow Bancshares
                                        Shareholders; Management of
                                        First National Bancorp;
                                        Summary of Reorganization

19.  Information if Proxies,            Not Applicable
       Consents or Authorizations
       are not to be Solicited or
       in an Exchange Offer

                       ____________, 1994

Dear Shareholder:

     The enclosed packet contains information about the proposed acquisition of Barrow Bancshares, Inc. by First National Bancorp of Gainesville, Georgia. The merger has the support of your Board of Directors, and we respectfully request your vote in its favor.

     Enclosed are (1) Notice of Special Meeting of Shareholders;
(2) Proxy; (3) Proxy Statement with appendices; (4) First National Bancorp's 1993 Annual Report to Shareholders; (5) First National Bancorp's 1994 Annual Meeting Proxy Statement; and (6) First National Bancorp's Quarterly Report on Form 10-Q for the Quarter ended March 31, 1994.

     The enclosed Proxy Statement contains a great amount of information concerning Barrow Bancshares, Inc., First National Bancorp and the proposed acquisition. We hope you will take the time to study the Proxy Statement carefully. Feel free to contact me, or any of our other officers or directors, if you have any questions or feel we can be of assistance.

     It's very important to us that you return your signed Proxy to Barrow Bancshares, Inc. in time for it to be received not later than 5:00 P.M. on ____________, ___________, 1994, to ensure that your shares are represented at the Special Shareholders' Meeting.

     As provided in the Proxy Statement, if the merger is approved you will exchange each share of Barrow Bancshares, Inc. stock held by you for 1.37 shares of First National Bancorp stock. According to current quotations on NASDAQ, as of ____________, 1994, the bid price of First National Bancorp stock was $___________ per share and the asking price was $_________ per share. Of course, First
National Bancorp   stock is subject to market price fluctuations
the same as any other stock which is bought and sold.

     If possible, please try to attend the Special Shareholders'
Meeting to be held at the Barrow Bank & Trust Company, 209 North
Broad Street, Winder, Georgia, at ______ A.M. on _______________,
______________, 1994.

                              For the Board of Directors,


                              Leeon Pruett,
                              Chairman of the Board

            NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                   OF BARROW BANCSHARES, INC.,
                         WINDER, GEORGIA


     A special meeting of shareholders of Barrow Bancshares, Inc. has been called by the board of directors and will be held at _______ A.M. on ____________, ___________________, 1994, at the
Barrow Bank & Trust Company, 209 North Broad Street, Winder, Georgia for the purpose of considering and voting upon:

     (1) the proposed merger of Barrow Bancshares, Inc. into First National Bancorp, as described in the accompanying Proxy Statement and the Agreement of Reorganization and Plan of Merger (the
          "Reorganization Plan") attached to the Proxy
          Statement as Appendix A; and

     (2) the transaction of such other business as may properly come before the meeting or any adjournments thereof.
          Management at present knows of no other business to be presented.

     The approval of the merger transaction, which has the support of your board of directors, requires the affirmative vote of a majority (190,423 shares) of the 380,845 shares of Barrow Bancshares, Inc. stock outstanding. We respectfully request your vote in favor of the merger transaction and ask you to register your vote on the enclosed Proxy. The Proxy should be completed and returned to Barrow Bancshares, Inc. as soon as possible, but in any case no later than 5:00 P.M. on __________, ___________, 1994, the day before the special meeting of shareholders.

     Please read the enclosed Proxy Statement carefully for a complete discussion of matters relating to the Reorganization Plan and the Proxy. If the merger transaction is approved, shareholders of Barrow Bancshares, Inc. who dissent therefrom in accordance with the procedures set forth in the Georgia Business Corporation Code (as more fully set forth in Appendix "B" of the Proxy Statement) shall be entitled to be paid the fair value of their shares of the common stock of Barrow Bancshares, Inc.

     AGAIN, PLEASE COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY PROMPTLY SUCH THAT IT WILL BE RECEIVED BY BARROW BANCSHARES, INC. NO LATER THAN 5:00 P.M. ON _______________, ____________, 1994.
YOUR PROXY MAY BE REVOKED, IF YOU CHOOSE, AT ANY TIME PRIOR TO ITS BEING EXERCISED AT THE SPECIAL MEETING OF SHAREHOLDERS.


Winder, Georgia               For the Board of Directors,

________________, 1994

                              Leeon Pruett,
                              Chairman of the Board

                       PROXY STATEMENT FOR
                     BARROW BANCSHARES, INC.
                 SPECIAL MEETING OF SHAREHOLDERS
                  TO BE HELD ON ________, 1994

                     FIRST NATIONAL BANCORP
                           PROSPECTUS

521,757 SHARES OF COMMON STOCK OF FIRST NATIONAL BANCORP WHICH MAY BE ISSUED IN CONNECTION WITH THE MERGER OF BARROW BANCSHARES, INC. INTO FIRST NATIONAL BANCORP

=================================================================

FIRST NATIONAL BANCORP HAS FILED A REGISTRATION STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION COVERING THE MAXIMUM OF 521,757 SHARES OF COMMON STOCK OF FIRST NATIONAL BANCORP TO BE ISSUED TO SHAREHOLDERS OF BARROW BANCSHARES, INC. IN CONNECTION WITH THE MERGER OF BARROW BANCSHARES, INC. INTO FIRST NATIONAL BANCORP. THIS PROXY STATEMENT ALSO CONSTITUTES A PROSPECTUS OF FIRST NATIONAL BANCORP FILED AS PART OF SUCH REGISTRATION STATEMENT.
SEE "THE PROPOSED REORGANIZATION."

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FIRST NATIONAL BANCORP. THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROXY STATEMENT AT ANY TIME DOES NOT IMPLY THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

THE SHARES OF COMMON STOCK OF FIRST NATIONAL BANCORP TO BE ISSUED IN CONNECTION WITH THE REORGANIZATION HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION; NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS PROXY STATEMENT DOES NOT RELATE TO ANY RESALES OF COMMON STOCK OF FIRST NATIONAL BANCORP RECEIVED BY ANY PERSON UPON CONSUMMATION OF THE MERGER AND NO PERSON IS AUTHORIZED TO MAKE ANY USE OF THIS
PROXY STATEMENT IN CONNECTION WITH ANY SUCH RESALE.

ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT WITH RESPECT TO FIRST NATIONAL BANCORP AND ITS SUBSIDIARIES WAS SUPPLIED BY THOSE ENTITIES, AND ALL INFORMATION WITH RESPECT TO BARROW BANCSHARES, INC. AND ITS SUBSIDIARY WAS SUPPLIED BY BARROW BANCSHARES, INC.

THE DATE OF THIS PROXY STATEMENT IS _____________, 1994.

                       AVAILABLE INFORMATION


   First National Bancorp is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information filed by First National Bancorp can be inspected and copied at the public reference facilities maintained by the Commission at the Commission's office at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices in New York (75 Park Place, 14th Floor, New York, New York 10007) and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511). Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

   Additional information regarding First National Bancorp and the shares of common stock offered hereby is contained in the Registration Statement and the exhibits relating thereto filed with the Commission under the Securities Act of 1933, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission at prescribed rates. This Proxy Statement does not contain all of the information set forth in the Registration Statement and exhibits thereto which First National Bancorp has filed with the Commission under the Securities Act of 1933 and to which reference is hereby made for further information with respect to First National Bancorp and the securities offered hereby.

   The common stock of First National Bancorp, $1.00 par value per share, is listed on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") and reports and other information concerning First National Bancorp can be inspected at the offices of NASDAQ at NASDAQ Reports Section, 3rd Floor, 1735 K
Street, N.W., Washington, D.C. 20006.


                    INCORPORATION BY REFERENCE


THIS PROSPECTUS INCORPORATES DOCUMENTS OR PARTS OF DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. UPON WRITTEN OR ORAL REQUEST OF ANY PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, FIRST NATIONAL BANCORP WILL PROMPTLY FURNISH TO SUCH PERSON, WITHOUT CHARGE, A COPY OF ANY AND ALL INFORMATION THAT HAS BEEN INCORPORATED BY REFERENCE HEREIN. SUCH REQUESTS SHOULD BE DIRECTED TO C. TALMADGE GARRISON, SECRETARY, P.O. DRAWER 937, GAINESVILLE, GEORGIA 30503 (404-503-2104). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY ________, ________, 1994.

                         PROXY STATEMENT
                        TABLE OF CONTENTS


INTRODUCTION . . . . . . . . . . . . . . . . . . . . . . . .   1

     Recent Merger of
       First Bancorp . . . . . . . . . . . . . . . . . . . .   3

SUMMARY OF REORGANIZATION. . . . . . . . . . . . . . . . . .   3

     Terms of the Agreement of Reorganization
       and Plan of Merger. . . . . . . . . . . . . . . . . .   4
     Business of the Parties to the
       Reorganization. . . . . . . . . . . . . . . . . . . .   4
     Reasons for the Reorganization; Recommendation
       of Board of Directors . . . . . . . . . . . . . . . .   4
     Operations of Bank and First
       Bancorp after Reorganization. . . . . . . . . . . . .   5
     Regulatory Approval Required. . . . . . . . . . . . . .   5
     Vote Required to Approve Merger . . . . . . . . . . . .   5
     Rights of Dissenting Shareholders . . . . . . . . . . .   6
     Conversion of Barrow Bancshares Stock . . . . . . . . .   6
     Right of Termination of the Reorganization
       Plan . . .. . . . . . . . . . . . . . . . . . . . . .   6
     Effect of Reorganization on Barrow Bancshares
       Shareholders. . . . . . . . . . . . . . . . . . . . .   7
     Tax Consequences. . . . . . . . . . . . . . . . . . . .   7
     Accounting Treatment. . . . . . . . . . . . . . . . . .   7
     Expenses of Solicitation and Reorganization . . . . . .   7

PER SHARE INFORMATION. . . . . . . . . . . . . . . . . . . .   8

MARKET AND STOCK PRICE INFORMATION . . . . . . . . . . . . .  10

     First Bancorp . . . . . . . . . . . . . . . . . . . . .  10
     Barrow Bancshares . . . . . . . . . . . . . . . . . . .  10
     Comparison of Stock Prices. . . . . . . . . . . . . . .  11

FIRST BANCORP AND BARROW BANCSHARES PRO
  FORMA CONDENSED COMBINED BALANCE SHEET INFORMATION
  (UNAUDITED). . . . . . . . . . . . . . . . . . . . . . . .  12

FIRST BANCORP AND BARROW BANCSHARES
 PRO FORMA CONDENSED COMBINED STATEMENTS OF
  INCOME (UNAUDITED) . . . . . . . . . . . . . . . . . . . .  13

BARROW BANCSHARES
  SELECTED FINANCIAL DATA
  (UNAUDITED). . . . . . . . . . . . . . . . . . . . . . . .  14

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE  . . . . . .  15

BARROW BANCSHARES SHAREHOLDERS . . . . . . . . . . . . . . .

     Principal Shareholders. . . . . . . . . . . . . . . . .
     Shares of Management. . . . . . . . . . . . . . . . . .

MANAGEMENT OF FIRST NATIONAL BANCORP . . . . . . . . . . . .

THE PROPOSED REORGANIZATION. . . . . . . . . . . . . . . . .

     The Agreement of Reorganization and Plan
       of Merger . . . . . . . . . . . . . . . . . . . . . .
     Description of the Reorganization . . . . . . . . . . .
     Reasons for the Reorganization; Recommendation
       of Board of Directors . . . . . . . . . . . . . . . .
     Conversion of Barrow Bancshares Stock . . . . . . . . .
     Fractional Shares . . . . . . . . . . . . . . . . . . .
     Manner of Surrendering Barrow
       Bancshares stock. . . . . . . . . . . . . . . . . . .
     Issuance of First Bancorp Shares. . . . . . . . . . . .
     Source of Funds . . . . . . . . . . . . . . . . . . . .
     Shareholder Approval. . . . . . . . . . . . . . . . . .
     Conditions of Certain Obligations of
       Barrow Bancshares . . . . . . . . . . . . . . . . . .
     Conditions of Certain Obligations of
       First Bancorp . . . . . . . . . . . . . . . . . . . .
     Conditions of Certain Obligations of Both
       First Bancorp and Barrow Bancshares . . . . . . . . .
     Accounting Treatment. . . . . . . . . . . . . . . . . .

EFFECT OF REORGANIZATION ON
SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . . .

     Preemptive Rights . . . . . . . . . . . . . . . . . . .
     Cumulative Voting Rights. . . . . . . . . . . . . . . .
     Limitations of Liability of Directors;
       Indemnification of Directors, Officers
       and Employees . . . . . . . . . . . . . . . . . . . .
     Dividend Restrictions . . . . . . . . . . . . . . . . .
     Shareholder Voting Rights . . . . . . . . . . . . . . .
     Right of First Bancorp and Barrow Bancshares
       to Acquire their Own Shares . . . . . . . . . . . . .
     Rights of Dissent and Appraisal . . . . . . . . . . . .
     State Taxation of Shares of Stock . . . . . . . . . . .
     Authorized Capital Stock. . . . . . . . . . . . . . . .
     Certain Restrictions on Transfer. . . . . . . . . . . .
     Restrictions on Stock of Both Companies . . . . . . . .
     Commitments to Subsidiary Banks
       by First Bancorp. . . . . . . . . . . . . . . . . . .
     Federal Deposit Insurance Corporation
       Improvement Act of 1991 . . . . . . . . . . . . . . .
     Recent State Banking Legislation. . . . . . . . . . . .

RIGHTS OF DISSENTING
SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . . .

FEDERAL INCOME TAX
CONSEQUENCES . . . . . . . . . . . . . . . . . . . . . . . .

DESCRIPTION OF
STOCK . . . . . . . .  . . . . . . . . . . . . . . . . . . .

     First Bancorp . . . . . . . . . . . . . . . . . . . . .
     Barrow Bancshares . . . . . . . . . . . . . . . . . . .

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . .

LEGAL OPINION. . . . . . . . . . . . . . . . . . . . . . . .

INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . .

OTHER BUSINESS. . . .  . . . . . . . . . . . . . . . . . . .

ADDITIONAL INFORMATION . . . . . . . . . . . . . . . . . . .

BARROW BANCSHARES, INC.
 AND SUBSIDIARY CONSOLIDATED FINANCIAL
 STATEMENTS. . . . . . . . . . . . . . . . . . . . . . . . .  F-1

BARROW BANCSHARES MANAGEMENT'S DISCUSSION AND
  ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1993,
  1992, AND 1991 . . . . . . . . . . . . . . . . . . . . . .  F-

BARROW BANCSHARES MANAGEMENT'S DISCUSSION AND
  ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS FOR THE THREE MONTH PERIODS ENDED
  MARCH 31, 1994 AND 1993  . . . . . . . . . . . . . . . . .  F-_

APPENDIX A -

     Agreement of Reorganization and Plan
       of Merger . . . . . . . . . . . . . . . . . . . . . .  A-1

APPENDIX B -

     Article 13 of the Georgia Business
     Corporation Code relating to rights of
     dissenting shareholders . . . . . . . . . . . . . . . .  B-1

                         PROXY STATEMENT

                               FOR

               SPECIAL MEETING OF SHAREHOLDERS OF

                     BARROW BANCSHARES, INC.
                   TO BE HELD __________, 1994




                          INTRODUCTION


     This Proxy Statement is furnished in connection with THE SOLICITATION BY THE BOARD OF DIRECTORS OF BARROW BANCSHARES, INC. of proxies for use at the special meeting of the shareholders of the company to be held at 10:00 A.M. on _______, 1994, at the Barrow Bank & Trust Company, 209 North Broad Street, Winder, Georgia. The approximate date of the mailing of this Proxy Statement to shareholders was ________, 1994.

     At the special meeting, shareholders will vote whether to approve the Agreement of Reorganization and Plan of Merger (the "Reorganization Plan"). A copy of the Reorganization Plan is attached hereto as Appendix A. Under the Reorganization Plan, Barrow Bancshares, Inc. ("Barrow Bancshares") will be merged with and into First National Bancorp ("First Bancorp") with First Bancorp being the survivor in the merger and with First Bancorp thereby acquiring 100% of the outstanding shares of the common stock of the Barrow Bank & Trust Company ("Bank"), Winder, Georgia. In the reorganization, each outstanding share of common stock of Barrow Bancshares will be converted by exchange into 1.37 shares of common stock of First Bancorp. No fractional shares will be issued, and, if necessary, a cash payment in lieu of fractional shares will be made by First Bancorp.

     As of April 15, 1994, Barrow Bancshares had authorized 2,000,000 shares of common stock, with 379,757 shares issued and outstanding to approximately 420 shareholders. This constitutes Barrow Bancshares' only class of stock under which shares are issued and outstanding, with each share entitled to notice of and to one vote at the Barrow Bancshares meeting or any adjournment thereof. As of April 15, 1994, Barrow Bancshares also has outstanding employee stock options to purchase 1,088 shares, all of which are to be exercised prior to consummation of the proposed merger. Only the Barrow Bancshares shareholders of record at the close of business on ________, 1994, will be entitled to notice of and to vote at the special meeting or any adjournment thereof.

     As of April 18, 1994, First Bancorp had authorized 30,000,000 shares of common stock, with 15,892,903 shares issued and outstanding to approximately 7,000 shareholders (including approximately 2,200 beneficial owners of shares held by nominees). This constitutes First Bancorp's only class of stock, with each share entitled to one vote, except in the case of election of directors, in which event shareholders have cumulative voting rights.

     Any proxy given by shareholders of Barrow Bancshares pursuant to this solicitation may be revoked at any time before it is voted by so notifying the President of Barrow Bancshares in writing prior to the meeting or by appearance at the meeting and requesting the right to vote in person, without compliance with any other formalities.

     If the proxy is properly signed and returned by a Barrow Bancshares shareholder and is not revoked, it will be voted at the meeting in the manner specified therein. If a shareholder does not specify how the proxy is to be voted, the proxy will be voted in accordance with the recommendations of management in favor of the Reorganization Plan.

     Barrow Bancshares and First Bancorp will each pay its own expenses incurred in connection with this solicitation, including the fees and expenses of legal counsel and independent auditors and the printing and filing costs incurred in connection with this Proxy Statement. In addition to solicitation by mail, directors, officers and regular employees of Barrow Bancshares may solicit proxies by telephone, telegram or personal interview, for which they will receive no compensation in addition to their regular salaries.

     The principal executive offices of Barrow Bancshares are located at 209 North Broad Street, Winder, Georgia 30680, and the telephone number at that address is (404) 867-5329. The principal executive offices of First Bancorp are located at 303 Jesse Jewell Parkway, Suite 700, Post Office Drawer 937, Gainesville, Georgia 30503, and the telephone number at that address is (404) 503-2000.

     First Bancorp, a Georgia corporation, is a multi-bank holding company formed in 1981 and subject to regulation by the Board of Governors of the Federal Reserve System, the Georgia Department of Banking and Finance and the Securities and Exchange Commission. At the time of First Bancorp's formation, The First National Bank of Gainesville ("FNBG") became a wholly-owned subsidiary of First Bancorp. FNBG, which was formed in 1889 as a national banking association, operates a full service banking, mortgage banking and trust business in Hall County, Georgia, with a main office, six full service branches and two stand-alone automated teller machine locations. The First National Bank of Habersham ("FNBH") became a wholly-owned subsidiary of First Bancorp in September, 1982. FNBH, which was formed in 1909, operates a full service banking business in Habersham County, Georgia, with a main office and two full service branches. Granite City Bank ("GCB") became a wholly-owned subsidiary of First Bancorp in August 1984. GCB, which was formed in 1928, operates a full service banking business in Elbert County, Georgia, with a main office and two full service branches. Bank of Clayton ("BOC") became a wholly-owned subsidiary of First Bancorp in October 1984. BOC, which was formed in 1904, operates a full service banking business in Rabun County, Georgia, with a main office and one full service branch. First National Bank of White County ("FNBW") (formerly The Peoples Bank) in Cleveland, Georgia, became a wholly-owned subsidiary of First Bancorp in September, 1985. FNBW, which was formed in 1941 (as The Peoples Bank), operates a full service banking business in White County, Georgia, with a main office in Cleveland, Georgia and one full service branch in Helen, Georgia. In 1986, FNBW, formerly a Georgia state banking institution, was converted to a national bank, and its name was changed to First National Bank of White County. First National Bank of Jackson County ("FNBJ") in Jefferson, Georgia, became a wholly-owned subsidiary of First Bancorp in March 1986. FNBJ, which was formed in 1908, operates a full service banking business in Jackson County, Georgia with a main office in Jefferson, Georgia and one full service branch in Commerce, Georgia. The Citizens Bank of Toccoa, Georgia ("CBT") became a wholly-owned subsidiary of First Bancorp in December, 1986. CBT, which was formed in 1951, operates a full service banking business in Stephens County, Georgia with a main office and one full service branch in Toccoa, Georgia. The Bank of Banks County ("BBC") became a wholly-owned subsidiary of First Bancorp in June, 1987. BBC, which was formed in 1974, operates a full service banking business in Banks County, Georgia with the main office in Homer, Georgia and two full-service branches. First National Bank of Gilmer County ("FNBGC") (formerly First State Bank of Gilmer County) became a wholly-owned subsidiary of First Bancorp in December, 1987. FNBGC, which was formed in 1973 (as First State Bank of Gilmer County), operates a full service banking business in Gilmer County, Georgia, with a main office in Ellijay, Georgia and one limited-service branch in East Ellijay, Georgia. On January 1, 1991, FNBGC, formerly a Georgia state banking institution, was converted to a national bank, and its name was changed to First National Bank of Gilmer County. On April 12, 1989 The Peoples Bank of Forsyth County ("PBF") became a wholly-owned subsidiary of First Bancorp. PBF is a state banking association, formed in December, 1983, which operates a full-service banking business in Forsyth County, Georgia, with a main office and two full service branches. Pickens County Bank ("PCB") became a wholly-owned subsidiary of First Bancorp on June 30, 1989. PCB, which was formed in 1976, operates a full service banking business in Pickens County, Georgia, with its main office located in Jasper, Georgia. First National Bank of Paulding County ("FNBPC") became a wholly-owned subsidiary of First Bancorp on January 30, 1992. FNBPC, which was formed in 1922, operates a full service banking business in Paulding County, Georgia, with its main office located in Dallas, Georgia and with four full service branches, one limited service branch and one stand alone ATM facility. The Citizens Bank, Ball Ground, Georgia ("CBBG") became a wholly-owned subsidiary of First Bancorp on October 30, 1992. CBBG, which was formed in 1926, operates a full service banking business in Cherokee County, Georgia, with its main office located in Ball Ground, Georgia and with three full service branches. The Bank of Villa Rica ("VRB"), Villa Rica, Georgia, became a wholly-owned subsidiary of First Bancorp on May 31, 1993. VRB, which was formed in 1899, operates a full service banking business in Carroll County, Georgia, with its only office located in Villa Rica, Georgia. The Community Bank of Carrollton ("CBC") became a wholly-owned subsidiary of First Bancorp on August 31, 1993. CBC, which was formed in 1987, operates a full service banking business in Carroll County, Georgia, with its only office located in Carrollton, Georgia. The Commercial Bank, Douglasville, Georgia ("CBD") became a wholly-owned subsidiary of First Bancorp on February 28, 1994. CBD, which was formed in 1928, operates a full service banking business in Douglas County, with its main office in Douglasville, Georgia and with four full service branches and four limited service branches.

     Barrow Bancshares was incorporated in 1989 and became a one bank holding company shortly thereafter. Barrow Bancshares currently holds all the shares of the Bank. The Bank is a state banking association, formed in 1989, which operates a full-service banking business in Barrow County, Georgia. The main office of the Bank is located at 209 North Broad Street, Winder, Georgia, and the building, containing approximately 14,500 square feet of useable office and banking space, is owned by the Bank. The Bank has one branch, which is located in Auburn, Georgia. From these offices in Barrow County, the Bank carries on a full-service banking business including making secured and unsecured loans to finance commercial and personal transactions, accepting deposits, and providing checking and savings accounts primarily for businesses and residents of Barrow County. The Bank had approximately 32 employees (9 of whom were officers) as of December 31, 1993.

Recent Merger of First Bancorp

     First Bancorp on February 28, 1994 acquired by merger with Metro Bancorp, Inc. ("Metro") The Commercial Bank, Douglasville, Georgia ("Commercial Bank"), through the exchange of .20 shares of First Bancorp stock for each of 1,332,209 shares of Metro common stock and $4.00 in cash for each of 62,418 shares of Metro common stock. In the merger First Bancorp also paid $2,475,000 for all of the Metro Series A preferred stock and $1,812,500 for all of the Metro Series 1992 preferred stock. The Metro common shareholders are also entitled to be paid additional consideration (not to exceed $1.00 in value per Metro common share) for their stock in the event certain classified loans are upgraded or collected. At December 31, 1993, total assets of Commercial Bank were $140 million, and deposits were $133 million. Commercial Bank had net loss of $1,639,000 for its fiscal year ended December 31, 1993.

                    SUMMARY OF REORGANIZATION


     The following is a summary of certain features of the proposed reorganization, which is qualified in its entirety by reference to the Agreement of Reorganization and Plan of Merger (the "Reorganization Plan") attached hereto as Appendix A and to the other textual information and financial data set forth elsewhere in this Proxy Statement.

Terms of the Agreement of Reorganization and Plan of Merger

     Pursuant to the Reorganization Plan, Barrow Bancshares will be merged with and into First Bancorp in a statutory merger, with First Bancorp being the surviving corporation in the merger under its charter and name. The Bank will thereafter be operated as a wholly-owned subsidiary of First Bancorp, and Barrow Bancshares will cease to exist. As a result of the merger, each outstanding share of common stock of Barrow Bancshares (other than shares held by dissenters) will be converted into 1.37 shares of common stock of First Bancorp.

Business of the Parties to the Reorganization

     First Bancorp currently is a multi-bank holding company with its subsidiaries being The First National Bank of Gainesville, First National Bank of Habersham, Granite City Bank in Elberton, Georgia, Bank of Clayton, First National Bank of White County, First National Bank of Jackson County, The Citizens Bank in Toccoa, Georgia, Bank of Banks County, First National Bank of Gilmer County, The Peoples Bank of Forsyth County, Pickens County Bank, and First National Bank of Paulding County, the Citizens Bank, Ball Ground, Georgia, the Bank of Villa Rica, the Community Bank of Carrollton, and The Commercial Bank, Douglasville, Georgia.

     First Bancorp is not engaged in any business other than normal banking and mortgage banking services provided through its subsidiaries.

     Through its subsidiaries, First Bancorp operates a full-service banking business in Hall County, Habersham County, Elbert County, Rabun County, White County, Jackson County, Stephens County, Banks County, Gilmer County, Forsyth County, Pickens County, Paulding County, Cherokee County, Carroll County, and Douglas County, Georgia. These First Bancorp subsidiaries provide such customary banking services as checking and savings accounts, various other types of time deposits, safe deposit facilities and money transfers. They also finance commercial and personal transactions by making secured and unsecured loans. Through The First National Bank of Gainesville, First Bancorp performs corporate, employee benefit and personal trust services and provides other financial services to its customers, including permanent residential mortgage loan financing. The First National Bank of Gainesville engages in various mortgage banking activities through a division called The Mortgage Source. The First National Bank of Gainesville also provides data processing services for banking applications to other banks in the area and services mortgage loans which are owned by certain outside investors.

     Barrow Bancshares is a bank holding company with one wholly-owned subsidiary, the Bank. The Bank operates a full-service banking business in Barrow County, Georgia. The Bank provides such customary banking services as checking and savings accounts, various other types of time deposits, safe deposit facilities and money transfers. It also finances commercial and personal transactions by making secured and unsecured loans and provides other financial services to its customers.

Reasons for the Reorganization; Recommendation of Board of Directors

     The Board of Directors of Barrow Bancshares has approved the Reorganization Plan and recommends that the shareholders of Barrow Bancshares vote in favor of its approval.

     In deciding to approve and recommend the Reorganization Plan, the Board of Directors concluded that the Reorganization Plan offered shareholders of Barrow Bancshares the opportunity to exchange, at an equitable exchange ratio and on a tax-free basis, their current equity investment for a more liquid investment in a larger, more geographically diversified company, whose business philosophy and financial and managerial resources should allow for continued enhancement of shareholder value. See "THE PROPOSED REORGANIZATION - Reasons for the Reorganization; Recommendation of Board of Directors." No independent appraisal or opinion was obtained by the Board of Directors of Barrow Bancshares in determining or assessing the fairness of the exchange ratio utilized under the Reorganization Plan.

Operations of Bank and First Bancorp after Reorganization

     If the reorganization is consummated, Barrow Bancshares will no longer exist as a separate corporation, and the Bank will become a subsidiary of First Bancorp and will continue to operate as a banking association and to engage in substantially the same business and activities in which the Bank is presently engaged. It is contemplated that, at the time of consummation, the officers and directors of the Bank will remain those who are currently serving except that a management representative of First Bancorp will be appointed to serve as a director of the Bank.

     If the Reorganization Plan is consummated, the merger would have the following effect on the balance sheet, income, and shares outstanding of First Bancorp. The information presented is provided on a pro forma basis based upon the December 31, 1993, consolidated financial statements of Barrow Bancshares and of First Bancorp (including the acquisition of The Commercial Bank, Douglasville, Georgia, which became a subsidiary on February 28,
1994). Total assets of First Bancorp would increase to approximately $2.3 billion on a pro forma basis due to the addition of the assets of Barrow Bancshares and its subsidiary; the Bank's assets would be approximately 2.4% of the total assets of First Bancorp after the merger. Total deposits of subsidiaries of First Bancorp would increase to approximately $1.9 billion on a pro forma basis due to the addition of the deposits of the Bank; the Bank's deposits would be approximately 2.5% of the total deposits of First
Bancorp after the merger.  The maximum number   of First Bancorp
shares outstanding would increase to approximately 16,320,000 shares due to the projected 521,757 shares which would be issued to Barrow Bancshares shareholders in the merger; the 521,757 shares would be approximately 3.2% of outstanding shares of First Bancorp after the merger. The projections of number of shares assume that no Barrow Bancshares shareholders dissent from the merger and that 100% of the shares of Barrow Bancshares are exchanged for First Bancorp common stock. See "THE PROPOSED REORGANIZATION."

     It is First Bancorp's intent that the board of directors of the Bank operate as a board mostly made up of directors who are members of the local community. First Bancorp will continue to be operated as a bank holding company under the Federal Bank Holding Company Act of 1956, as amended, and the bank holding company laws of Georgia, and as a reporting company under the Federal Securities Exchange Act of 1934.

Regulatory Approval Required

     The merger is subject to the approval of the Georgia Department of Banking and Finance and the Board of Governors of the Federal Reserve System. Applications for those approvals have been filed with these agencies. As of this time, no formal action has been taken by either of the agencies to approve or disapprove the transactions. If preliminary approval is granted, final approval will be subject to, among other things, the approval of the shareholders of Barrow Bancshares.

Vote Required to Approve Merger

     The affirmative vote of a majority (190,423 shares) of the outstanding shares of Barrow Bancshares common stock entitled to vote at the special shareholders meeting is required for approval of the Reorganization Plan. Barrow Bancshares directors, executive officers, and their affiliates own approximately 44.5% (169,459 shares) of the outstanding shares of Barrow Bancshares. The Board of Directors of Barrow Bancshares has approved the Reorganization Plan by the unanimous affirmative vote of the directors and recommends that shareholders vote in favor of approval. Each director has also agreed, in a letter agreement with First Bancorp, to vote his shares in favor of approval of the Reorganization Plan. The enclosed proxy, if properly executed, duly returned and not revoked, will be voted in accordance with the instructions contained therein. If no instructions are given, properly executed and returned proxies will be voted in favor of the Reorganization Plan.

     No vote is required by the shareholders of First Bancorp to carry out the merger; First Bancorp directors, executive officers and their affiliates (in regard to which they do not disclaim beneficial ownership of shares) own approximately 16% of the outstanding stock of First Bancorp.

Rights of Dissenting Shareholders

     If the reorganization is consummated, shareholders of Barrow Bancshares who dissent are entitled under Article 13 of the Georgia Business Corporation Code, and upon compliance with the notice provisions referred to therein, to receive in cash the value of their shares. Any shareholder desiring to dissent must deliver to Barrow Bancshares prior to or at the special shareholders meeting before the vote is taken a written notice that he intends to demand payment of the fair value of his shares if the Reorganization Plan is approved. In addition, a dissenting shareholder must abstain from voting or must vote against the Reorganization Plan. If the Reorganization Plan is approved, Barrow Bancshares must send a written dissenters' notice to dissenting shareholders no later than ten (10) days after the merger is effectuated. The dissenters' notice must state where and when the payment demand required of dissenting shareholders must be sent and where and when stock certificates must be deposited. The date by which Barrow Bancshares must receive the payment demand may not be fewer than thirty (30) nor more than sixty (60) days after the date the dissenters' notice is sent. A dissenting shareholder sent the dissenters' notice must send Barrow Bancshares the written payment demand and deposit his stock certificates with Barrow Bancshares in accordance with the terms of the dissenters' notice. See "RIGHTS OF DISSENTING SHAREHOLDERS."

Conversion of Barrow Bancshares Stock

     As a result of the merger, each outstanding share of common stock of Barrow Bancshares (other than shares held by dissenters) will be converted into 1.37 shares of common stock of First Bancorp. Fractional shares of First Bancorp common stock will not be issued in the merger. Any Barrow Bancshares shareholder who would be entitled to a fraction of a First Bancorp share shall receive a cash payment in lieu of such fractional share in an amount determined by multiplying the fraction of a share he would otherwise be entitled to receive by $20.50.

Right of Termination of the Reorganization Plan

     The obligations of First Bancorp to consummate and effect the merger contemplated by the Reorganization Plan are subject to the satisfaction of certain conditions. These conditions are fully described in Paragraph 9 of the Reorganization Plan attached hereto as Appendix A. The conditions include, but are not necessarily limited to, certain representations of Barrow Bancshares being true; no material adverse financial changes in Barrow Bancshares or its subsidiary; and that the transaction will qualify to be accounted for using the "pooling of interests" method of accounting. See the Reorganization Plan for the full text of these conditions. See also "THE PROPOSED REORGANIZATION - Conditions of Certain Obligations of First Bancorp."

     The obligations of Barrow Bancshares to consummate and effect the merger contemplated by the Reorganization Plan are subject to the satisfaction of certain conditions. These conditions are fully described in Paragraph 8 of the Reorganization Plan attached hereto as Appendix A. The conditions include, but are not necessarily limited to, certain representations of First Bancorp being true; no material adverse financial changes in First Bancorp; and receipt of an opinion of Stewart, Melvin & House, attorneys-at-law, regarding certain tax consequences of the reorganization. An additional condition is that the average selling price of First Bancorp shares over a fifteen (15) trading day period ending on the Friday immediately preceding the scheduled date of the Barrow Bancshares shareholders meeting not be less than $18.00. In the event of the failure of the latter condition relating to the First Bancorp stock price, the Board of Directors of Barrow Bancshares, at its option, will have the right to attempt to renegotiate the exchange ratio in the merger, to terminate the Reorganization Plan or to proceed with the Reorganization Plan without modification. See Reorganization Plan for the full text of these conditions. See also "THE PROPOSED REORGANIZATION - Conditions of Certain Obligations of Barrow Bancshares."

     The obligations of First Bancorp and Barrow Bancshares under the Reorganization Plan are, at the option of either of them, subject to the satisfaction of certain conditions. These conditions are fully described in Paragraph 10 of the Reorganization Plan attached as Appendix A. The conditions include, but are not necessarily limited to, Barrow Bancshares shareholder approval; satisfaction of all laws, regulations and directives; and the stock of First Bancorp being the subject of an effective registration statement under the Federal Securities Act of 1933. See "THE PROPOSED REORGANIZATION-Conditions of Certain Obligations of Both First Bancorp and Barrow Bancshares."

     The Reorganization Plan may be terminated based on the failure of the conditions referred to in the Reorganization Plan, or the failure to consummate the proposed reorganization due to no fault of the terminating party by August 31, 1994.

Effect of Reorganization on Barrow Bancshares Shareholders

     If the reorganization is consummated, the holders of the common stock of Barrow Bancshares will become holders of First Bancorp common stock through a stock exchange in a statutory merger as outlined in the Reorganization Plan. For a comparison of rights of the shareholders of Barrow Bancshares and First Bancorp and the effect of receiving cash in the Reorganization, please refer to the sections entitled "EFFECT OF REORGANIZATION ON SHAREHOLDERS" and "FEDERAL INCOME TAX CONSEQUENCES."

Tax Consequences

     Consummation of the merger is conditioned on Barrow Bancshares and First Bancorp receiving an opinion from Stewart, Melvin & House, general counsel to First Bancorp, to the effect that, under applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), no gain or loss will be recognized for Federal income tax purposes by Barrow Bancshares, First Bancorp, or the shareholders of Barrow Bancshares who receive stock of First Bancorp in connection with the proposed merger (except in connection with any cash received in lieu of a fractional share) and to the effect that the merger qualifies as a "reorganization" under Section 368 of the Code.

     Assuming the merger so qualifies for Federal income tax purposes, (i) a Barrow Bancshares shareholder who receives only shares of First Bancorp common stock (and cash in lieu of a fractional share) in the merger will recognize no gain or loss (except in connection with any such cash received in lieu of a fractional share); and (ii) a Barrow Bancshares shareholder who dissents and receives only cash in the merger will recognize gain or loss with respect to Barrow Bancshares shares surrendered, subject to the provisions and limitations of Section 302 of the Code, including the constructive ownership rules of Section 318 of the Code. Any gain recognized will be taxable either as a dividend or as capital gain, as discussed herein. The election to exchange shares for First Bancorp common stock or the election to dissent and receive cash will affect the tax consequences of the merger to a Barrow Bancshares shareholder. If the merger qualifies as a
Section 368 reorganization, neither First Bancorp nor Barrow Bancshares will recognize gain or loss as a result of the merger. EACH HOLDER OF BARROW BANCSHARES SHARES SHOULD CONSULT HIS OWN TAX ADVISOR CONCERNING THE TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER. See "FEDERAL INCOME TAX CONSEQUENCES."

Accounting Treatment

     If the proposed reorganization is consummated, it is contemplated that the acquisition will be accounted for by First
Bancorp using the "pooling of interests" method of accounting.

Expenses of Solicitation and Reorganization

     First Bancorp and Barrow Bancshares will each pay its own expenses in connection with this solicitation and the transactions contemplated by the Reorganization Plan including all fees and expenses of its respective legal counsel and independent auditors. See the Reorganization Plan attached hereto as Appendix "A".

                      PER SHARE INFORMATION

     The following table sets forth at the dates and for the periods indicated historical, pro forma, and equivalent per share information with respect to book value, net income and cash dividends declared on First Bancorp and Barrow Bancshares common stock. The pro forma and equivalent per share information gives effect to the proposed acquisition of Barrow Bancshares under the pooling of interests method of accounting. In presenting pro forma and equivalent per share amounts, First Bancorp data reflects one share of Barrow Bancshares common stock as 1.37 shares of First
Bancorp common stock for each of the 380,845 shares (379,757 shares presently outstanding and 1,088 shares to be issued pursuant to options) of Barrow Bancshares common stock. The pro forma and equivalent share information assumes that Barrow Bancshares shareholders exchange
100% of their shares for First Bancorp stock. Pro Forma and equivalent share information is also included giving effect to First Bancorp's 1994 acquisition of Metro Bancorp, Inc., accounted for as a purchase. This table should be read in conjunction with the financial statements of the organizations and the pro forma condensed combined balance sheet and statements of income information appearing elsewhere in this Proxy Statement or incorporated herein by reference.

                                                         Cash
                                                      Dividends
                             Book Value   Net Income   Declared
                             Per Share    Per Share   Per Share1


HISTORICAL:

First Bancorp
At or for the fiscal year
  ended December 31, 1993    $ 13.69      $ 1.69      $  0.705

At or for the fiscal year
  ended December 31, 1992      12.43        1.51         0.64

At or for the fiscal year
  ended December 31, 1991      11.51        1.34         0.55

At or for the three-month
period ended March 31, 1994    13.71        0.40         0.19

[Table continued on Next Page]


      1 The primary source of funds of First Bancorp to pay stockholder dividends is dividends from its subsidiary banks. The subsidiary banks are subject to certain statutory and regulatory restrictions regarding the payment of dividends. For a discussion of such restrictions, see Note 14 to consolidated financial statements on page 52 of First Bancorp's 1993 Annual Report to Shareholders.

                                                         Cash
                                                      Dividends
                             Book Value   Net Income   Declared
                             Per Share    Per Share   Per Share1


HISTORICAL (CONT'D):

Barrow Bancshares
At or for the fiscal year
  ended December 31, 1993    $ 15.09      $ 2.04      $  0.34

At or for the fiscal year
  ended December 31, 1992      13.38        1.63         0.30

At or for the fiscal year
  ended December 31, 1991      12.03        1.10         0.25

At or for the three-month
period ended March 31, 1994    15.52        0.43          --

PRO FORMA:

First Bancorp

At or for the fiscal year
  ended December 31, 1993    $ 13.58      $ 1.68        N/A

At or for the fiscal year
  ended December 31, 1992      12.31        1.49        N/A

At or for the fiscal year
  ended December 31, 1991      11.39        1.32        N/A

At or for the three-month
period ended March 31, 1994    13.63        0.38        N/A

[Table Continued on Next Page]

     1    The primary source of funds of Barrow Bancshares to pay
stockholder dividends is dividends received from the Bank. The Bank is subject to certain statutory and regulatory restrictions regarding the payment of dividends. For a discussion of such restrictions, see Note 10 to consolidated financial statements of Barrow Bancshares on page F-20 of this Proxy Statement. See "EFFECT OF REORGANIZATION ON SHAREHOLDERS - Dividends Restrictions."

                                                        Cash
                                                     Dividends
                             Book Value   Net Income  Declared
                             Per Share    Per Share  Per Share


EQUIVALENT SHARE INFORMATION:

Barrow Bancshares2
At or for the fiscal year
  ended December 31, 1993    $ 18.77      $ 2.30      $ 0.97

At or for the fiscal year
  ended December 31, 1992      17.06        2.04        0.88

At or for the fiscal year
  ended December 31, 1991      15.80        1.81        0.75

At or for the three-month
period ended March 31, 1994    18.67        0.52        0.26

   2 Equivalent book value and net income per share data for Barrow Bancshares were determined by multiplying pro forma amounts for First Bancorp (including the effect of the 1994 acquisition of Metro Bancorp, Inc., accounted for as a purchase) by the exchange ratio of 1.37. Equivalent dividends per share data for Barrow Bancshares were determined by multiplying historical amounts for First Bancorp by the exchange ratio of 1.37.

               MARKET AND STOCK PRICE INFORMATION

First Bancorp

     The following table sets forth the high and low bid quotations in the over-the-counter market, where First Bancorp's common stock is traded, for the period from January 1, 1992 to December 31, 1993. The quotations are based upon prices quoted electronically through the National Association of Securities Dealers Automatic Quotation System (NASDAQ) and represent quotations between dealers, not actual transactions, and do not include retail mark-ups, mark-downs or commissions. The information regarding First Bancorp has been adjusted for a three-for-two stock split by First Bancorp effected by the distribution on November 16, 1992 of a stock dividend of one share of First Bancorp stock for each two shares outstanding. As of April 18, 1994, there were approximately 4,800 holders of record of First Bancorp common stock, and possibly as many as 7,000 beneficial owners if shareholders who own stock in names of investment firms are considered.

                                      BID PRICES
                                   High         Low
         ________, 1994          $               -

         1994
         1st Quarter               21.75        20.25

         1993

         4th Quarter             $ 20.50      $ 19.00
         3rd Quarter             $ 21.75      $ 19.75
         2nd Quarter             $ 21.00      $ 20.00
         1st Quarter             $ 21.50      $ 17.50

         1992

         4th Quarter             $ 18.00      $ 16.83
         3rd Quarter             $ 17.50      $ 15.50
         2nd Quarter             $ 15.83      $ 15.53
         1st Quarter             $ 15.83      $ 15.50

Barrow Bancshares

         There is no established public trading market for the common stock of Barrow Bancshares. Barrow Bancshares is aware of isolated transactions in its common stock which have occurred during the last two years in the $13.00 to $15.00 per share range. However, there can be no assurance that these transactions reflected bona fide, arm's-length negotiations. There may have been other trades of which Barrow Bancshares is unaware. As of April 15, 1994 there were approximately 420 Barrow Bancshares shareholders.

Comparison of Stock Prices

         A Letter of Intent regarding the acquisition of Barrow Bancshares by First Bancorp was signed on January 14, 1994, with public announcement of the merger proposal being made on January 19, 1994. As of the first business day preceding public announcement, the closing price of First Bancorp stock was $21.00 per share. As previously stated, there is no established trading market for Barrow Bancshares stock, but based on management's best estimate the trading price for Barrow Bancshares stock on the date preceding public announcement of the merger proposal would have been $14.70. Provided below is a table comparing the market values of First Bancorp stock and Barrow Bancshares stock as of the date preceding public announcement of the proposed merger.

                Historical          Historical
                Market              Market Value   Value of Barrow
                Value per           per Barrow     Bancshares Share
                First Bancorp       Bancshares     on Equivalent per
                Share               Share          Share Basis1

As of January   $ 21.00             $ 14.70        $ 28.77
19, 1994


























      1 Equivalent per share value was determined by multiplying the historical market value per First Bancorp share by the exchange ratio of 1.37.

                    FIRST BANCORP AND BARROW BANCSHARES

          Pro Forma Condensed Combined Balance Sheet Information
                                (Unaudited)


First Bancorp has entered into the Reorganization Plan with Barrow Bancshares which, if consummated, would result in the Bank becoming a subsidiary of First Bancorp. Under the Reorganization Plan, the 379,757 outstanding common shares of Barrow Bancshares at March 31, 1994, plus 1,088 shares anticipated to be issued under options, will be exchanged for 521,757 shares of First Bancorp common stock. No cash except for fractional shares, will be offered in the transaction which will be accounted for as a pooling-of-interest. The following unaudited pro forma combined balance sheet information of First Bancorp and subsidiaries at March 31, 1994 gives effect to the proposed acquisition of Barrow Bancshares. The pro forma condensed combined balance sheet should be read in conjunction with the notes to the pro forma financial statements and the separate financial statements and related notes of the respective entities appearing elsewhere or incorporated by reference in this Proxy Statement.

                                        March 31, 1994
                           _________________________________________________
                                                     Barrow
                            First         Barrow    Pro Forma    Pro Forma
                           Bancorp      Bancshares  Adjustments  Combined
                           _________________________________________________
Cash and Due from
  Banks                    $   73,288   $ 3,201        -          $   76,489

Federal funds sold             50,890     1,870        -              52,760
Interest-bearing
  deposits in other
  financial institutions       53,915         -        -              53,915
Investment securities
  available for sale          460,156       205        -             460,361
Investment securities
  held to maturity            141,333    12,006        -             153,339
Loans, net                  1,330,521    35,088        -           1,365,610
Premises and equipment,
  net                          54,789     2,040        -              56,829
Other assets                   81,057       570        -              81,626
                           __________________________________________________
     Total Assets          $2,245,949   $54,980        -          $2,300,929
                           ==================================================

Deposits                   $1,836,775   $48,752        -          $1,885,527
Federal funds purchased,
  securities sold under
  agreement                    89,830                  -              89,830
Long-term debt and other
  liabilities                 101,803       402        -             102,205
                           __________________________________________________
     Total Liabilities     $2,028,408   $49,154        -          $2,077,562
                           __________________________________________________
Common Stock               $   15,870   $ 1,925        -
                                                        522(A)
Common Stock, Adjusted                              (1,925)(A)        16,392
Additional paid-in
  capital                      61,591     2,204       1,337(A)        65,143
Retained earnings             141,670     1,763         -            143,433
Treasury stock                      -       (66)         66(A)            -
Net unrealized holding
  gains (losses) on
  investment securities
  available for sale           (1,590)      -           -            (1,590)
Guarantee of indebtedness
  of employee stock
  ownership plan                   -        -           -
                           __________________________________________________
Total shareholders'
  equity                   $  217,541   $ 5,826           -       $  223,367
                           __________________________________________________

                           __________________________________________________
Total liabilities
  and shareholders'
  equity                   $2,245,949   $54,980         -         $2,300,929
                           ==================================================

               FIRST BANCORP AND BARROW BANCSHARES
                    Pro-Forma Condensed Combined
                  Statements of Income (Unaudited)

The following unaudited pro forma condensed combined statements of income of First Bancorp and subsidiaries for each of the years in the three-year period ended December 31, 1991 and each of the three month periods ended March 31, 1994 and 1993, give effect to its proposed acquisition Barrow Bancshares for 521,757 shares of First Bancorp common stock and the recently completed acquisition of Metro Bancorp on February 28, 1994. The proposed acquisition of Barrow Bancshares will be accounted for as a pooling-of-interests and hence all periods presented reflect combined First Bancorp and Barrow Bancshares data. The acquisition of Metro Bancorp was accounted for using the purchase method of accounting. The following unaudited pro-forma condensed statements of income of First Bancorp and subsidiaries give effect to Bancorp as if Metro Bancorp was acquired on January 1, 1994. The pro-forma condensed combined statements of income should be read in conjunction with the notes to the pro-forma financial statements and separate financial statements and related notes of the respective entities appearing elsewhere or incorporated herein by reference in this Proxy Statement.

                         Three months ended March 31,
____________________________________________________________________________
                              1994                                    1993
___________________________________________________________________   ______
               (amounts are presented in thousands, except per share data)

                                Metro   Restated  Barrow     Pro-
            First     Metro      Pro-     First    Banc-    Forma
           Bancorp   Bancorp    Forma    Bancorp  Shares   Combined
Interest
 income   $ 36,421    1,339    (15)(B)   37,745    1,032     38,777   37,158
Interest
 expense    14,834      630    (65)(B)   15,399      398     15,797   16,013
Net
 interest
 income     21,587      709         50   22,346      634     22,980   21,145

Provision
 for loan
 losses        356      356    -            712       10        722    1,115
Other
 income       6,833     450    -          7,283       63      7,346    7,291

[Table Continued on Next Page]

                         Three months ended March 31,
____________________________________________________________________________
                              1994                                    1993
___________________________________________________________________   ______
               (amounts are presented in thousands, except per share data)

                                Metro   Restated  Barrow     Pro-
            First     Metro      Pro-     First    Banc-    Forma
           Bancorp   Bancorp    Forma    Bancorp  Shares   Combined
Other
 expenses    19,910   1,104       6(C)   21,054      464     21,518   18,966
                                 34(D)
Income
 before
 income
 taxes and
 cumulative
 effect of
 accounting
 change       8,154   (301)         10    7,863      223      8,806    8,355
Income tax
 expense      1,871   -          15(E)    1,886       56      1,942    2,361

Income
 before
 cumulative
 effect of
 accounting
 change       6,283   (301)        (5)    5,977      167      6,144    5,994
Cumulative
 effect of
 accounting
 change      -        -        -         -         -         -           160
Net income
 (loss)   $   6,283   (301)        (5)    5,977      167      6,144    6,154
Net income
 per share based
 on weighted
 average shares
 and common share
 equivalents                                                  $0.38     0.39
Weighted average
 number of outstanding
 shares and common
 share equivalents                                           16,199   15,826

                 FIRST BANCORP AND BARROW BANCSHARES
                       Pro-Forma Condensed Combined
                     Statements of Income (Unaudited)
                                (Continued)

                         Years Ended December 31,
_______________________________________________________________________
                           1993      1992      1991
          ___________________________________________________________
          (amounts are presented in thousands, except per share data)

Interest
 income                  $151,124  156,473   173,964

Interest
 expense                   62,921   74,954    99,467

Net
 interest
 income                    88,203   81,519    74,497

Provision
 for loan
 losses                     2,985   11,284    10,015

Other
 income                    31,877   30,224    26,305

Other
 expenses                  81,182   68,945    63,548

Income
 before
 income
 taxes and
 cumulative
 effect of
 accounting
 change                    35,913   31,514   27,239

Income tax
 expense                    9,419    8,108    6,669

[Table Continued on Next Page]

                         Years Ended December 31,
___________________________________________________________________________
                           1993      1992      1991
          ___________________________________________________________
          (amounts are presented in thousands, except per share data)

Income
 before
 cumulative
 effect of
 accounting
 change                    26,494   23,406    20,570

Cumulative
 effect of
 accounting
 change                       160        -         -
Net income
 (loss)                 $  26,654   23,406    20,570
Net income
 per share based
 on weighted
 average shares
 and common share
 equivalents                 1.68     1.49      1.32

Weighted average
 number of outstanding
 shares and common
 share equivalents         15,883   15,681    15,631

               FIRST BANCORP AND BARROW BANCSHARES
     Notes to Unaudited Pro Forma Condensed Combined Balance Sheet
               Information and Statements of Income

The following notes describe the pro forma adjustments necessary to reflect the proposed acquisition of Barrow Bancshares by First Bancorp and the recently completed acquisition of Metro Bancorp by First Bancorp as if the Metro Bancorp acquisition had taken place on January 1, 1994. For purposes of the pro forma financial information, it has been assumed that all of the 379,757 shares at March 31, 1994, of Barrow Bancshares common stock, plus 1,088 shares anticipated to be issued under options, will be acquired by First Bancorp for 521,757 shares of First Bancorp common stock.
The pro forma financial information does not include any additional First Bancorp stock or cash which First Bancorp may be required to distribute as additional consideration for the Metro Bancorp stock acquired by First Bancorp, as set forth in the Reorganization Plan between First Bancorp and Metro Bancorp.


(A) Reflects the acquisition of the 380,845 outstanding shares (379,757 shares outstanding at March 31, 1994 and 1,088 shares anticipated to be issued under options) of Barrow Bancshares by First Bancorp and the elimination of the common and treasury stock of Barrow Bancshares.

(B) Reflects the net amortization of the discounts applied to Metro Bancorp's investment securities and premiums applied to loans and deposits in adjusting them to approximate fair value, over the estimated average terms of the related investment securities, loans, and deposits.

(C) Reflects the increase in depreciation expense for the write-up of Metro Bancorp's premises and equipment over the estimated average lives of the related assets.

(D) Reflects the amortization of the excess of the purchase price over the net assets acquired of Metro Bancorp over a 20 year period.

(E) Reflects the income tax effect on the adjustments in (B) and (C).

                                     BARROW BANCSHARES

                                  Selected Financial Data
                                        (Unaudited)
          (Amounts are presented in thousands, except per share data and ratios)

                      Three months
                     ended March 31,                 Years ended December 31,
                    _________________   ________________________________________________
                   1994     1993      1993      1992      1991    1990   1989
Net interest
 income            $   634     592     2,641    2,269     1,809   1,405   1,191
Provision for
 loan losses       $    10       0        11      103       145      62      99
Net income         $   167     154       732      576       384     216     232
Net income per
  share            $     0       0      2.04     1.63      1.10    0.63    0.69
Cash dividends
  declared per
  share            $     0       0      0.34     0.30      0.25      --    0.09
Total assets
  (end of period)  $54,980  48,266    54,285   47,398    43,180  34,913  30,041
Total long-term
  debt (end of
  period)          $    89      98        91      100       107     112     117
Total average
  stockholders'
  equity           $ 5,687   4,682     5,031    4,359     3,942   3,652   3,390
Total average
  assets           $54,853  48,046    50,842   45,289    39,047  32,477  24,519
Ratios:
  Net income to
  average assets(1)  1.22%   1.28%     1.44%    1.27%     0.98%   0.67%   0.95%

  Net income
  to average
  stockholders'
  equity (1)        11.75%  13.16%    14.55%   13.21%     9.74%   5.91%   6.84%

  Average
  stockholders'
  equity to
  average assets(1)  9.65%  10.26%     9.90%    9.62%    10.10%  11.24%  13.83%

(1) Ratios for the three months ended March 31, 1994 and 1993 are annualized.

         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     There are hereby incorporated by reference in this Proxy
Statement the following documents and information heretofore filed with the Securities and Exchange Commission:

     1. First Bancorp's annual report on Form 10-K for the year ended December 31, 1993, filed pursuant to the Securities Exchange Act of 1934 (the "Exchange Act").

     2. First Bancorp's quarterly report on Form 10-Q for the quarter ended March 31, 1994 filed pursuant to the Exchange Act.

     3. All other reports of First Bancorp filed with the Commission after December 31, 1993 pursuant to Section
          13(a) or 15 (d) of the Exchange Act.

     4. Consolidated financial statements (including related notes and report of independent auditors), set forth at pages 37 through 56 of First Bancorp's 1993 Annual Report to Shareholders.

     5. Market, Stock Price and Dividend Information, Stock Price Information, and Per Share Dividends and Net Income set forth at page 35 of First Bancorp's 1993 Annual Report to Shareholders.

     6.   Selected Financial Data set forth at page 20 of First
          Bancorp's 1993 Annual Report to Shareholders.

     7. Supplementary Financial Information set forth at Note 18 on page 56 of First Bancorp's 1993 Annual Report to
          Shareholders.

     8.   Management's Discussion and Analysis of Financial
          Condition and Results of Operations and Selected
          Statistical Information set forth at pages 19 through 35 of First Bancorp's 1993 Annual Report to Shareholders.

     9. Information concerning ownership of First Bancorp Stock by certain beneficial owners and management set forth at
          Item 12 of First Bancorp's annual report on Form 10-K for the year ended December 31, 1993 and also set forth on pages 7 through 9 of First Bancorp's 1994 Annual Meeting Proxy Statement.

     10. Information concerning First Bancorp directors and executive officers set forth at Item 10 of First
          Bancorp's annual report on Form 10-K for the year ended
          December 31, 1993 and also set forth on pages 2 through 6 of First Bancorp's 1994 Annual Meeting Proxy Statement.

     11. Information concerning First Bancorp executive officer and director compensation set forth at Item 11 of First Bancorp's annual report on Form 10-K for the year ended December 31, 1993 and also set forth on pages 9 through 18 of First Bancorp's 1994 Annual Meeting Proxy Statement.

     12. Information concerning certain relationships and related transactions relating to First Bancorp set forth at Item 13 of First Bancorp's annual report on Form 10-K for the year ended December 31, 1993 and also set forth on page 19 of First Bancorp's 1994 Annual Meeting Proxy Statement.

     THIS PROXY STATEMENT IS ACCOMPANIED BY FIRST BANCORP'S 1993
ANNUAL REPORT TO SHAREHOLDERS, FIRST BANCORP'S 1994 ANNUAL MEETING PROXY STATEMENT, AND FIRST BANCORP'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED MARCH 31, 1994.

                  BARROW BANCSHARES SHAREHOLDERS


Principal Shareholders

     The following table sets forth the beneficial owners of Barrow Bancshares's only outstanding class of common stock, $1.00 par value, who to Barrow Bancshares' knowledge own beneficially more than five percent (5%) of Barrow Bancshares' outstanding common stock as of April 15, 1994. The table also indicates the number and percentage of total outstanding shares of First Bancorp which such persons would own if they receive 1.37 First Bancorp shares in the reorganization in exchange for each share of their Barrow Bancshares stock, assuming 521,757 shares of First Bancorp common stock will be issued.

                          BARROW BANCSHARES     FIRST BANCORP STOCK
                          COMMON STOCK          AS A RESULT OF MERGER

                          Amount &              Amount &
                          Nature of             Nature of
                          Beneficial Percent    Beneficial   Percent
Name and Address          Ownership  of Class   Ownership    of Class

William H. Whitley1
35 Oak Ridge
Winder, GA  30680         36,489       9.58%    49,989     .30%

W. Leeon Pruett2
P. O. Box 462
Winder, Georgia  30680    35,100       9.22     48,087     .29









     1 Included in the listing above for W. H. Whitley are 15,872 shares held jointly with his wife and 7,179 shares in his wife's name to which he has shared voting and investment power.

      2 Included in the listing above for W. Leeon Pruett are 15,000 shares held jointly with his wife.

Shares of Management

       The directors and officers of Barrow Bancshares and the common stock of Barrow Bancshares beneficially owned by them as of April 15, 1994, are set forth in the following table. The table also indicates the number and percentage of total outstanding shares of First Bancorp which such persons would own if they receive 1.37 First Bancorp shares in the reorganization in exchange for each share of their Barrow Bancshares stock, assuming 521,757 shares of First Bancorp common stock will be issued.

                      BARROW BANCSHARES             FIRST BANCORP STOCK
                      COMMON STOCK                AS A RESULT OF MERGER

                      Number                      Number
                      of Shares                   of Shares
Name and              Beneficially   % of         Beneficially  % of
Office                Owned          Class        Owned         Class

_______________________________________________________________________
W. T. Dunahoo1
Director               12,500         3.28%        17,125       .10%

Dr. Hugh O. Hodges2
Director               14,474         3.80         19,829       .12

David Jackson
Director                7,500         1.97         10,275       .06

James M. Jett3
Director               16,785         4.41         22,995       .14

Ludger W. Lanthier,4
Jr., Director          19,014         4.99         26,049       .16

Thomas M. Limbach
Director               15,000         3.94         20,550       .13

W. Leeon Pruett5
Director, Chairman     35,100         9.22         48,087       .29

[TABLE CONTINUED ON NEXT PAGE]

     1Shares in the listing above for W. T. Dunahoo are all held jointly with his wife to which he has shared voting and investment power.
     2Included in the listing above for Dr. Hugh O. Hodges are 486 shares in his wife's name to which he has shared voting and investment power and 10,000 shares in Family Physicians Pension and Profit Sharing Plans to which he has shared control.
     3Shares in the listing above for James M. Jett are all held jointly with his wife to which he shares voting and investment power.
     4The shares listed above for Ludger W. Lanthier, Jr. include 3,014 shares owned jointly with his wife to which he has shared voting and investment power.
     5Included in the listing above for W. Leeon Pruett are 15,000 shares held jointly with his wife to which he has shared voting and investment power.

                      BARROW BANCSHARES             FIRST BANCORP STOCK
                      COMMON STOCK                AS A RESULT OF MERGER

                      Number                      Number
                      of Shares                   of Shares
Name and              Beneficially   % of         Beneficially   % of
Office                Owned          Class        Owned         Class
W. Michael Strickland
Director                   668         .18            915        .01

W.H. Whitley6
Director, President &
C.E.O.                  36,489        9.58         49,989        .30

Tommy Glenn Thompson7
Executive Vice
President               11,929        3.13         16,342        .10

All Executive Officers
and Directors as a
group                  169,459       44.50        232,158       1.41


   6 Included in the listing above for W. H. Whitley are 15,872 shares held jointly with his wife and 7,179 shares in his wife's name to which he has shared voting and investment power.

     7 Included in this listing above for Tommy Glenn Thompson are 754 shares in his wife's name to which he has shared voting and investment power.


                MANAGEMENT OF FIRST NATIONAL BANCORP


     Information, with respect to each person who will serve as a director or an executive officer of First Bancorp after the consummation of the Reorganization Plan, set forth in First Bancorp's Annual Report on Form 10-K for the year ended December 31, 1993, and also set forth in First Bancorp's 1994 Annual Meeting Proxy Statement, is hereby incorporated herein by reference. A copy of First Bancorp's 1994 Annual Meeting Proxy Statement accompanies this Proxy Statement.

                   THE PROPOSED REORGANIZATION


The Agreement of Reorganization and Plan of Merger

   Reference is made to a copy of the Reorganization Plan set forth in full as Appendix A hereto for a complete statement of terms of the proposed reorganization. The statements contained herein with respect to the Reorganization Plan are qualified in their entirety by reference to Appendix A.

Description of the Reorganization

   The Boards of Directors of First Bancorp and Barrow Bancshares have determined that it is desirable for First Bancorp and Barrow Bancshares to enter into the Reorganization Plan whereby First Bancorp will acquire all of the outstanding shares of Barrow Bancshares in exchange for First Bancorp shares in a statutory merger.

   If the Reorganization Plan is approved, each outstanding share of common stock of Barrow Bancshares (other than shares held by dissenters) will be converted by exchange into 1.37 shares of common stock of First Bancorp.

   Under the Reorganization Plan, First Bancorp has the right to split its stock or to issue stock dividends prior to the consummation of the reorganization with the approval of Barrow Bancshares. The Reorganization Plan provides that in such event the number of shares to be issued to Barrow Bancshares shareholders will be adjusted proportionately to give the Barrow Bancshares shareholders the benefit of any such stock split or stock dividend. First Bancorp currently has no plans to declare any stock split or stock dividend prior to consummation of the transactions contemplated by the Reorganization Plan.

   If the Reorganization Plan is approved by the shareholders of Barrow Bancshares and by all regulatory authorities required to approve the merger, then upon consummation of the reorganization, Barrow Bancshares will be merged with and into First Bancorp, which will be the surviving corporation. Such merger will be pursuant to the applicable provisions of the Business Corporation Code of Georgia (Official Code of Georgia Annotated, Section 14-2-1101 et seq.). The Articles of Incorporation of First Bancorp will be the Articles of Incorporation of the surviving corporation, and the name of the surviving corporation will be "First National Bancorp." The bylaws of First Bancorp will continue to be the bylaws of the surviving corporation. The corporate existence of Barrow Bancshares will end when it is merged into First Bancorp as the surviving corporation.

   It is contemplated that the established office and facilities of the Bank immediately prior to the merger will remain the established office and facilities of the Bank, and that the officers, directors, and employees of the Bank will continue to be the officers, directors, and employees of the Bank, except that it is anticipated that a management representative of First Bancorp will become a director of the Bank.

   All rights, privileges, immunities, powers and franchises of Barrow Bancshares and First Bancorp in and to every type of property, real, personal and mixed, and chooses in action will be vested in First Bancorp as the surviving corporation by virtue of the merger without any deed or other transfer. All property, real, personal and mixed, including all chooses in action, all debts due on whatever account and all and every other interest or right belonging to or due to each of the merging corporations including all liens, mortgages, security interests and properties held as collateral for debts owed such organizations will be vested in First Bancorp as the surviving corporation without further act or deed; the title to any real estate, or interest therein, vested in either of the merging corporations will not revert or be in any way impaired by reason of the merger; and First Bancorp as the surviving corporation will, thenceforth, be responsible and liable for all of the liabilities and obligations of Barrow Bancshares and First Bancorp.

   If the Reorganization Plan is approved and consummated, First Bancorp will have seventeen subsidiary banks: First National Bank of Jackson County; First National Bank of Habersham; The First National Bank of Gainesville; Granite City Bank; Bank of Clayton; First National Bank of White County; The Citizens Bank, Toccoa; Bank of Banks County; First National Bank of Gilmer County; The Peoples Bank of Forsyth County; Pickens County Bank; First National Bank of Paulding County; Citizens Bank, Ball Ground, Georgia; Bank of Villa Rica; The Community Bank of Carrollton; The Commercial Bank, Douglasville, Georgia; and the Bank.

Reasons for the Reorganization; Recommendation of Board of Directors

   The Board of Directors of Barrow Bancshares has approved the Reorganization Plan and recommends that the shareholders of Barrow Bancshares vote in favor of its approval.

   In deciding to approve and recommend the Reorganization Plan, the Board of Directors considered a number of factors, including, among others, the fairness of the exchange ratio, the opportunity to continue their investment in the Bank through the investment in First Bancorp, the enhancement of the geographic diversity of the stock investment, the financial condition and performance of First Bancorp, the tax-free nature of the exchange to the shareholders of Barrow Bancshares, the market for First Bancorp stock, the local focus of First Bancorp's management and business philosophy whereby the Bank would maintain its local identity and be managed by the current board of directors and management, and the additional financial and management resources that would be available for delivery of banking services in Barrow County. All factors were considered important and no relative or specific weights were assigned to them.

   The Board of Directors of Barrow Bancshares believes that the proposed exchange ratio of 1.37 shares of First Bancorp stock for each share of Barrow Bancshares stock, which was negotiated at arms-length, is fair to the shareholders of Barrow Bancshares. In assessing the fairness of the exchange ratio, the Board examined the financial condition and historical performance of First Bancorp and Barrow Bancshares, the historical trading prices of First Bancorp stock (and to the extent available, the historical trading prices for Barrow Bancshares stock), the dividend payment history of First Bancorp and Barrow Bancshares, and other information. Based on that information and its analysis, the Board concluded that the value of the exchange of 1.37 First Bancorp shares for each share of outstanding common stock of Barrow Bancshares, represented a fair multiple of the book value, market value and earnings per share of Barrow Bancshares stock. The Board did not obtain an independent appraisal or opinion concerning the fairness of the exchange ratio. See "PER SHARE INFORMATION", "MARKET AND STOCK PRICE" and other financial information appearing elsewhere in this Proxy Statement.

   The Board of Directors believes that the proposed reorganization will offer the shareholders of Barrow Bancshares the opportunity to continue their investment in the Bank through their investment in First Bancorp, while enhancing the geographic diversity of that investment. Shareholders of Barrow Bancshares currently own an equity interest in a $54 million asset one-bank holding company operating only in Barrow County. Following the proposed reorganization, the shareholders will own an equity investment in a $2.3 billion asset multi-bank holding company operating 17 banks across North Georgia.

   The proposed Reorganization Plan allows shareholders of Barrow Bancshares to exchange their current equity interest for common stock of First Bancorp without recognizing income for federal income tax purposes. Income would be recognized upon a subsequent sale of the First Bancorp stock received if the sales price exceeds the shareholder's tax basis in the stock sold. See "FEDERAL INCOME TAX CONSEQUENCES."

   The Board of Directors viewed favorably the enhanced investment liquidity offered by the proposed Reorganization Plan. Unlike Barrow Bancshares stock, the common stock of First Bancorp is traded in the over-the-counter market. Subject to certain restrictions applicable to affiliates, the stock of First Bancorp should generally be more readily marketable than the stock of Barrow Bancshares. See "MARKET AND STOCK PRICE INFORMATION."

   First Bancorp's business philosophy emphasizes local management of its subsidiary banks under the direction of a board of directors comprised primarily of local citizens. Following the proposed reorganization the Bank anticipates that no significant changes will be made to the management or board of directors of the Bank. Banking decisions will continue to be made locally. Centralization of certain non-retail functions and access to greater financial and other resources of the First Bancorp organization should allow the Bank to deliver more efficiently an even greater array of banking services than currently offered.

   THE BOARD OF DIRECTORS OF BARROW BANCSHARES RECOMMENDS THAT
BARROW BANCSHARES SHAREHOLDERS VOTE FOR THE REORGANIZATION PLAN.

Conversion of Barrow Bancshares Stock

   Upon consummation of the reorganization, each of the outstanding shares of common stock of Barrow Bancshares will be converted into
1.37 shares of fully paid and non-assessable common stock of First Bancorp. Please refer to the preceding section entitled "Reasons for the Reorganization" for a discussion of how stock values and prices were arrived at for Barrow Bancshares and First Bancorp stock. Of course, First Bancorp share prices are subject to market fluctuations. See "MARKET AND STOCK PRICE INFORMATION".

   Owners of five percent or more of Barrow Bancshares common stock and the Barrow Bancshares directors and officers who are shareholders of Barrow Bancshares will receive First Bancorp common stock on the same basis as other shareholders of Barrow Bancshares. Assuming consummation of the merger and receipt by Barrow Bancshares shareholders of 1.37 First Bancorp shares for each share of Barrow Bancshares stock, Barrow Bancshares shareholders would receive a maximum of 521,757 First Bancorp shares, which would be approximately 3.2% of the shares of First Bancorp common stock outstanding immediately after consummation of the Reorganization Plan. See "Description of the Reorganization."

   IF THE REORGANIZATION PLAN IS APPROVED, EACH SHARE OF BARROW
BANCSHARES COMMON STOCK (OTHER THAN SHARES HELD BY DISSENTERS) WILL BE CONVERTED INTO 1.37 SHARES OF FIRST BANCORP COMMON STOCK AS A
RESULT OF THE MERGER.

Fractional Shares

   No fractional shares will be issued. Any shareholder who would be entitled to a fraction of a First Bancorp share will receive a cash payment in lieu of such fractional share in an amount determined by multiplying the fraction of a share he would otherwise be entitled to receive by $20.50.

Manner of Surrendering Barrow Bancshares Stock

   After the effective date of the reorganization, each holder of a certificate or certificates representing shares of common stock of Barrow Bancshares (except holders who have filed notice of their election to dissent from the merger in accordance with applicable law) will surrender such certificates to First Bancorp, and will receive in exchange a certificate representing the number of shares of First Bancorp stock into which such Barrow Bancshares shares have been converted at the conversion ratio set forth in this Proxy Statement and in the Reorganization Plan and a First Bancorp check in payment for any fractional share of First Bancorp stock. After the effective date, until surrendered, each Barrow Bancshares certificate, except certificates held by persons who have filed notice of their election to dissent from the merger in accordance with applicable law, shall be deemed for all corporate purposes to evidence the number of whole shares of First Bancorp common stock into which the Barrow Bancshares stock represented by such certificate shall have been converted, and such certificates, as between the holders and First Bancorp shall evidence the holder's right to receive First Bancorp stock certificates in accordance with the Reorganization Plan.

   PLEASE NOTE, HOWEVER, THAT FIRST BANCORP STOCK CERTIFICATES WILL NOT BE DISTRIBUTED TO BARROW BANCSHARES SHAREHOLDERS UNTIL THEIR BARROW BANCSHARES CERTIFICATES HAVE BEEN SURRENDERED TO FIRST BANCORP, AND DIVIDENDS OR OTHER DISTRIBUTIONS PAYABLE TO BARROW BANCSHARES SHAREHOLDERS IN RESPECT OF FIRST BANCORP STOCK INTO WHICH BARROW BANCSHARES STOCK HAS BEEN CONVERTED UNDER THE REORGANIZATION PLAN WILL BE RETAINED, WITHOUT INTEREST, FOR THE ACCOUNT OF SUCH SHAREHOLDERS AND WILL NOT BE PAID UNTIL THEIR BARROW BANCSHARES CERTIFICATES HAVE BEEN SURRENDERED IN EXCHANGE FOR FIRST BANCORP CERTIFICATES. NO INTEREST WILL BE PAYABLE ON CASH PAYMENTS TO WHICH BARROW BANCSHARES SHAREHOLDERS MAY BE ENTITLED, EITHER BEFORE OR AFTER THE EFFECTIVE DATE UNLESS SUCH CASH PAYMENTS ARE WITHHELD DUE TO THE NEGLIGENCE OR BAD FAITH OF FIRST BANCORP.

Issuance of First Bancorp Shares

   Subject to the terms and conditions of the Reorganization Plan, First Bancorp will issue to each Barrow Bancshares shareholder after the effective date of the reorganization, upon surrender of his Barrow Bancshares stock certificates to First Bancorp accompanied by properly completed and signed endorsements and transmittal instructions, certificates representing shares of First Bancorp stock in accordance with the Reorganization Plan.

Source of Funds

   Consummation of the transaction will be almost entirely a stock for stock exchange with the only cash payments required being those for fractional shares and those for dissenting shares, if any. First Bancorp will pay these amounts from internal funds. Barrow Bancshares currently has approximately $88,000.00 of long-term debt outstanding, which debt is an obligation of the Bank and will not be affected by the merger.

Shareholder Approval

   Consummation of the Reorganization Plan requires the affirmative vote of the holders of at least a majority of the outstanding shares of common stock of Barrow Bancshares. Approval of the shareholders of First Bancorp is not required.

Conditions of Certain Obligations of Barrow Bancshares

   Under the Reorganization Plan, the obligation of Barrow
Bancshares to consummate and effect the merger contemplated by the Reorganization Plan is subject to the satisfaction of certain conditions, including the following:

     (a) There shall have been issued an opinion of Stewart, Melvin & House, counsel to First Bancorp, to the effect that, under applicable provisions of the Internal Revenue Code of 1986, as amended, no gain or loss will be recognized for federal income tax purposes by Barrow Bancshares, First Bancorp or the shareholders of Barrow Bancshares to the extent that they receive only stock of First Bancorp in connection with the proposed reorganization. The opinion will not state that cash received in exchange for fractional shares or in the exercise of dissenters' rights will be nontaxable.

     (b) As of the date of the merger, there shall have occurred no material adverse change in the financial condition or results of operations of First Bancorp from that represented in the consolidated unaudited financial statements of First Bancorp as of December 31, 1993, which were provided to Barrow Bancshares prior to execution of the Reorganization Plan, and there shall not have occurred any loss or damage to any of First Bancorp's properties or assets which would materially impair its ability to conduct its business after the merger as it is now being conducted.

     (c) The representations of First Bancorp contained in the Reorganization Plan shall be true in all material respects as of the date of the merger.

     (d)  If the average selling price per share of First Bancorp
     stock during the fifteen    (15) trading day period ending on
     the Friday immediately preceding the scheduled date of the Barrow Bancshares shareholders meeting is less than $18.00, by action of its Board of Directors, Barrow Bancshares shall have the right, at its option,

            (i)  to terminate the Reorganization Plan;

           (ii)  to negotiate with First Bancorp for an
                 exchange ratio in the merger which will
                 result in a greater number of First
                 Bancorp shares being issued in the merger;
                 or

          (iii)  to proceed with the transactions
                 contemplated by the Reorganization Plan
                 in accordance with its terms.

     In the event that the Barrow Bancshares Board elects either
     (i) or (ii) above, Barrow Bancshares will give notice to First Bancorp of the election prior to the scheduled date of the meeting of Barrow Bancshares shareholders. If no such notice is given by Barrow Bancshares, Barrow Bancshares will be deemed to have elected (iii) above, the Reorganization Plan will remain in full force and effect, and the special meeting of Barrow Bancshares shareholders will proceed as scheduled. If Barrow Bancshares elects to terminate the Reorganization Plan pursuant to (i) above, the special meeting of Barrow Bancshares shareholders will be canceled. If Barrow Bancshares elects to attempt to negotiate new terms of the merger pursuant to (ii) above, Barrow Bancshares and First Bancorp will negotiate in good faith to reach a new mutually satisfactory exchange ratio as soon as reasonably practicable and the special meeting of the Barrow Bancshares shareholders will be postponed and rescheduled at the earliest practicable date if Barrow Bancshares and First Bancorp are able to come to agreement on a new exchange ratio. If Barrow Bancshares and First Bancorp are unable to agree upon a new exchange ratio, then upon notice from either party to the other to that effect, the Reorganization Plan will be terminated. If Barrow Bancshares and First Bancorp are able to agree to a new exchange ratio, the Reorganization Plan will promptly be amended, and the parties will proceed with the transactions contemplated by the Reorganization Plan pursuant to the terms of the amended agreement, subject to the approval of the shareholders of Barrow Bancshares and applicable regulatory authorities and subject to any other conditions of the Reorganization Plan having been met or waived. If Barrow Bancshares and First Bancorp are able to agree to a new exchange ratio, the parties to the Reorganization Plan will file all necessary or appropriate amendments to regulatory filings, will prepare appropriate amendments to proxy materials to be sent to shareholders of Barrow Bancshares together with notice to the shareholders of the new date of the shareholders meeting, and will promptly take all other action which may be necessary to comply with all applicable laws, rules and regulations. AS NOTED ABOVE, THE BOARD OF DIRECTORS OF BARROW BANCSHARES HAS THE DISCRETION TO GO FORWARD WITH THE REORGANIZATION PLAN WITHOUT AMENDMENT EVEN IF THE AVERAGE SELLING PRICE OF FIRST BANCORP SHARES FOR THE PERIOD HAS FALLEN BELOW $18.00.

Conditions of Certain Obligations of First Bancorp

     Under the Reorganization Plan, the obligation of First Bancorp to consummate and effect the merger contemplated by the Reorganization Plan is subject to the satisfaction of certain conditions, including the following:

     (a) The representations of Barrow Bancshares contained in the Reorganization Plan shall be true in all material respects as of the date thereof and as of the time of the merger.

     (b) Barrow Bancshares shall have performed all agreements and covenants required by the Reorganization Plan to be performed by it at or prior to the merger.

     (c) As of the proposed date of the merger, there shall have occurred no material adverse change in the financial condition or results of operations of Barrow Bancshares and the Bank, taken as a whole, from that presented in the unaudited financial statements of Barrow Bancshares and the Bank as of December 31, 1993, which were provided to First Bancorp prior to execution of the Reorganization Plan, and there shall not have occurred any loss or damage to any of their properties or assets, taken as a whole, which would materially adversely affect their financial condition, taken as a whole, or impair their ability to conduct their businesses, taken as a whole, after the merger as now being conducted.

     (d) First Bancorp shall have received an opinion of KPMG Peat Marwick, in form and substance reasonably satisfactory to the Board of Directors of First Bancorp to the effect that the transactions contemplated by the Reorganization Plan may be accounted for by First Bancorp using the "pooling of interests" method of accounting.

Conditions of Certain Obligations of Both First Bancorp and Barrow
Bancshares

     Under the Reorganization Plan, the obligations of First
Bancorp and Barrow Bancshares to consummate the merger contemplated by the Reorganization Plan are, at the option of either of them, subject to the following conditions having been satisfied:

     (a) The holders of at least a majority of the shares of issued and outstanding stock of Barrow Bancshares shall have voted in favor of the merger at the special meeting of the shareholders duly called and held with respect thereto pursuant to proper notice of such meeting accompanied by a proper proxy statement.

     (b) Any and all orders, permits, approvals, licenses or qualifications from authorities administering federal laws or laws of any state or other political subdivision having jurisdiction required for the consummation of the transaction contemplated by the Reorganization Plan shall have been obtained. The Reorganization Plan and the sale or exchange of the shares therein contemplated must be in compliance with regulations and directives of all governmental agencies having jurisdiction.

     (c) At the time of mailing the Proxy Statements to shareholders of Barrow Bancshares and thereafter through the closing date, the First Bancorp stock to be received by Barrow Bancshares shareholders upon the conversion of their stock shall be the subject of an effective registration statement under the Federal Securities Act of 1933 and shall be duly registered or qualified under the securities laws of all states in which registration or qualification is required, or must be exempt therefrom.

Accounting Treatment

     First Bancorp will account for the merger as a pooling-of-interests transaction in accordance with generally accepted accounting principles, which, among other things, requires that the number of shares of Barrow Bancshares stock acquired for cash pursuant to the exercise of dissenters' rights or in lieu of fractional shares not exceed 10% of the outstanding shares of Barrow Bancshares stock. Under this accounting treatment, assets and liabilities of Barrow Bancshares would be added to those of First Bancorp at their recorded book values, and the shareholders' equity of the two companies would be combined in First Bancorp's consolidated balance sheet. Financial statements of First Bancorp issued after consummation of the merger will be restated to reflect the consolidated operations of First Bancorp and Barrow Bancshares as if the merger had taken place prior to the periods covered by the financial statements.


            EFFECT OF REORGANIZATION ON SHAREHOLDERS


     If the proposed reorganization is consummated, the holders of the common stock of Barrow Bancshares will receive common stock of First Bancorp, in exchange for their Barrow Bancshares shares. As has been the case with Barrow Bancshares stock, the rights of holders of common stock of First Bancorp will be governed by the provisions of the Georgia Business Corporation Code and Federal and State laws regulating bank holding companies.

     Upon conversion of a shareholder's Barrow Bancshares stock into First Bancorp stock, the shareholder's percentage of equity ownership in First Bancorp will be substantially less than his or her present percentage of equity ownership in Barrow Bancshares. Shareholders will receive dividend distributions in the form of cash, stock or other property on each share of Barrow Bancshares stock converted into shares of First Bancorp stock if, when and in the form that such dividends are declared by the Board of Directors of First Bancorp.

     After the merger, the former shareholders of Barrow Bancshares will have no continuing interest in the assets or business of the Bank except as shareholders of First Bancorp.

Preemptive Rights

     First Bancorp Common Stock

     Shareholders of First Bancorp do not have the preemptive right to subscribe for additional shares in proportion to the number of shares of capital stock owned at the time any increase in outstanding stock is authorized. Consequently, an offering of First Bancorp stock, after the reorganization, could result in an existing shareholder's percentage of ownership being reduced by an increase in the number of outstanding shares. In addition, shares of First Bancorp can be issued by authorization of the Board of Directors of First Bancorp without any approval of the shareholders, except in certain instances prescribed by the Georgia Business Corporation Code.

     Barrow Bancshares Common Stock

     Like First Bancorp shareholders, shareholders of Barrow Bancshares do not have the preemptive right to subscribe for additional shares at the time any increase in outstanding stock is authorized. Shares of Barrow Bancshares can be issued by authorization of the Board of Directors of Barrow Bancshares without any approval of the shareholders, except in certain instances prescribed by the Georgia Business Corporation Code.

Cumulative Voting Rights

     First Bancorp Common Stock

     The shareholders of First Bancorp have cumulative voting rights in the election of directors, that is, the right to vote the number of shares owned by them for as many persons as there are directors to be elected, or to accumulate such shares and give one candidate as many votes as the number of directors to be elected multiplied by the number of their shares shall equal, or to distribute them on the same principle among as many candidates as they shall desire. The purpose of cumulative voting is to allow minority shareholders a better chance to elect representation on the Board of Directors which is closer in proportion to their stock ownership. The voting upon other transactions by the shareholders of First Bancorp is on the basis of one vote for each share without any cumulative voting rights.

     Barrow Bancshares Common Stock

     Shareholders of Barrow Bancshares have no cumulative voting rights in the election of directors; for all purposes each holder of record of shares of common stock of Barrow Bancshares is entitled to one vote for each share of common stock outstanding in his name on the books of the corporation.

Limitations of Liability of Directors; Indemnification of
Directors, Officers and Employees

     First Bancorp

     The bylaws of First Bancorp provide for the indemnification of directors and officers of the corporation. The provisions allow indemnification of such persons for reasonable expenses and damages incurred in connection with any action, suit or proceeding, civil or criminal, to which they shall be made a party by reason of their being or having been a director, officer or employee. However, no person shall be indemnified or reimbursed in relation to any matter in such action, suit or proceeding as to which he shall be finally adjudged to have been guilty of or liable for gross negligence, willful misconduct, or criminal acts. First Bancorp's bylaws also provide for the purchase of insurance for the purpose of such indemnification. First Bancorp currently provides this insurance coverage. These indemnification provisions are in addition to indemnification otherwise provided under the Georgia Business Corporation Code (O.C.G.A. Section 14-2-851), which is hereinafter described. The Georgia Business Corporation Code (O.C.G.A. Section 14-2-851), provides that an officer or director may be indemnified
(1) in the case of actions by third persons, if he acted in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in regard to criminal actions, he had no reasonable cause to believe that his conduct was unlawful and (2) in the case of actions by or on behalf of the corporation, if he acted in good faith and in a manner he reasonably believed to be in the best interests of the corporation unless he has been adjudged liable for negligence or misconduct in the performance of his duty to the corporation and the court in which such action is brought has not determined that he should, nevertheless, be indemnified.

     In addition to the above-described indemnification provisions, the articles of incorporation of First Bancorp have provisions limiting the liability of directors.

     In response to increasing concern over liability exposure of corporate officers, directors and employees, the Georgia Legislature, in 1987, following a trend begun by Delaware and followed by several other states, passed legislation broadening the ability of corporations to relieve corporate directors of exposure to liability.

     As permitted by Georgia law, the articles of incorporation of First Bancorp were amended in 1990 to limit the standards of conduct required of directors by providing that no director shall be personally liable to the corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director; provided, however, that this provision does not eliminate or limit the liability of a director:

     (a) For any appropriation, in violation of his duties, of any business opportunity of the corporation;

     (b) For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     (c) For the types of liabilities set forth in Official Code of Georgia Annotated Section 14-2-832 (relating primarily to improper dividends or other distributions by the corporation);

     (d) For any transaction from which the director derives an improper personal benefit; or

     (e) For any liability or expenses related to any action or omission by a director occurring prior to the adoption of the amendment.

Further, the right of First Bancorp or its shareholders to seek injunctive or other equitable relief not involving monetary damages is not limited by the above provisions.

     Barrow Bancshares

     The bylaws of Barrow Bancshares provide for the indemnification of directors and officers of the corporation. The provisions allow indemnification of such persons for any liability and expenses (including attorney's fees) incurred in connection with any action, suit or proceeding, civil or criminal, to which they shall be made a party by reason of their being or having been a director, officer or employee, if such persons acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and had no reasonable cause to believe their conduct was unlawful and if it is determined that such persons are entitled to indemnification by the Board of Directors of Barrow Bancshares or the shareholders of Barrow Bancshares; provided, however, no such person may be indemnified in connection with a proceeding in which such person was adjudged liable to the corporation or in connection with any proceeding in which he or she was adjudged liable on the basis that personal benefit was improperly received by him. Barrow Bancshares' bylaws also provide for the purchase of insurance for the purpose of such indemnification. Barrow Bancshares currently provides this insurance coverage.

     Expenses incurred in defending any action, suit or proceeding referred to above may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of a written affirmation of that person's good faith belief that he or she has met the standards of conduct set forth in O.C.G.A. Section 14-2-851(a) and receipt of an undertaking by or on behalf of the director, trustee, officer, employee or agent to repay any such advances if it is ultimately determined that he or she is not entitled to indemnification under this part, which undertaking must be their unlimited general obligation of that person but need not be secured and may be accepted without reference to the financial ability of that person to make repayment.

     In addition, under the Georgia Business Corporation Code Barrow Bancshares is permitted to indemnify by specific action by its board of directors, a director or officer made a party to a proceeding because he is or was a director or officer against liability incurred in the proceeding if he acted in a manner he believed in good faith to be in or not opposed to the best interests of Barrow Bancshares and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Barrow Bancshares is not permitted to indemnify a director or officer in connection with a proceeding by or in the right of Barrow Bancshares in which the director or officer was adjudged liable to Barrow Bancshares, or in connection with any other proceeding in which he was adjudged liable on the basis that personal benefit was improperly received by him. Indemnification in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

     In addition, to the above-described indemnification provisions, the articles of incorporation of Barrow Bancshares have provisions limiting the liability of directors. The provisions are the same as those contained in the articles of incorporation of First Bancorp, which are discussed above in the immediately preceding subsection.

     The bylaws of the Bank provide that any person may be indemnified or reimbursed by the Bank for reasonable expenses actually incurred in connection with any action, suit or proceeding, civil or criminal, to which he shall be made a party by reason of the fact that he is or was a director, trustee, officer, employee, or agent of the Bank, or that he is or was serving, at the request of the Bank, as a director, trustee, officer, employee or agent of another firm, corporation trust or other organization or enterprise. However, no person may be so indemnified or reimbursed in relation to any matter in such action, suit or proceeding as to which he is finally adjudged to have been guilty of or liable for gross negligence, willful misconduct or criminal acts in the performance of his duties to the Bank,or to such other firm, corporation, trust, organization, or enterprise. In addition, no person may be so indemnified or reimbursed in relation to any matter in such action, suit, or proceeding which has been the subject of a compromise settlement, except with the approval of
(i) a court of competent jurisdiction, (ii) the holders of record of a majority of the outstanding shares of capital stock of the Bank, or (iii) a majority of the members of the board of directors then holding office, excluding the votes of any directors who are parties to the same or substantially the same action, suit or proceeding.

     Expenses incurred in defending any action, suit or proceeding referred to above may be paid by the Bank in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Bank as provided above.

     The Bank's bylaws also provide that the corporation, upon the affirmative vote of a majority of its board of directors, may purchase and maintain insurance on behalf of any person who is or was a director, trustee, employee or agent of the Bank or is or was serving, at the request of the Bank, as a director, trustee, officer, employee, or agent of another firm, corporation, trust or other organization or enterprise, against liability asserted against him and incurred by him in such capacity or arising out of his status as such, whether or not the Bank would have the power to indemnify him against such liability under the provisions of the bylaws. The Bank currently provides this insurance coverage.

     The Bank's bylaws provide that the foregoing rights of indemnification or reimbursement shall not be exclusive of other rights to which the persons referred to above, or their heirs, executors, or administrators, may be entitled as a matter of law and the Bank may indemnify such persons to the extent permitted by the Financial Institutions Code of Georgia and the Georgia Business Corporation Code, as such laws may be amended from time to time.

     In addition, to the above-described indemnification provisions, the articles of incorporation of the Bank have provisions limiting the liability of directors. The provisions are the same as those contained in the articles of incorporation of First Bancorp, which are discussed above in the immediately preceding subsection.

Dividend Restrictions

     First Bancorp

     Under the Georgia Business Corporation Code, dividends may be declared and distributed by First Bancorp so long as:

     (a) such distribution would not render First Bancorp unable to pay its debts as they become due in the usual course of business; or

     (b) such distribution would not cause First Bancorp's total assets to be less than the sum of its total liabilities plus the amount that would be needed, if First Bancorp were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution (no preferential rights presently exist).

     The source for payment of dividends by First Bancorp generally is dividends to First Bancorp from its bank subsidiaries.
Dividends to First Bancorp from its bank subsidiaries are subject to applicable banking law dividend restrictions, which in the case of its national bank subsidiaries, would include those restrictions applicable to national banks. Upon receipt of dividends from its bank subsidiaries, First Bancorp would then decide upon the issuance of dividends to its shareholders (including those shareholders receiving First Bancorp stock pursuant to the Reorganization Plan) based upon the earnings of all of its subsidiaries and based upon any decision by the First Bancorp Board that certain earnings should be retained at the holding company level.

     Barrow Bancshares

     Being a Georgia corporation, dividend restrictions applicable to Barrow Bancshares are the same as those applicable to First Bancorp. The source of payment of dividends by Barrow Bancshares generally is dividends from the Bank, which are restricted by statute and regulation. See Note 10 of the consolidated financial statements of Barrow Bancshares on page F-20 of this Proxy Statement. However, assuming the proposed Reorganization Plan is approved, the merger would affect dividend payments of the Bank in that allowable dividends declared by its board from time to time would be paid to First Bancorp along with dividends of First Bancorp's other subsidiaries which declare dividends.

Shareholder Voting Rights

     First Bancorp

     A majority vote of the shareholders is required under the Georgia Business Corporation Code for the approval of certain mergers and consolidations, for the sale, exchange or lease of substantially all the assets, or for the dissolution of First Bancorp. A majority vote of the shareholders is also required to increase the amount of authorized capital stock of First Bancorp. However, First Bancorp may enter into merger transactions without shareholder approval pursuant to Section 14-2-1103 of the Georgia Business Corporation Code if (i) First Bancorp is the surviving corporation, (ii) the merger will not effect any change in or amendment to its articles of incorporation, (iii) each share of First Bancorp outstanding immediately prior to the effectiveness of the merger is to remain outstanding and unchanged after the merger, and (iv) either no new shares of First Bancorp are to be issued or any new shares of First Bancorp to be issued under the plan of merger may be issued by the Board of Directors without further authorization by the shareholders of First Bancorp.

     Shares of First Bancorp stock may be issued by authorization of the Board of Directors of First Bancorp without any approval of the shareholders, except in certain instances prescribed by the Georgia Business Corporation Code. Therefore, in most cases the Board of Directors will be able to issue shares of First Bancorp stock for any lawful corporate purpose without the approval of the shareholders, and the shareholders will not have any preemptive right to acquire such shares in proportion to their ownership interest in First Bancorp.

     As stated above, shareholders of First Bancorp have cumulative voting rights in the election of directors; otherwise each share is entitled to one vote on all corporate matters.

     Barrow Bancshares

     Like First Bancorp, a majority vote of the shareholders is required under the Business Corporation Code of Georgia for the sale, exchange or lease of substantially all the assets, to increase the amount of authorized capital of Barrow Bancshares, or for the approval of certain mergers, a consolidation or a voluntary dissolution of Barrow Bancshares.

     Like First Bancorp, shares of Barrow Bancshares stock may be issued by authorization of the Board of Directors of Barrow Bancshares without any approval of its shareholders, except in certain instances prescribed by the Georgia Business Corporation Code.

     Like First Bancorp, the articles of incorporation of Barrow
Bancshares may be amended, altered, or repealed from time to time to the extent, and in the manner prescribed by the laws of the State of Georgia.

     Unlike First Bancorp, Barrow Bancshares shareholders do not have cumulative voting rights in the election of directors. Each share of Barrow Bancshares stock is entitled to one vote on all corporate matters requiring shareholder vote.

Right of First Bancorp and Barrow Bancshares to Acquire their Own
Shares

     Under the Georgia Business Corporation Code, both First
Bancorp and Barrow Bancshares have the right to acquire their own shares by gift, bequest, merger, consolidation, or exchange of its shares, and by purchase if purchased out of unreserved and unrestricted earned surplus available therefor.

Rights of Dissent and Appraisal

     Under the Georgia Business Corporation Code, the shareholders of First Bancorp have the right to dissent from certain (but not all) mergers or consolidations to which First Bancorp is a party, any sale or other disposition of all or substantially all of the property and assets of First Bancorp, any amendment of the Articles of Incorporation which would generally adversely affect a shareholder regarding his voting rights, dividend rights and rights upon redemption or liquidation, and any amendment of the Articles of Incorporation which would result in the payment of cash for a shareholder's shares, such as a redemption of a class of stock.
The right of dissent of a shareholder of First Bancorp who votes against any of the above actions and otherwise complies with applicable legal requirements entitles him to be paid the fair value of his shares in cash. First Bancorp is required to make an offer to the dissenting shareholder of what the corporation believes is the fair value of his shares. If agreement cannot be reached as to the price to be paid, then First Bancorp is required to petition the Superior Court of the county where First Bancorp is located for a determination of the fair value of the shares. The determination by the Superior Court is final.

     Under the Georgia Business Corporation Code, Barrow Bancshares shareholders have the right to dissent from the same corporate events as described above regarding First Bancorp. The dissent process is described in the section titled "RIGHTS OF DISSENTING SHAREHOLDERS." This dissent process for Barrow Bancshares shareholders is the same as the dissent process for shareholders of First Bancorp.

     Certain merger transactions, such as that contemplated by the Reorganization Plan, do not require the consent of shareholders of First Bancorp and do not trigger dissenters rights of First Bancorp shareholders.

State Taxation of Shares of Stock

     Shares of common stock of Barrow Bancshares, being stock of a corporation organized under the laws of Georgia, are generally exempt from personal property taxes in Georgia; shares of common stock of First Bancorp will generally be exempt from such taxes in Georgia for the same reason. Under the laws of other jurisdictions, the shares of common stock of Barrow Bancshares and/or First Bancorp may not be so exempt. It is suggested that in connection with voting on the proposed Reorganization Plan, shareholders may wish to determine whether their status under local law or state law as applicable to them will be changed.

Authorized Capital Stock

     The authorized capital stock of First Bancorp consists of 30,000,000 shares of common stock, $1.00 par value per share, of which 15,892,903 shares were issued and outstanding as of April 18, 1994. The authorized capital stock of Barrow Bancshares consists of 2,000,000 shares of authorized common stock, $5.00 par value per share, with 379,682 shares issued and outstanding as of April 15, 1994 and outstanding employee stock options to purchase 1,163 shares, all of which are to be exercised prior to consummation of the proposed merger.

Certain Restrictions on Transfer

     First Bancorp

     The First Bancorp stock which is being offered to Barrow Bancshares shareholders pursuant to the Reorganization Plan is being registered pursuant to the Federal Securities Act of 1933, subject to Securities and Exchange Commission Rule 145 (Reg.
Section 230.145). Subparagraphs (c) and (d) of Rule 145 provide limitations on the ability of certain persons to re-offer or re-sell shares acquired in a business combination transaction unless those securities are subsequently registered under the Securities Act of 1933 or an exemption from registration is available for the proposed offer and sale. Under Rule 145(c) any person who is an "affiliate" of Barrow Bancshares at the time the Reorganization Plan is submitted to the shareholders who offers the securities of First Bancorp which are acquired pursuant to the Reorganization Plan will be deemed to be an underwriter within the meaning of
Section 2(11) of the Securities Act of 1933 and, therefore, subject to the registration provisions of the 1933 Act. However, notwithstanding the provisions of Rule 145(c), Rule 145(d) provides that such person shall not be deemed to be an underwriter if (1) the securities are sold by such person in accordance with the provisions of paragraphs (c), (e), (f) and (g) of Rule 144; or (2) such person is not an affiliate of the issuer of the securities (First Bancorp), has been the beneficial owner of the securities for at least two (2) years and meets the requirements of paragraph
(c) of Rule 144; or (3) such person has not been an affiliate of the issuer of the securities for at least three (3) months and has been the beneficial owner of the securities for at least three (3) years. Beneficial ownership of the First Bancorp stock will be deemed to commence upon acquisition of the shares pursuant to the Reorganization Plan (not at the time of acquisition of the Barrow Bancshares stock) and is subject to certain tolling provisions.

     Apart from Rule 145, Rule 144 more generally provides that shares held by "affiliates" of an issuer (First Bancorp) will be subject to resale restrictions as provided in Rule 144.

     An "affiliate" of a corporation is a person that directly or indirectly controls or is controlled by or is under common control with the corporation. The term "control" does not require majority voting control of common stock but rather means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contracts or otherwise. Subject to the above guidelines, the determination of who is an "affiliate" is inherently a factual question determined on a case-by-case basis. Any shareholder holding a significant block of shares, any director of a company or its subsidiaries or any officer engaged in significant policy-making functions may be deemed an affiliate under these rules and should seek the advice of counsel on this issue prior to engaging in a transaction potentially subject to these rules.

     Paragraphs (c), (e), (f) and (g) of Rule 144 provide the following conditions to the ability of an affiliate to resell his shares:

     (1) Rule 144(c) requires that there shall be available adequate current public information with respect to First Bancorp (First Bancorp has agreed in the Reorganization Plan that this requirement will be met);

     (2)  The amount of the securities sold within any three
          (3) month period may not exceed the greater of (i) one percent (1%) of the shares of Bancorp outstanding or (ii) the average weekly reported volume of trading in such securities on all national exchanges and/or reported through the automated quotation system of a registered securities association during the four (4) calendar weeks preceding the filing of the notice required by Rule 144 to be filed or, if no such notice is required, the date of the order to execute the transaction by the broker or market maker; (As a result of the reorganization, no Barrow Bancshares shareholder will receive more than 1% of the outstanding shares of First Bancorp common stock following the proposed reorganization); and

     (3) The securities must be sold in "brokers' transactions" within the meaning of Section 4(4) of the Securities Act of 1933, or in transactions directly with the "market maker" as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, and the person selling the securities must not solicit or arrange for the solicitation of orders to buy the securities or make any payment in connection with the offer or sale of the securities to any person other than the broker who executes the order to sell the securities.

Restrictions on Stock of Both Companies

     The Securities and Exchange Commission has stated that risk sharing is an essential element in meeting the criteria for pooling of interests accounting treatment, which is the treatment to be applied to the merger contemplated by the Reorganization Plan. Generally, the Commission has stated that it will consider that the risk sharing will have occurred if no "affiliate" of either company in a business combination sells or in any other way reduces his risk relative to any shares of common stock beginning thirty (30) days prior to the date of consummation of the Reorganization Plan through such time as financial results covering at least thirty
(30) days of post-merger combined operations have been published. Thus, no affiliate of First Bancorp of Barrow Bancshares will be able to sell, transfer or dispose of First Bancorp shares or Barrow Bancshares shares during the period generally beginning thirty (30) days prior to the date of consummation of the Reorganization Plan and ending on the date on which financial results covering at least thirty (30) days of post-merger combined operations have been published as described above. Pursuant to the Reorganization Plan, First Bancorp has agreed to publish such post-merger financial data within thirty (30) days following the end of the first full calendar month following consummation of the reorganization.

Commitments to Subsidiary Banks by First Bancorp

     Under the Federal Reserve's policy, First Bancorp is expected to act as a source of financial strength to its subsidiary banks and to commit resources to support its subsidiary banks in circumstances when it might not do so absent such policy. In addition, any capital loans by First Bancorp to any of its subsidiary banks would also be subordinate in right of payment to depositors and to certain other indebtedness of such bank.

     As a result of the enactment of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989 in connection with (i) the default of a commonly controlled, FDIC-insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled, FDIC-insured depository institution in danger of default. "Default" is defined generally as appointment of a conservator or receiver, and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance. All of First Bancorp's subsidiary depository institutions are FDIC-insured depository institutions within the meaning of FIRREA.

Federal Deposit Insurance Corporation Improvement Act of 1991

     Section 302 of the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) requires the FDIC to establish a risk-based assessment system by July 1, 1993 and to implement it by January 1, 1994. The FDIC has chosen to implement a risk-based assessment system effective January 1, 1993, which provides the FDIC with the opportunity to evaluate the impact and effectiveness of various components of the risk-based system on a continuous basis.

     Under the final rule, the risk-based assessment system is designed as a matrix system where each insured depository institution pays an assessment rate based on the combination of its capital and supervisory condition. An institution is assigned to one of three capital categories based on its call report filed for the period ending six months prior to each semiannual period (semiannual periods being every January 1 and July 1). The capital categories are defined in the same way as the capital categories established to determine if prompt corrective action is needed to improve the capital of a depository institution.

     Institutions are also assigned to one of three supervisory categories based on supervisory evaluations by the institution's primary federal regulator and supplemented by other information including call report data and debt ratings.

     FDICIA also provides for the payment of deposit insurance premiums based on the specific risk category to which each bank is assigned.

Recent State Banking Legislation

     The State of Georgia has allowed regional interstate banking by permitting banking organizations in certain Southeastern states to acquire Georgia banking organizations, if Georgia banking organizations were allowed to acquire banking organizations in their states (commonly known as the "Southeast Compact"). As a result of the Southeast Compact, banking organizations in other Southeastern states have entered the Georgia market through acquisitions of many Georgia institutions. Those acquisitions were subject to federal and Georgia approval. Banking organizations outside of the Southeast Compact were prevented from acquiring banking institutions in Georgia, and Georgia institutions were prevented from acquiring banks outside of this region. On March 16, 1994, the Georgia General Assembly passed legislation effective July 1995 to allow interstate banking, by removing the Southeast Compact barrier effective July 1995.


                RIGHTS OF DISSENTING SHAREHOLDERS


     Pursuant to Article 13 of the Georgia Business Corporation Code, any holder of record of Barrow Bancshares common stock who objects to the proposed reorganization and who fully complies with all of the provisions of Article 13 (but not otherwise) shall be entitled to demand and receive payment of an amount equal to the "fair value" of all (but not less than all) of his shares of Barrow Bancshares common stock if the proposed reorganization is consummated.

     Any shareholder of Barrow Bancshares desiring to receive payment for the "fair value" of his common stock:

     (1) must deliver to Barrow Bancshares prior to the special meeting of shareholders of Barrow
          Bancshares at which the vote will be taken on the Reorganization Plan, or at the meeting but before the vote is taken, written notice that he intends to demand payment of the "fair value" of his shares if the Reorganization
          Plan is effectuated; and

     (2) must abstain from voting or must vote against the Reorganization Plan; and

     (3) must, within the period set forth in the dissenters' notice to him from Barrow
          Bancshares of the approval of the
          Reorganization Plan, send written payment demand to Barrow Bancshares and deposit his stock certificates with Barrow Bancshares in accordance with the terms of the dissenters' notice.

     A VOTE AGAINST THE REORGANIZATION PLAN ALONE WILL NOT CONSTITUTE THE SEPARATE WRITTEN NOTICE AND SEPARATE WRITTEN PAYMENT DEMAND REFERRED TO IN THE PRECEDING PARAGRAPH; ALL THREE CONDITIONS SET FORTH IN THE PRECEDING PARAGRAPH MUST BE SEPARATELY COMPLIED WITH. FAILURE TO COMPLY WITH ANY ONE OF THE CONDITIONS WILL CAUSE A DISSENTING SHAREHOLDER TO LOSE HIS DISSENTER'S RIGHTS.

     Any notice required to be given to Barrow Bancshares must be forwarded to Barrow Bancshares, Inc., 209 North Broad Street, P.O. Box 724, Winder, Georgia 30680, Attention: President.

     If the Reorganization Plan is approved and effectuated, Barrow Bancshares will promptly send by registered mail to each shareholder who shall have complied with conditions (1) and (2) above, written dissenters' notice addressed to the shareholder at such address as he has furnished Barrow Bancshares in writing, or, if none, at the shareholder's address as it appears on the records of Barrow Bancshares. The dissenters' notice will be sent no later than ten days after the merger is effectuated and will:

     (1) state where the payment demand required of the dissenting shareholder must be sent and where and when Barrow Bancshares stock certificates must be deposited; and

     (2) set a date by which Barrow Bancshares must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the dissenters' notice is delivered to the dissenting shareholder; and

     (3)  be accompanied by a copy of Article 13
          (entitled "Dissenters' Rights") of the Georgia
          Business Corporation Code.

     A shareholder sent the dissenters' notice must send the written payment demand and deposit his Barrow Bancshares stock certificates in accordance with the terms of the dissenters' notice.

     If conditions (1), (2) and (3) above required of a dissenting shareholder are fully complied with, Barrow Bancshares is required to make a written offer, within ten (10) days after the receipt of a payment demand, or within ten (10) days after the consummation of the transaction, whichever is later, to the dissenting shareholder to purchase all of his shares of Barrow Bancshares common stock at a price which Barrow Bancshares estimates to be the fair value of his shares, plus accrued interest.

     A dissenter may notify Barrow Bancshares in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if the dissenter believes that the amount offered by Barrow Bancshares is less than the fair value of his shares or that the interest due is incorrectly calculated. A dissenter waives his right to make this demand for payment unless he notifies Barrow Bancshares of his demand in writing within 30 days after Barrow Bancshares offered payment for his shares.

     If Barrow Bancshares and any dissenting shareholder are unable to agree on the fair value of the shares within sixty (60) days after receipt of the payment demand by Barrow Bancshares, the corporation must file a petition for a special proceeding in the Superior Court of Barrow County, Georgia to determine the fair value of the shares and accrued interest. If Barrow Bancshares does not commence the proceeding within the 60 day period, it must pay each dissenter whose demand remains unsettled the amount demanded.

     THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF
THE PROVISIONS OF ARTICLE 13 OF THE GEORGIA BUSINESS CORPORATION
CODE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THAT ARTICLE, WHICH IS REPRODUCED IN FULL AS APPENDIX "B" TO THIS PROXY
STATEMENT.


                 FEDERAL INCOME TAX CONSEQUENCES


     Consummation of the merger is conditioned on First Bancorp and Barrow Bancshares receiving an opinion from Stewart, Melvin & House, general counsel to First Bancorp, that the merger will be a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986 (the "Code"), and as to certain other tax consequences of the reorganization. Such opinion shall be in form and substance satisfactory to the Boards of Directors of Barrow Bancshares and First Bancorp.

     Assuming that the merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, it will have the following federal income tax consequences:

     1. A Barrow Bancshares shareholder who receives shares of First Bancorp common stock (and, if applicable, cash in lieu of a fractional share of First Bancorp common stock) on the conversion of his Barrow Bancshares shares in the merger will recognize no gain or loss, except in connection with any cash received in lieu of a fractional share of First Bancorp common stock. The tax basis of the shares of First Bancorp stock received upon the conversion will be the same as the tax basis of the Barrow Bancshares shares converted in the merger, except for possible adjustment due to any cash received in lieu of a fractional share. If the Barrow Bancshares shares were held as capital assets, the holding period of the shares of First Bancorp common stock received, will include the holding period of the Barrow Bancshares shares converted.

     2. A Barrow Bancshares shareholder who dissents and receives cash as a result of the merger will recognize gain or loss measured by the difference between the amount of the cash received and the tax basis of Barrow Bancshares shares converted, except as described below in Paragraph 5 in the case of dividend treatment. Such gain or loss will, in general, be treated as capital gain or loss if the Barrow Bancshares shares were held as capital assets. However, a Barrow Bancshares shareholder must take into account the effects of Sections 302 and 318 of the Code in determining the consequences of the transaction if he receives only cash. The effects of Sections 302 and 318 are discussed in Paragraph 5 below.

     3. If a Barrow Bancshares shareholder receives only shares of First Bancorp common stock and cash in lieu of a fractional share of First Bancorp common stock in the merger, the cash will, in general, be treated as received in exchange for such fractional share and not as a dividend. Gain or loss recognized as a result of that exchange will be capital gain or loss if the fractional share would have been a capital asset if it had been received by the Barrow Bancshares shareholder.

     4. Neither Barrow Bancshares nor First Bancorp will recognize gain or loss as a result of the merger.

     5. Any Barrow Bancshares shareholder who dissents and receives cash in the merger for the Barrow Bancshares shares which he actually owns, but who is considered under the constructive ownership rules of Section 318 of the Code to own other Barrow Bancshares shares that are converted into shares of First Bancorp common stock in the merger, must take into account the provisions of Section 302 of the Code, particularly, the "80% test" described below, to determine if the distribution of cash in redemption of his Barrow Bancshares shares as a result of the merger is to be taxed as a dividend. Under Section 318 of the Code, a shareholder is, for example, considered to own shares that are directly or indirectly owned by certain members of his family or by certain related entities and to own shares with respect to which he holds options. In general, under the 80% test of Section 302, the receipt of cash in redemption of Barrow Bancshares shares as a result of the merger will not be treated as a dividend for federal income tax purposes if, (1) immediately after the merger, the holder's percentage ownership (considering shares owned actually and constructively under Section 318 of the Code) of the total number of shares of First Bancorp common stock issued to holders of Barrow Bancshares shares in the merger is less than 80% of such shareholder's percentage ownership of Barrow Bancshares shares immediately before the merger and
        (2) if the holder owns immediately after the merger (actually and constructively under Section 318 of the Code) less than 50% of the total number of shares of First Bancorp common stock issued to holders of Barrow Bancshares shares in the merger. Hence, the receipt of cash in redemption of stock from a Barrow Bancshares shareholder who qualifies under the 80% test will be treated as received in a sale or exchange which results in capital gain or loss if the Barrow Bancshares shares were held as capital assets. A Barrow Bancshares shareholder may fail to qualify under the 80% test described above as a result of making an election to dissent and receive cash for all his Barrow Bancshares shares actually owned, if an election to receive First Bancorp stock is made by other persons whose Barrow Bancshares shares are considered to be constructively owned by the shareholder under Section 318 of the Code. Even if a Barrow Bancshares shareholder fails to meet the 80% test described above, other exceptions from dividend treatment may be available under
        Section 302 of the Code, depending on the facts and circumstances of the particular case. In the event of dividend treatment, a taxpayer's basis in his shares does not reduce the amount of ordinary income attributable to the transaction.

     6. In the case of a corporate shareholder of Barrow Bancshares, the tax consequences described in Paragraphs
        1 through 5 are generally applicable, except that if a corporate shareholder dissents and receives only cash as a result of the merger and is treated as having received a dividend, there is a dividends-received deduction available for 70% or 80% (depending upon the percentage of Barrow Bancshares shares owned by the corporate shareholder) of the dividend amount.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH HOLDER OF BARROW BANCSHARES
SHARES SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE
PARTICULAR TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER, INCLUDING THE EFFECT OF STATE AND LOCAL TAXES.


                      DESCRIPTION OF STOCK


First Bancorp

     Under First Bancorp's articles of incorporation, it is authorized to issue up to 30,000,000 shares of common stock, $1.00 par value per share. As of April 18, 1994, there were 15,892,903 shares of common stock issued and outstanding, all of which shares were duly authorized, validly issued, fully paid and non-
assessable.   The shares of common stock which will be issued in
connection with the Reorganization Plan will be validly issued, fully paid and non-assessable.

     Holders of First Bancorp common stock are entitled to dividends when, as, and if declared by the corporation's Board of Directors out of funds legally available therefor.

     All voting rights are vested in the holders of First Bancorp common stock, each share being entitled to one vote except in the election of directors. The shares of common stock of First Bancorp have cumulative voting rights in the election of directors. The cumulative voting rights for the election of directors of First Bancorp were derived from the articles of incorporation and bylaws of The First National Bank of Gainesville, when First Bancorp was formed as a one-bank holding company. Cumulative voting rights have the effect of giving minority interests a greater chance to elect a director to the board of directors of First Bancorp and might help preclude a takeover by spreading control of the board among a greater number of shareholders. There are no other provisions in First Bancorp's Articles of Incorporation or bylaws which have an anti-takeover effect.

     In the event of liquidation, the holders of the common stock of First Bancorp will be entitled to receive pro rata any assets distributable to shareholders in respect of shares held by them.

     Holders of the common stock of First Bancorp do not have preemptive rights to subscribe for additional shares of common stock issued by First Bancorp. First Bancorp shareholders voted to eliminate preemptive rights at the annual shareholders' meeting on March 13, 1985. The common stock has no redemption, sinking fund or right of conversion provisions applicable thereto.

     For additional information see "EFFECT OF REORGANIZATION ON
SHAREHOLDERS."

Barrow Bancshares

     Barrow Bancshares is authorized by its articles of incorporation to issue up to 2,000,000 shares of common stock, $5.00 par value per share. As of April 15, 1994, there were 379,757 shares validly issued and outstanding, and there were outstanding employee stock options to purchase 1,088 shares, which options are to be exercised prior to consummation of the proposed merger. The outstanding shares of common stock are fully paid and non-assessable.

     Holders of Barrow Bancshares common stock are entitled to dividends when, as, and if, declared by the corporation's Board of Directors out of funds legally available therefor.

     All voting rights are vested in the holders of Barrow
Bancshares common stock, each share being entitled to one vote. The shares do not have cumulative voting rights in the election of directors.

     In the event of liquidation, the holders of the common stock of Barrow Bancshares will be entitled to receive pro rata any assets distributable to shareholders in respect of shares held by them.

     Holders of common stock of Barrow Bancshares do not have preemptive rights to subscribe for additional shares of common stock issued by Barrow Bancshares.

     There are no provisions in Barrow Bancshares's articles of incorporation or bylaws which are intended to have an anti-takeover effect.

     The common stock has no redemption, sinking fund or right of conversion provisions applicable thereto.

     For additional information see "EFFECT OF REORGANIZATION ON
SHAREHOLDERS."


                             EXPERTS


     The consolidated financial statements of First National Bancorp and subsidiaries as of December 31, 1993 and 1992, and for each of the years in the three-year period ended December 31, 1993, incorporated by reference herein, have been so incorporated by reference herein in reliance upon the report of KPMG Peat Marwick, independent certified public accountants incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Barrow Bancshares, Inc. and subsidiary as of December 31, 1993 and 1992, and for each of the years in the three-year period ended December 31, 1993, included herein and elsewhere in the registration statement have been included herein and elsewhere in the registration statement in reliance upon the report of Mauldin & Jenkins, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


                          LEGAL OPINION


     The legality of the shares of common stock of First Bancorp to be issued in the reorganization and certain other legal matters in connection with the reorganization will be passed upon by Stewart, Melvin & Frost, Attorneys-at-Law, Sixth Floor, Hunt Tower, 200 Main Street, Gainesville, Georgia 30501. W. Woodrow Stewart is a partner in said firm and is a stockholder and director of First Bancorp and a director of The First National Bank of Gainesville.
J. Kenneth Nix is also a partner in said firm and is a stockholder and director of First Bancorp and a director of First National Bank of White County. In addition, certain partners and associates of Stewart, Melvin & Frost, including those attorneys in the firm who have participated in this matter, own substantial shares in First Bancorp. Stewart, Melvin & Frost serves as general counsel to First Bancorp, The First National Bank of Gainesville and First National Bank of White County.


                         INDEMNIFICATION


     The bylaws of First Bancorp provide that any person may be indemnified or reimbursed by First Bancorp for reasonable expenses actually incurred in connection with any action, suit, or proceeding, civil or criminal, to which he shall be made a party by reason of his being or having been a director, officer, or employee of First Bancorp or of any firm, corporation, or organization which he served in any such capacity at the request of First Bancorp. However, under the bylaws no person may be indemnified or reimbursed in relation to any matter in such action, suit, or proceedings as to which he is finally adjudged to have been guilty of or liable for gross negligence, willful misconduct or criminal acts in the performance of his duties for First Bancorp. In addition, the by-laws provide that no person shall be indemnified or reimbursed in relation to any matter in such action, suit or proceeding which has been made the subject of a compromise settlement except with the approval of a court of competent jurisdiction, or the holders of record of a majority of the outstanding shares of First Bancorp, or the Board of Directors, acting by vote of directors not parties to the same or substantially the same action, suit, or proceeding, constituting a majority of the whole number of directors. The foregoing right of indemnification or reimbursement is not exclusive of other rights to which such person may be entitled as a matter of law.

     INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING FIRST BANCORP PURSUANT TO THE FOREGOING PROVISIONS, FIRST BANCORP HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.

     IN ADDITION, GEORGIA LAW PROVIDES BROAD DISCRETION  TO
DIRECTORS AND SHAREHOLDERS OF CORPORATIONS TO INDEMNIFY OFFICERS,
DIRECTORS AND EMPLOYEES AGAINST LIABILITIES AND EXPENSES OF
DEFENDING CIVIL (AND IN SOME CASES CRIMINAL) MATTERS.  SEE O.C.G.A.
SECTION 14-2-851 AND SECTION 14-2-857.  SEE "EFFECT OF
REORGANIZATION ON SHAREHOLDERS -- LIMITATIONS OF LIABILITY AND
INDEMNIFICATION OF OFFICERS, DIRECTORS AND EMPLOYEES."


                         OTHER BUSINESS


     Action will be taken on whatever other business may properly come before the special meeting of Barrow Bancshares shareholders. Management is not aware of any other business matters to be considered at the special meeting. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect to such matters and in accordance with the recommendations of management.


                     ADDITIONAL INFORMATION


     First Bancorp has filed a Registration Statement (herein together with all amendments thereto called the "Registration Statement") with the Securities and Exchange Commission, Washington, D.C., under the Securities Act of 1933, as amended, with respect to First Bancorp common stock to be issued in the reorganization. This document does not contain all of the information set forth in the Registration Statement. For further information, reference is made to the Registration Statement including the exhibits filed or incorporated by reference as a part thereof. The Registration Statement is available for inspection at no fee at the Commission's public reference room in Washington, D.C. Copies of the material contained in the Registration Statement may be obtained from the Commission upon payment of the fees prescribed in its rules and regulations.


                                   BARROW BANCSHARES, INC.


Winder, Georgia                    By:____________________________
________, 1994                        Leeon Pruett,
                                      Chairman of the Board

                                   FIRST NATIONAL BANCORP


Gainesville, Georgia               By:____________________________
________, 1994                        Peter D. Miller, President,
                                      C.A.O. and C.F.O.

                        BARROW BANCSHARES, INC.
                            AND SUBSIDIARY

                     CONSOLIDATED FINANCIAL REPORT

                           DECEMBER 31, 1993

                            C O N T E N T S


                                                                  Page

INDEPENDENT AUDITOR'S REPORT                                         1

FINANCIAL STATEMENTS

  Consolidated balance sheets                                        2
  Consolidated statements of income                                  3
  Consolidated statements of stockholders' equity                    4
  Consolidated statements of cash flows                        5 and 6
  Notes to consolidated financial statements                      7-19

                     INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
Barrow Bancshares, Inc.
Winder, Georgia


          We have audited the accompanying consolidated balance sheets of Barrow Bancshares, Inc. and subsidiary as of December 31, 1993 and 1992, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Barrow Bancshares, Inc. and subsidiary as of December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.


                                    s/Mauldin & Jenkins





Atlanta, Georgia
January 21, 1994

                        BARROW BANCSHARES, INC.
                            AND SUBSIDIARY

                      CONSOLIDATED BALANCE SHEETS
                      December 31, 1993 and 1992

Assets                                                1993           1992

Cash and due from banks                            $ 1,295,645    $ 1,734,434
Investment securities (estimated market value of
  $13,643,843 and $10,597,204) (Note 2)             13,298,947     10,407,817
Federal funds sold                                     500,000            - -

Loans (Note 3)                                      36,804,935     33,194,897
Less allowance for loan losses (Note 3)                470,582        457,358
          Loans, net                                36,334,353     32,737,539

Premises and equipment, net (Note 4)                 2,076,307      1,969,205
Government Corporation Bank stock, at cost, which
  approximates market                                  204,800            - -
Other assets                                           574,631        549,368

                                                   $54,284,683    $47,398,363

Liabilities and Stockholders' Equity

Deposits
  Noninterest-bearing demand                       $ 5,217,499    $ 4,826,613
  Interest-bearing demand                            9,775,619      8,494,467
  Savings                                            5,474,431      3,292,677
  Time, $100,000 and over                            7,049,686      5,042,510
  Other time                                        20,723,219     20,210,819

          Total deposits                           $48,240,454    $41,867,086
Long-term debt (Note 6)                                 91,162         99,582
Other liabilities                                      206,805        196,820
Federal funds purchased                                290,000        630,000

          Total liabilities                        $48,828,421    $42,793,488

Commitments and contingent liabilities
  (Note 9)
Stockholders' equity (Note 10)
  Common stock, par value $5; 2,000,000 shares
    authorized; 371,303 and 354,528 shares issued   $ 1,856,515    $ 1,772,640
  Capital surplus                                     2,070,433      1,914,969
  Retained earnings                                   1,595,602        983,554
                                                    $ 5,522,550    $ 4,671,163
  Less cost of 5,330 shares of treasury stock            66,288         66,288

          Total stockholders' equity                $ 5,456,262    $ 4,604,875


                                                     $54,284,683    $47,398,363

See Notes to Consolidated Financial Statements.

                        BARROW BANCSHARES, INC.
                            AND SUBSIDIARY

                   CONSOLIDATED STATEMENTS OF INCOME
             Years Ended December 31, 1993, 1992 and 1991


                                           1993         1992         1991
Interest income
  Interest and fees on loans             $3,560,218   $3,305,322   $3,221,441
  Interest on investment securities:
    Taxable                                 364,571      558,556      696,987
    Nontaxable                              291,976      164,999          - -
  Interest on deposits in banks                 - -        4,444       40,144
  Interest on Federal funds sold             40,928       19,728       30,223
                                         $4,257,693   $4,053,049   $3,988,795

Interest expense
  Interest on deposits                    $1,605,405   $1,758,885   $2,162,987
  Interest on other borrowings (Note 6)        7,699       16,119       17,010
  Interest on Federal funds purchased          3,817        9,048          - -
                                          $1,616,921   $1,784,052   $2,179,997

          Net interest income             $2,640,772   $2,268,997   $1,808,798
Provision for loan losses (Note 3)            11,000      103,000      145,000
          Net interest income after
            provision for loan losses     $2,629,772   $2,165,997   $1,663,798

Other income
  Service charges on deposit accounts     $  152,038   $  131,960   $  147,212
  Securities transactions, net (Note 2)        1,210       64,090       34,787
  Other                                       69,213       69,210       40,087
                                          $  222,461   $  265,260   $  222,086

Other expense
  Salaries and employee benefits (Note 7  $  954,683   $  835,840   $  707,633
  Equipment expense                          140,948       93,655       79,089
  Occupancy expense                          145,744      142,576      132,910
  Other operating expenses                   584,343      582,468      461,571
                                          $1,825,718   $1,654,539   $1,381,203

          Income before applicable income
            taxes                         $1,026,515   $  776,718   $  504,681

Applicable income taxes (Note 8)             295,000      200,300      121,149

          Net income                      $  731,515   $  576,418   $  383,532

Per share of common stock
          Net income                      $     2.04   $     1.63   $     1.10

See Notes to Consolidated Financial Statements.

                        BARROW BANCSHARES, INC.
                            AND SUBSIDIARY

            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
             Years Ended December 31, 1993, 1992 and 1991

                                                 Common Stock
                                              Shares      Par Value
Balance, December 31, 1990                    342,693    $1,713,465
  Net income                                      - -           - -
  Issuance of 9,169 shares of common
    stock upon the exercise of options          9,169        45,845
  Issuance of 910 shares of common
    stock for cash                                910         4,550
  Purchase of 5,330 shares of common
    stock for the treasury                        - -           - -
  Dividends on common stock, $.25 per
    share                                         - -           - -
Balance, December 31, 1991                    352,772    $1,763,860
  Net income                                      - -           - -  [TABLE
  Issuance of 1,756 shares of common                                  CONT'D
    stock upon the exercise of options          1,756         8,780   BELOW]
  Dividends on common stock, $.30 per
    share                                         - -           - -
Balance, December 31, 1992                    354,528    $1,772,640
  Net income                                      - -           - -
  Issuance of 16,775 shares of common
    stock upon the exercise of options         16,775        83,875
  Dividends on common stock, $.34 per
    share                                         - -           - -
Balance, December 31, 1993                    371,303    $1,856,515

See Notes to Consolidated Financial Statements.

  Capital      Retained        Treasury Stock
  Surplus      Earnings     Shares        Cost          Total
$1,841,357    $  216,397        - -    $      - -    $3,771,219
       - -       383,532        - -           - -       383,532
    56,035           - -        - -           - -       101,880
     5,460           - -        - -           - -        10,010
       - -           - -      5,330       (66,288)      (66,288)
       - -       (88,034)       - -           - -       (88,034)
$1,902,852    $  511,895      5,330    $  (66,288)   $4,112,319
       - -       576,418        - -           - -       576,418
    12,117           - -        - -           - -        20,897
       - -      (104,759)       - -           - -      (104,759)
$1,914,969    $  983,554      5,330    $  (66,288)   $4,604,875
       - -       731,515        - -           - -       731,515
   155,464           - -        - -           - -       239,339
       - -      (119,467)       - -           - -      (119,467)
$2,070,433    $1,595,602      5,330    $  (66,288)   $5,456,262

                        BARROW BANCSHARES, INC.
                            AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF CASH FLOWS
             Years Ended December 31, 1993, 1992 and 1991


                                           1993          1992          1991
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                          $   731,515   $   576,418   $   383,532
  Adjustments to reconcile net income
    to net cash provided by operating
    activities:
    Depreciation                      $   144,592   $   102,451   $    91,185
    Amortization                            4,611         4,611         4,611
    Securities transactions, net           (1,210)      (64,090)      (34,787)
    Provision for loan losses              11,000       103,000       145,000
    Provision for deferred taxes          (32,199)      (66,793)       17,641
    (Increase) decrease in interest
      receivable                          (45,282)      (27,879)       12,182
    Increase (decrease) in interest
      payable                             108,355        18,695        (4,908)
    Increase (decrease) in taxes
      payable                            (107,202)      148,008       (31,556)
    Other prepaids, deferrals and
      accruals, net                        56,439       162,357      (137,055)
          Total adjustments           $   139,104   $   380,360   $    62,313

          Net cash provided by
          operating activities        $   870,619   $   956,778   $   445,845

CASH FLOWS FROM INVESTING ACTIVITIES
  Decrease (increase) in
    interest-bearing deposits, net    $       - -   $   398,000   $  (299,000)
  Proceeds from sales of investment
    securities                            406,103     3,284,041     2,871,123
  Proceeds from maturities of
    investment securities               1,499,636       600,000     1,447,303
  Purchase of investment securities    (4,795,659)   (5,865,189)   (5,000,065)
  Increase in loans, net               (3,607,814)   (4,792,348)   (5,443,724)
  Purchase of premises and equipment     (251,694)     (215,584)      (26,418)
  (Increase) decrease in Federal funds
    sold, net                            (500,000)    2,030,000    (1,625,000)
  Increase in Government Corporation
    Bank stock                           (204,800)          - -           - -

          Net cash used in investing
            activities                $(7,454,228)  $(4,561,080)  $(8,075,781)



                        BARROW BANCSHARES, INC.
                            AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF CASH FLOWS
             Years Ended December 31, 1993, 1992 and 1991


                                           1993          1992          1991

CASH FLOWS FROM FINANCING ACTIVITIES
  Increase in deposits, net           $ 6,373,368   $ 2,976,296   $ 7,950,036
  Cash dividends paid                    (119,467)     (104,759)      (88,034)
  Repayment of long-term debt              (8,420)       (7,259)       (5,151)
  Proceeds from issuance of common
     stock                                239,339        20,897       111,890
  Increase (decrease) in Federal funds
    purchased                            (340,000)      630,000           - -
  Purchase of 5,330 shares of common
     stock for the treasury                   - -           - -       (66,288)

          Net cash provided by
          financing activities         $ 6,144,820   $ 3,515,175   $ 7,902,453

Net increase (decrease) in cash and
  due from banks                       $  (438,789)  $   (89,127)  $   272,517

Cash and due from banks at beginning
  of year                                1,734,434     1,823,561     1,551,044

Cash and due from banks at end of
  year                                 $ 1,295,645   $ 1,734,434   $ 1,823,561

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION
  Cash paid during the year for:
    Interest                           $ 1,508,566   $ 1,765,357   $ 2,184,905

    Income taxes                       $   434,401   $   119,085   $   135,064

See Notes to Consolidated Financial Statements.

                        BARROW BANCSHARES, INC.
                            AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.   Summary of Significant Accounting Policies

          Barrow Bancshares, Inc. is a one bank holding company whose business is presently conducted by its wholly-owned subsidiary, Barrow Bank & Trust Company. The accounting and reporting policies of the Company conform to generally accepted accounting principles and with general practices within the banking industry.

          Basis of Presentation

            The consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and accounts are eliminated in consolidation. Assets held by the Bank in a fiduciary or agency capacity are not assets of the Bank and are not included in the consolidated financial statements.

          Investment Securities

            Investment securities are those securities which the Bank has the ability and intent to hold to maturity. These securities are stated at cost adjusted for amortization of premiums and accretion of discount, computed by the interest method. Gains and losses on the sale of investment securities are computed on the basis of specific identification of the adjusted cost of each security.

          Loans

            Loans are stated at the amount of unpaid principal, reduced by unearned interest. Interest on most loans is credited to income on a daily basis, based upon the principal amount outstanding. Interest on some instalment loans is credited to income based on the sum-of-the-months-digits method, the results of which are not materially different from generally accepted accounting principles.

            Accrual of interest income is discontinued on loans when, in the opinion of management, collection of such interest becomes doubtful. Accrual of interest on such loans is resumed when, in management's judgment, the collection of interest and principal becomes probable.

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          Loan Fees and Costs

            Nonrefundable loan fees and certain direct loan origination costs are accounted for in accordance with Statement of Financial Accounting Standards Number 91 (SFAS No. 91), "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases". SFAS No. 91 requires these fees and costs to be deferred and the net amount recognized into income over the life of the loans as a yield adjustment.

          Allowance for Loan Losses

            The allowance for loan losses is established through a provision for loan losses charged to expenses. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible based on evaluations of the collectibility of loans and prior loan loss experience.

          Premises and Equipment

            Premises and equipment are stated at cost less accumulated depreciation, computed principally on the straight-line method over the following estimated useful lives:

                                                                 Years

              Equipment                                           5-15
              Buildings and improvements                         10-40
              Automobiles                                            5

          Profit-Sharing Plan

            Profit-sharing plan costs will be funded as accrued and are based on a percentage of individual employee's salary, not to exceed the amount that can be deducted for Federal income tax purposes.

          Income Taxes

            The Company and its subsidiary file a consolidated income tax return. The subsidiary provides for income taxes based on its contribution to income taxes (benefits) of the consolidated group.

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          Income Taxes (continued)

            As of January 1, 1993, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". SFAS No. 109 requires a balance sheet approach to accounting for income taxes and requires that deferred tax assets and liabilities be adjusted in the period of enactment for the effect of an enacted change in tax laws or rates. The adoption of SFAS No. 109 had no material effect on the Company's consolidated financial statements.

          Net Income Per Share

            Net income per share is calculated on the basis of the weighted average number of shares outstanding.

          Statement of Cash Flows

            Cash flows from loans originated by the Bank, deposits, Federal funds purchased and sold and interest-bearing deposits in banks are reported net.

          Current Accounting Developments

            The Financial Accounting Standards Board has issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", which becomes effective for years beginning after December 15, 1994, and SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities", which becomes effective for years beginning after December 15, 1993.

            SFAS No. 114 generally requires impaired loans to be measured on the present value of expected future cash flows discounted at the loan's effective interest rate, at the loan's observable market price or at the fair value of the collateral if the loan is collateral dependent. A loan is impaired when it is probable the creditor will be unable to collect all principal and interest payments due in accordance with terms of the loan agreement. The adoption of this Statement is not expected to have a material effect on the Company's consolidated financial statements.

            SFAS No. 115 requires that investments in debt and equity securities be classified as trading securities, securities available for sale or securities held to maturity. Trading

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          Current Accounting Developments (continued)

            securities should be carried at market with any unrealized gains or losses included in current earnings. Securities available for sale should be carried at market with any unrealized gains or losses reported as increases or decreases in stockholders' equity, net of the related deferred tax effect. Securities held to maturity should be carried at amortized cost. The Company will be required to adopt this Statement as of January 1, 1994. The adoption of this Statement is not expected to have a material effect on the Company's consolidated financial statements.


Note 2.   Investment Securities

          The carrying value and estimated market value of investment securities are as follows:

                          - -  - - - - - - December 31, 1993 - - - - - - - - - -
                                          Gross         Gross       Estimated
                           Carrying     Unrealized    Unrealized     Market
                            Value         Gains        Losses         Value

U. S. Treasury and
  government agencies      $ 5,965,696  $    71,284  $    (9,542)  $ 6,027,438
Municipal securities         6,482,823      299,276      (20,082)    6,762,017
Mortgage-backed securities     850,428        3,960          - -       854,388
                           $13,298,947  $   374,520  $   (29,624)  $13,643,843

                            - - - - - - - - December 31, 1992 - -- - - - - - - -
                                          Gross          Gross      Estimated
                           Carrying     Unrealized     Unrealized    Market
                            Value         Gains         Losses        Value
U. S. Treasury and
  government agencies     $ 5,400,887   $   124,893  $    (9,215)  $ 5,516,565
Municipal securities        3,883,860        91,751      (37,281)    3,938,330
Mortgage-backed securities  1,123,070        26,844       (7,605)    1,142,309
                          $10,408,817   $   243,488  $   (54,101)  $10,597,204

          The carrying value and estimated market value of investment securities at December 31, 1993, by contractual maturity, are as follows. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                             Estimated
                                              Carrying        Market
                                                Value          Value
            Due in one year or less          $   350,118    $   351,077
            Due after one year through
              five years                       2,791,068      2,799,549
            Due after five years through
              ten years                        4,234,743      4,328,655
            Due after ten years                5,072,590      5,310,174
                                             $12,448,519    $12,789,455
            Mortgage-backed securities           850,428        854,388
                                             $13,298,947    $13,643,843

          Proceeds from sales of investment securities during 1993, 1992 and 1991 were $406,103, $3,284,041 and $2,871,123, respectively. Gross gains of $1,210, $64,092 and $35,748 and gross losses of $ - -, $2 and $961, respectively, were realized on those sales.

          Investment securities with a carrying amount of $4,872,703 and $2,187,648 at December 31, 1993 and 1992, respectively, were pledged to secure public deposits and for other purposes.


Note 3.   Loans and Allowance for Loan Losses

          The composition of loans is summarized as follows:

                                                    December 31,
                                                1993           1992
            Commercial, financial and
              agricultural                   $13,387,000    $11,190,000
            Real estate-construction           6,554,000      7,346,000
            Real estate-mortgage              15,452,000     11,798,000
            Consumer instalment loans          1,447,000      2,912,000
            Other                                  2,120          3,009
                                             $36,842,120    $33,249,009
            Unearned fees and discounts          (37,185)       (54,112)
            Allowance for loan losses           (470,582)      (457,358)
            Loans, net                       $36,334,353    $32,737,539

          There were no loans on which the accrual of interest had been discontinued or reduced at December 31, 1993. There was no significant reduction in interest income associated with nonaccrual and renegotiated loans during 1993.

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          In the normal course of business, the Bank has made loans at prevailing interest rates and terms to directors and executive officers of the Bank. The aggregate dollar amount of these loans, net of participation sold, was $2,617,718 at December 31, 1993 and $3,676,726 at December 31, 1992.
          During 1993, $6,858,894 of loans were made and repayments totaled $7,917,901. None of the related party loans as of December 31, 1993 were restructured, nor were any amounts charged off during 1993. As of December 31, 1993, $3,606,229 of director and executive officer loans were sold to participating banks.

          Changes in the allowance for loan losses are as follows:

                                                 December 31,
                                       1993         1992        1991
            Balance, beginning
              of year               $  457,358   $  354,331  $  254,345
              Provision charged
                to operations           11,000      103,000     145,000
              Loans charged off           (295)      (4,297)    (47,392)
              Recoveries                 2,519        4,324       2,378
            Balance, end of year    $  470,582   $  457,358  $  354,331

Note 4.   Premises and Equipment, Net

          Major classifications of these assets are summarized as follows:

                                                     December 31,
                                                  1993          1992
            Land                               $  265,773    $  265,773
            Equipment                             847,910       638,439
            Automobiles                            71,998        42,053
            Buildings and improvements          1,386,732     1,381,347
                                               $2,572,413    $2,327,612
            Accumulated depreciation             (496,106)     (358,407)
                                               $2,076,307    $1,969,205

          Depreciation expense for the years ended December 31, 1993, 1992 and 1991 was $144,592, $102,451 and $91,185,
          respectively.

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




Note 5.   Leases

          The Company leases certain equipment under a noncancelable operating lease, which is payable in quarterly instalments of $6,325 through May 1995. Aggregate future minimum lease payments under the noncancelable operating lease consisted of the following at December 31, 1993.

            1994                                               $ 26,627
            1995                                                 12,651
                                                               $ 39,278

Note 6.   Long-Term Debt

          Long-term debt consisted of the following:

                                                       December 31,
                                                     1993        1992
            Note payable to purchase land          $ 91,162    $ 99,582
              for bank building, due in
              monthly instalments including
              interest at 8%, secured by
              land.

          Aggregate maturities required on long-term debt at December 31, 1993 are as follows:

            1994                                               $  9,119
            1995                                                  9,876
            1996                                                 10,695
            1997                                                 11,583
            1998                                                 12,545
            Later years                                          37,344
                                                               $ 91,162

Note 7.   Employee Benefit Plans

          The Bank has a contributory 401(K) retirement plan covering all employees, subject to certain minimum age and service requirements. The Bank contributed $10,812, $10,229 and $3,470 to the plan for the years ended December 31, 1993, 1992 and 1991, respectively.

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          The Board of Directors has approved an Employee Incentive Stock Option Plan with 40,000 shares of stock available for use in the Stock Option Plan. The options are exercisable at the book value per share on the exercise date or $10 per share, whichever is greater. A summary of the activity in this plan follows:

                                                                Shares
                                                    Options    Available
                                                    Granted    for Grant
            Balance, December 31, 1992               31,369         278
              Options granted                           278        (278)
              Options exercised                     (16,775)        - -
            Balance, December 31, 1993               14,872         - -

Note 8.   Income Taxes

          The total income taxes in the consolidated statements of income are as follows:

                                                   December 31,
                                           1993       1992       1991
            Current                      $327,199   $267,093   $103,508
            Deferred                      (32,199)   (66,793)    17,641
                                         $295,000   $200,300   $121,149

          The Company's provision for income taxes differs from the amounts computed by applying the Federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                             December 31,   December 31,    December 31,
                                1993            1992            1991

                            Amount  Percent  Amount  Percent  Amount  Percent
Tax provision at
 statutory rate             $349,015  34%    $264,084  34%    $171,592  34%
Increase (decrease)
 resulting from:
  Tax-exempt interest        (88,319) (9)     (49,149) (6)     (40,381) (8)
  State income taxes          15,495   1        1,355  - -         - -  - -
  Other items, net            18,809   3      (15,990) (2)     (10,062) (2)
  Provision for income
   taxes                    $295,000  29%     $200,300 26%     $121,149 24%

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          Deferred income taxes arising from temporary differences between the tax basis and the reported amounts in the financial statements are as follows:

                                                  December 31,
                                           1993       1992       1991
            Accrual to cash adjustment   $(64,140)  $(33,522)  $  7,954
            Provision for loan losses      (4,151)   (50,068)   (29,187)
            Depreciation and
              amortization                 16,164     11,063     11,082
            Other                          19,928      5,734     27,792
                                         $(32,199)  $(66,793)  $ 17,641

          Net deferred income tax assets of $65,999 and $33,800 at December 31, 1993 and 1992, respectively, are included in other assets. Pursuant to SFAS No. 109, the components of deferred income taxes at December 31, 1993 are as follows:

            Deferred tax assets:
              Loan loss reserves                               $143,199
              Other                                              43,728
                                                               $186,927

            Deferred tax liabilities:
              Depreciation and amortization                    $ 89,717
              Accrual to cash adjustment                         31,211
                                                               $120,928

            Net deferred tax assets                            $ 65,999

Note 9.   Commitments and Contingent Liabilities

          In the ordinary course of business, the Bank has entered into off balance sheet financial instruments which are not reflected in the consolidated financial statements. These instruments include commitments to extend credit, standby letters of credit, guarantees and liability for assets held in trust. Such financial instruments are recorded in the financial statements when funds are disbursed or the instruments become payable. The Bank uses the same credit and collateral policies for these off balance sheet financial instruments as it does for instruments that are recorded in the consolidated financial statements.

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          Following is an analysis of significant off balance sheet financial instruments.

                                                     December 31,
                                                  1993          1992
            Loan commitments                   $6,126,058    $5,637,000
            Standby letters of credit             235,583       259,000
                                               $6,361,641    $5,896,000

          Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitment amounts expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The credit risk involved in issuing these financial instruments is essentially the same as that involved in extending loans to customers. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include real estate and improvements, marketable securities, accounts receivable, inventory, equipment and personal property.

          The Bank does not anticipate any material losses as a result of the commitments and contingent liabilities.

          The nature of the business of the Bank is such that it ordinarily results in a certain amount of litigation. In the opinion of management and counsel for the Company and the Bank, there is no litigation in which the outcome will have a material adverse effect on the consolidated financial statements.

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10.  Stockholders' Equity

          At December 31, 1993, the Bank's capital ratios were considered adequate based on regulatory minimum capital requirements. The minimum capital requirements and the actual capital ratios for the Bank at December 31, 1993 are as follows:

                                                            Regulatory
                                                    Actual  Requirement
            Leverage capital ratio                  10.31%     4.00%
            Risk based capital ratios:
              Core capital                          14.29%     4.00%
              Total capital                         15.54%     8.00%

          The primary source of funds available to the Parent Company is the payment of dividends by the subsidiary bank. Banking regulations limit the amount of dividends that may be paid without prior approval of the Bank's regulatory agency. Approximately $371,730 are available to be paid as dividends by the bank subsidiary at December 31, 1993.


Note 11.  Concentrations of Credit

          Most of the Bank's loans, commitments and standby letters of credit have been granted to customers in the Bank's market area. The Bank's investment portfolio may also include state and municipal securities of governmental entities within the Bank's market area. The concentrations of credit by type of loan are also set forth in Note 3. Standby letters of credit are granted primarily to commercial borrowers of the Bank. The Bank, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of the Bank's combined capital stock and capital surplus accounts which amounted to approximately $875,000 at December 31, 1993.

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12.  Business Combination

          On January 18, 1994, the Board of Directors of the Company signed a letter of intent agreeing to a merger with First National Bancorp of Gainesville, Georgia. Under this letter, the stockholders of the Company will receive 1.37 shares of First National Bancorp stock for each share of the Company's common stock they own. This merger is contingent upon the execution of a definitive merger agreement, approval by the stockholders and approval by the appropriate Federal and state regulatory authorities.

Note 13. Condensed Financial Information of Barrow Bancshares, Inc. (Parent Company Only)

                            Condensed Balance Sheets
                           December 31, 1993 and 1992

                                                  1993          1992
          Assets
            Cash                               $  210,356    $    9,266
            Investment in subsidiary            5,241,295     4,586,387
            Other assets                            4,611         9,222

                    Total assets               $5,456,262    $4,604,875

          Stockholders' equity                 $5,456,262    $4,604,875

                          Condensed Statements of Income
                  Years Ended December 31, 1993, 1992 and 1991

                                     1993         1992         1991
         Income, dividends
          from subsidiary         $   88,551   $   34,058   $   85,145

         Expense
           Employee benefits      $      - -   $      - -   $   10,010
           Interest                      - -          - -           25
           Amortization                4,611        4,611        4,611
           Other expense               7,333        6,911        1,093
              Total expense       $   11,944   $   11,522   $   15,739

        Income before income
        tax credits and equity
        in undistributed earnings
        of subsidiary             $   76,607   $   22,536   $   69,406

        Income tax credits               - -          - -        5,351

        Income before equity
        in undistributed
        earnings of subsidiary   $   76,607   $   22,536   $    69,406

        Equity in undistri-
        buted earnings of
        subsidiary                  654,908      553,882      308,775

          Net income             $  731,515   $  576,418   $  383,532

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




Note 13. Condensed Financial Information of Barrow Bancshares, Inc. (Parent Company Only) (continued)

                       Condensed Statements of Cash Flows
                  Years Ended December 31, 1993, 1992 and 1991


                                       1993            1992            1991
CASH FLOWS FROM
OPERATING ACTIVITIES
  Net income                        $ 731,515       $ 576,418       $ 383,532
  Adjustments to reconcile
   net income to net cash
   provided by operating
   activities:
  Undistributed earnings
   of subsidiary                   $(654,908)      $(553,882)      $(308,775)
  Amortization                         4,611           4,611           4,611
  Other prepaids, defferals
   and accruals, net                     - -           5,351          (5,350)
    Total adjustments              $(650,297)      $(543,920)      $(309,514)

Net cash provided by operating
activities                         $  81,218       $  32,498       $  74,018

CASH FLOWS FROM FINANCING
  ACTIVITIES
  Proceeds from issuance
   of common stock                 $ 239,339       $  20,897       $ 111,890
  Purchase of common
   stock for the treasury                - -             - -         (66,288)
  Cash dividends paid               (119,467)       (104,759)        (88,034)

Net cash provided by (used in)
 financing activities              $ 119,872       $ (83,862)      $ (42,432)

Net increase (decrease) in cash    $ 201,090       $ (51,364)      $  31,586

Cash at beginning of year              9,266          60,630          29,044

Cash at end of year                $ 210,356       $   9,266       $  60,630










                                - 19 -

                   BARROW BANCSHARES, INC.
                       AND SUBSIDIARY

                 CONSOLIDATED BALANCE SHEETS
                   March 31, 1994 and 1993
                         (unaudited)

Assets
                                       1994             1993
Cash and due from banks            $ 3,201,275       $ 1,025,971
Investment securities (estimated
 market value of $12,306,000
 and $10,802,000                    12,006,006        10,544,271
Federal funds sold                   1,870,000         1,860,000
Loans                               35,570,059        32,803,585
Less allowance for loans losses        481,926           458,022
                                    __________        __________
   Loans, net                       35,088,133        32,345,563

Premises and equipment, net          2,039,712         1,965,115
Government Corporation Bank
 stock, at cost, which
 approximates market                   204,900
Other assets                           569,708           524,884
                                   ___________       ___________
                                   $54,979,734       $48,265,804
Liabilities and Stockholders'
Equity
Deposits
  Non-interest-bearing demand      $ 6,240,910       $ 4,371,317
  Interest-bearing demand           10,076,974         8,546,692
  Savings                            5,380,166         3,659,291
  Time, $100,000 and over            6,360,107         5,642,510
  Other time                        20,693,771        21,124,424
                                   ___________       ____________
   Total deposits                   48,751,928        43,344,234
Long-term debt                          88,950            97,539
Other liabilities                      312,720            36,326
                                   ___________       ___________
Federal funds purchased
   Total liabilities                49,153,598        43,478,099
Commitments and contingent
liabilities (Note 9)
Stockholders' equity                 1,925,435         1,782,825
Common stock, par value $5;
  2,000,000 shares authorized;
  385,087 and 356,656 shares
  issued                             2,204,239         1,931,367
Capital surplus                      1,762,748         1,139,801
                                    __________        __________
Retained earnings                    5,892,422         4,853,993
Less cost of 5,330 shares of
treasury stock                          66,288            66,288
                                    __________        __________
  Total stockholders' equity         5,826,134         4,787,705
                                   ___________       ___________
                                   $54,979,732       $48,265,804

                   BARROW BANCSHARES, INC.
                       AND SUBSIDIARY

              CONSOLIDATED STATEMENTS OF INCOME
         Three Months Ended March 31, 1994 and 1993
                         (unaudited)

                                    1994          1993
Interest income
  Interest and fees on loans       $  842,728     $ 822,458

  Interest on investment
   securities:
     Taxable                           89,152        95,120
     Non-taxable                       90,391        61,931
Interest on deposits in banks
Interest on Federal funds sold          9,437         8,478
																																		 __________     _________
                                    1,031,708       987,987
                                   __________     _________
Interest expense
  Interest on deposits                395,083       391,289
  Interest on other borrowings          1,818         1,987
  Interest on Federal funds sold          549         2,718
                                   __________     _________
                                      397,450       395,994
                                   __________     _________
        Net interest income           634,259       591,993
Provision for loans losses             10,000
        Net interest income after
        provision for loan losses     624,259       591,993
Other income
  Service charges on deposit           47,882        33,151
   accounts
  Securities transactions, net                        1,044
  Other                                15,057        14,077
                                    _________    __________
                                       62,939        48,272
Other expense                       _________    __________
  Salaries and employee benefits      228,341       223,998
  Equipment expense                    43,430        34,448
  Occupancy expense                    50,724        32,533
  Other operating expenses            141,957       140,605
                                    _________    __________
                                      464,452       431,584
                                    _________    __________
     Income before applicable
     income taxes                     222,746       208,681

Applicable income taxes                55,600        54,600
                                   __________    __________
        Net income                  $ 167,146      $154,081
                                   __________    __________
Per share of common stock
        Net income                  $    0.43      $   0.43
                                   __________    __________

                       BARROW BANCSHARES, INC.
                           AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF CASH FLOWS
             Three Months Ended March 31, 1994 and 1993
                             (unaudited)

                                                     1994       1993
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                        $  167,146  $  154,081
                                                    __________  __________
  Adjustments to reconcile net income to
     net each cash provided by operating
     activities:
     Depreciation                                       38,859      35,771
     Amortization                                                    1,153
     Securities transactions, net                                   (1,044)
     Provision for loan losses                          10,000
     Increase in interest receivable                    47,000      81,000
     Increase in interest payable                       21,828      44,926
     Increase (decrease) in taxes payable               41,063    (212,789)
     Other prepaids, deferrals and accruals, net       (36,666)    (95,145)
          Total adjustments                            122,084    (146,128)
                                                     ___________  __________
          Net cash provided by operating               289,230       7,953
          activities                                 ___________  __________

CASH FLOWS FROM INVESTING ACTIVITIES
   Proceeds from maturities of investment
   securities                                        1,758,641    1,321,546
   Purchase of investment securities                  (465,700)  (1,458,000)
   (Increase) decrease in loans, net                 1,234,878      405,415
   Purchase of premises and equipment, net              36,595        4,000
   (Increase) decrease in Federal funds sold, net   (1,370,000)  (1,860,000)
                                                    ___________ ____________
      Net cash used in investing activities          1,194,414   (1,587,039)

CASH FLOWS FROM FINANCING ACTIVITIES
   Increase in deposits, net                           511,474   1,477,148
   Cash dividends paid                                    -          -
   Repayment of long-term debt                          (2,212)     (2,461)
   Proceeds from issuance of common stock              202,724      25,936
   Increase (decrease) in Federal funds purchased     (290,000)   (630,000)
                                                      _________   __________
      Net cash provided by financing activities        421,986     870,623

      Net increase (decrease) in cash and due
      from banks                                     1,905,620    (708,463)
      Cash and due from banks at beginning of year   1,295,645   1,734,434
                                                    __________  ___________
      Cash and due from banks at end of year        $3,201,265  $1,025,071

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
   Cash paid during the year for:
     Interest                                       $  377,141  $  441,339
     Income taxes                                   $   21,300  $  159,339

                             Barrow Bancshares
                   Management's Discussion and Analysis
             of Financial Condition and Results of Operations
               Years Ended December 31, 1993, 1992, and 1991

     The following is a discussion of Barrow Bancshare's financial condition as of December 31, 1993 and December 31, 1992 and the results of its operations for the years ended December 31, 1993, 1992, and 1991 respectfully. The following should be read in conjunction with the financial statements of Barrow Bancshares contained in this Proxy Statement and other financial information contained herein.

Results of Operations

     Barrow Bancshares, reported net income of $732,000 for the year ended December 31, 1993, an increase of $155,000 or 27% over 1992. Earnings increased primarily as a result of higher net interest income and a lower loan loss provision expense which were partially offset by a decrease in other income and an increase in other expenses.

     For the year ended 1993, net interest income increased $372,000 or 16% compared to 1992. The provision for loan loss expense decreased $92,000 or 89% to $11,000 in 1993 from $103,000 in 1992. Other income decreased $43,000 during 1993 compared to 1992 and other expense increased $171,000 during 1993 compared to 1992.

     Asset growth of $6,886,000 or 15% in 1993 was primarily funded by deposit growth of $6,373,000 or 15% in 1993. The deposits were used to fund additional loans and investments. Loans increased $3,610,000 or 11% in 1993 over 1992 while investments increased $2,891,000 or 28% in 1993 over 1992.

     The following table summarizes the results of operations of Barrow Bancshares, on a consolidated basis for the years ended December 31, 1993, 1992, and 1991.

                              Years Ended December 31

                              (Amounts in thousands, except ratios
                              and per share data)
                                   1993      1992      1991
Income Statement Data:
     Net interest income           $2,641    2,269     1,809
     Provision for loan losses         11      103       145
     Other Income                     222      265       222
     Other expense                  1,826    1,655     1,381
     Net income                       732      576       384
     Return on average assets       1.44%     1.27%     .98%
     Return on average equity      14.55%    13.21%    9.74%

                             Barrow Bancshares
                   Management's Discussion and Analysis
             of Financial Condition and Results of Operations
               Years Ended December 31, 1993, 1992, and 1991

Net Interest Income

     Net interest income in 1993 increased 16% or $372,000 over 1992. Interest income increased $205,000 or 5% during 1993 while interest expense decreased 9% or $167,000. Interest income increased due to a growing loan portfolio and interest expense decreased due to the declining interest rate environment and due to the continued maturity of high priced fixed rate deposits. Net interest income was also aided by the continued repricing of both the loan and investment portfolios at a slower rate than deposit repricing.


Other Income

     Other income of $222,000 decreased $43,000 or 16% in 1993 from 1992. This decrease is primarily the result of $1,000 in securities gains in 1993 compared to $64,000 in securities gains in 1992. The decrease in securities gains was partially offset by a $20,000 increase in service charges on deposit accounts, due to the growth in average noninterest bearing deposits.


Other Expenses

     Other expenses of $1,826,000 in 1993 increased $171,000 or 10% over 1992. The increase is the result of increased salary and employee benefits expense of $119,000 and increased equipment expense of $47,000 relating to depreciation of newly acquired equipment resulting from the opening of a branch banking office. The increase in salary and employee benefits expense was due to normal salary increase and the addition of new employees. Occupancy and other operating expenses in 1993 remained comparable to 1992.

Income Taxes

     During 1993 income tax expense was $295,000 compared to $200,000 in 1992. The company's provision for income taxes differs from the amounts computed by applying the statutory rates because of tax-exempt interest income, no state income taxes, and other miscellaneous items. The effective income tax rates for 1993 and 1992 were 28.7% and 25.8% respectively.

     The cumulative effect of a change in the accounting for income taxes, due to the implementation of Statement of Financial Accounting Standards
(SFAS) No. 109, "Accounting for Income Taxes" during the year ended December 31, 1993 was considered immaterial to the consolidated financial statements.

                             Barrow Bancshares
                   Management's Discussion and Analysis
             of Financial Condition and Results of Operations
               Years Ended December 31, 1993, 1992, and 1991


Allowance for Loan Losses

     The allowance for loan losses approximated 1.28% of outstanding loans at December 31, 1993 compared to 1.38% at December 31, 1992 due to increased loans in 1993. The allowance increased to $471,000 at December 31, 1993 from $457,000 at December, 1992. The Bank experienced net recoveries on loans of approximately $3,000 for the year ended December 31, 1993.

     Management believes that the allowance for loan losses is adequate to provide for potential loan losses, based on information available and conditions prevailing at the date of determination of the allowance. However, management's judgment is based upon a number of assumptions about future events, which are believed to be reasonable, but which may or may not prove valid. Although management believes the allowance for loan losses is adequate, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required.

     Specific reserves have been established for specifically identified problem loans where management considers losses to be likely. A general reserve has been established by management to provide for loans considered to be potential problems as well as for future problem loans which are currently unidentified.

Barrow Bancshares has allocated the allowance for loan losses according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within the categories of loans set forth in the table below. The amount of such components of the allowance for loan losses at December 31, 1993 and the ratio of loans in each category to the outstanding loan balance are presented below:

                         Commercial          Real
                         financial, and      Estate    Consumer
                         agricultural        Loans       Loans      Total
                            (dollar amounts are presented in thousand)
Allowance for
loan Losses                 $300             147         24         471

Ratio of loans
in each category             36%             60%         4%         100

                             Barrow Bancshares
                   Management's Discussion and Analysis
             of Financial Condition and Results of Operations
               Years Ended December 31, 1993, 1992, and 1991


Asset Quality

     The following table summarizes nonperforming assets and allowances for loan losses data as of December 31, 1993 and December 31, 1992:

                              December 31, 1993        December 31, 1992
                              Amount    % of Loans     Amount    % of Loans
                              (Amounts in thousands, except percentages)
Non-accrual loans             $ -          -%          $ -          -%
Restructured loans-not in
 compliance with modified
 terms                         -          -              -         -
Other real estate owned        -          -              8        .02

Total nonperforming assets    $ -          -%            8        .02%
Loans past due 90 days or
 more and still accruing
 interest                     $28        .08%          $ -          -%
Allowance for loan losses
 to period end loans                    1.28%                    1.38%

                             Barrow Bancshares
                   Management's Discussion and Analysis
             of Financial Condition and Results of Operations
               Years Ended December 31, 1993, 1992, and 1991


     The following table summarizes loan balances at the end of 1993 and 1992, average loans outstanding during the year, and changes in the allowance for loan losses arising from loans charged off by loan category, recoveries on loans previously charged off by loan category, and additions to the allowance which have been charged to operating expense.

                                             Years ended December 31,
                                             1993           1992
                              (dollar amounts are presented in thousands)
Amount of net loans outstanding
 at end of year                              $36,334        32,738

Average amount of net loans
 outstanding                                  34,500        30,400

Allowance for loan loses at
 beginning of year                               457           354

Loans charged off                                 -            (4)

Recoveries of loans previously charged off:         3            4

          Net loans charged off (recovered)       (3)            -

Provision for loan losses                          11          103

Allowance for loan  losses, end of year          $471          457

Ratio of net loans charged off to
 average net loans outstanding                    - %          - %

Liquidity and Interest Rate Sensitivity

     Liquidity management involves the ability to meet the cash flow requirements of customers who may be either depositors wanting to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs and the ability to fund these commitments. Interest rate sensitivity management seeks to maintain consistent and acceptable net interest spreads and to enhance growth of net interest income through periods of changing interest rates.

                             Barrow Bancshares
                   Management's Discussion and Analysis
             of Financial Condition and Results of Operations
               Years Ended December 31, 1993, 1992, and 1991


     Barrow Bancshares seeks to meet day-to-day liquidity needs through management of the cash and federal funds accounts. Short-term liquidity is maintained by the management of funds invested in short-term instruments such as federal funds sold. Long-term liquidity is maintained through the management of investment securities and the loan portfolio in conjunction with adding to the core deposit base through the procurement of additional funds from depositors or through money market instruments.


Capital Resources and Adequacy

     There are various measures of capital adequacy for banks and bank holding companies such as risk-based capital guidelines and the leverage ratio. At December 31, 1993, the Bank's regulatory capital and the required minimums under existing regulations are as follows:

                                   Actual         Required
                                   Capital        Minimium
                                                  Amount
Tier 1 risk-based                  16.97%         4.00%
Total risk-based                   19.22%         8.00%

Primary Capital                    5,600,000
Total Capital                      5,800,000

Inflation

     Inflation impacts the growth in total assets in the banking industry and causes a need to increase equity capital at higher than normal rates to meet capital adequacy requirements. Barrow Bancshares copes with the effects of inflation through effectively managing its interest rate sensitivity gap position, by periodically reviewing and adjusting its pricing of services to consider current costs, and through retainage of net income.

Recent Accounting Pronouncements

     During May 1993, the Financial Accounting Standards Board ("FASB") issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No.115, "Accounting for Certain Investments in Debt and Equity Securities."

                             Barrow Bancshares
                   Management's Discussion and Analysis
             of Financial Condition and Results of Operations
               Years Ended December 31, 1993, 1992, and 1991

     SFAS No. 114 requires impaired loans to be measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate, or at the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent, beginning in 1995. SFAS No. 114 may be adopted prior to 1995. Barrow Bancshares has not yet determined the actual impact of SFAS No. 114 on its financial statements or made a determination of whether it will adopt SFAS No. 114 prior to 1995, but the effect, if any, is expected to be nominal as there are no currently recognized impaired loans.

     SFAS No. 115 requires investments to be classified in three categories; held-to-maturity securities (reported at amortized cost), trading securities (reported at fair value) and available-for-sale securities (reported at fair value). Unrealized gains or losses on trading securities are included in earnings. Unrealized gains or losses on available-for-sale securities are excluded from earnings and reported in a separate component of shareholders' equity, net of income taxes. SFAS No. 115 is effective beginning in 1994.

                      Barrow Bancshares
            Management's Discussion and Analysis
      of Financial Condition and Results of Operations
        For the Period Ended March 31, 1994 and 1993


       The following is a discussion of Barrow Bancshares' financial condition as of March 31, 1994 and March 31, 1993 and the results of its operations for the period ended March 31, 1994 and 1993. The following should be read in conjunction with the financial statements of Barrow Bancshares contained in this Proxy Statement and other financial information contained herein.

Results of Operations

      Barrow Bancshares, reported net income of $167,000 for the quarter ended March 31, 1994, an increase of $13,000, or 8%, over 1993. Earnings increased primarily as a result of higher interest income which was partially offset by an increase in loan loss provision and other non interest income.

      For the quarter ended March 31, 1994, net interest income increased $44,000, or 4%, compared to March 31, 1993. The provision for loan losses for the 1994 first quarter was $10,000 compared to no provision being made in the first quarter of 1993. Other income decreased $15,000 during first quarter 1994 compared to first quarter 1993 and other expense increased $33,000 during first quarter 1994 compared to 1993.

     Asset growth of $6,714,000 or 14% between March 31, 1994 and March 31, 1993, was primarily funded by deposit growth of $5,408,000 or 13%. The deposits were used to fund additional loans and investments. Loans increased $2,743,000 or 8% between these periods while investments increased $1,462,000 or 14%.

      The following table summarizes the results of operations of Barrow Bancshares, on a consolidated basis for the periods ended
March 31, 1994 and March 31, 1993.

                               For the period ended March 31,
                             (Amounts in thousands, except ratios
                                    and per share data)

                                    1994      1993
Income Statement Data:
  Net interest income               $634       592
  Provision for loan losses           10         -
  Other Income                        63        48
  Other expense                      464       432
  Net income                         167       154
  Return on average assets          1.22%     1.28%
  Return on average equity         11.75%    13.16%

Net Interest Income

      For the quarter ended March 31, 1994, net interest income increased $43,000, or 4%, compared to March 31, 1993. Interest and fees on loans increased $20,000 and interest on securities increased $22,000 over the same period ended March 31, 1993. Interest expense remained stable, when compared to first quarter 1993. Net interest income was aided by the continued repricing of both the loan and investment portfolios at a slower rate than deposit repricing.

                      Barrow Bancshares
            Management's Discussion and Analysis
      of Financial Condition and Results of Operations
        For the Period Ended March 31, 1994 and 1993

Loan Loss Provision


     A $10,000 expense to provision for loan loss was made during the first quarter of 1994, while no provision occurred during the first quarter of 1993.


Other Income

      Other income increased $15,000, or 30%, to $63,000 for the first quarter of 1994, from the $48,000 reported at March 31, 1993, primarily due to an increase in service charges on deposit accounts and deposit growth. There were no gains or losses on securities during first quarter 1994, while $1,000 was realized during the first quarter of 1993.

Other Expenses

      Other expense amounted to $464,000 in the first quarter of 1994 compared to $432,000 in 1993, which was a 7% increase. While employee related expenses increased slightly, equipment and occupancy expenses increased $27,000, or 41%, over amounts recorded during first quarter 1993 due to a new branch location being opened.

Income Taxes

      Income tax expense was $56,000 for first quarter 1994 compared to $55,000 in 1992. The company's provision for income taxes differs from the amounts computed by applying the statutory rates because of tax-exempt interest income, no state income taxes, and other miscellaneous items. The effective income tax rates for the first quarters ended in 1994 and 1993 were 25.0% and 26.2%, respectively.

      The cumulative effect of a change in the accounting for income taxes, due to the implementation of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes" during the year ended December 31, 1993 was considered immaterial to the consolidated financial statements.

Allowance for Loan Losses

       The allowance for loan losses approximated 1.35% of outstanding loans at March 31, 1994 compared to 1.40% at March 31, 1993 with the ratio decreasing slightly due to increased loans in 1994. The allowance increased to $482,000 at March 31, 1994 from $458,000 at March 31, 1993. The Bank experienced net recoveries on loans of approximately $1,000 for the quarter ended March 31, 1994.

      Management believes that the allowance for loan  losses  is adequate to provide for potential loan losses, based on information available and conditions prevailing at the date of determination of the allowance. However, management's judgment is based upon a number of assumptions about future events, which are believed to be reasonable, but which may or may not prove valid. Although management believes the allowance for loan losses is adequate, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required.

                      Barrow Bancshares
            Management's Discussion and Analysis
      of Financial Condition and Results of Operations
        For the Period Ended March 31, 1994 and 1993


      Specific reserves have been established for specifically identified problem loans where management considers losses to be likely. A general reserve has been established by management to provide for loans considered to be potential problems as well as for future problem loans which are currently unidentified.

Barrow Bancshares has allocated the allowance for loan losses according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within the categories of loans set forth in the table below. The amount of such components of the allowance for loan losses at March 31, 1994 and the ratio of loans in each category to the outstanding loan balance are presented below:

                    Commercial     Real
                    Financial, &   Estate    Consumer
                    agricultural   Loans       Loans        Total

Allowance for
Loan Losses           $300         $158         $24         $482

Ration of Loans
in each category       36%          60%          4%          100%

Asset Quality

      The following table summarizes nonperforming assets and allowances for loan losses data as of March 31, 1994 and March 31, 1993:

                                  March 31, 1994       March 31, 1993
                              Amount   % of Loans   Amount    % of Loans
                               (Amounts in thousands, except percentages)
Non-accrual loans             $ -        - %         $ -        - %
Restructured loans-not in
 compliance with modified
 terms                          -        -             -        -
Other real estate owned         -        -             -        -

Total nonperforming assets    $ -        - %           8       .02%
Loans past due 90 days or
 more and still accruing
 interest                     $ -        - %         $ -        - %
Allowance for loan losses
 to period end loans         1.35%                   1.40%

                      Barrow Bancshares
            Management's Discussion and Analysis
      of Financial Condition and Results of Operations
        For the Period Ended March 31, 1994 and 1993


      The following table summarizes loan balances at March 31, 1994 and 1993, average loans outstanding during the year, and changes in the allowance for loan losses arising from loans charged off by loan category, recoveries on loans previously charged off by loan category, and additions to the allowance which have been charged to operating expense.

                                    For the period ended March 31
                                      1994              1993
                          (dollar amounts are presented in thousands)
Amount of net loans
 outstanding at end
 of quarter                        $35,088            $32,346

Average amount of
 net loans outstanding              35,700             32,500

Allowance for loan
 loses at beginning
 of quarter                            471                457

Loans charged off                        -                  0

Recoveries of loans
 previously charged off:                 1                  1

     Net loans charged
     off (recovered)                   (1)                (1)

Provision for loan losses               10                  0

Allowance for loan
 losses, end of quarter               $482               $458

Ratio of net loans
 charged off to average
 net loans outstanding                 -%                  -%

Liquidity and Interest Rate Sensitivity

      Liquidity management involves the ability to meet the cash flow requirements of customers who may be either depositors wanting to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs and the ability to fund these commitments. Interest rate sensitivity management seeks to maintain consistent and acceptable net interest spreads and to enhance growth of net interest income through periods of changing interest rates.

     Barrow Bancshares seeks to meet day-to-day liquidity needs through management of the cash and federal funds accounts. Short-term liquidity is maintained by the management of funds invested in short-term instruments such as federal funds sold. Long-term liquidity is maintained through the management of investment securities and the loan portfolio in conjunction with adding to the core deposit base through the procurement of additional funds from depositors or through money market instruments.

                      Barrow Bancshares
            Management's Discussion and Analysis
      of Financial Condition and Results of Operations
        For the Period Ended March 31, 1994 and 1993


Capital Resources and Adequacy

     There are various measures of capital adequacy for banks and bank holding companies such as risk-based capital guidelines and the leverage ratio. At March 31, 1994, the Bank's regulatory capital and the required minimums under existing regulations are as follows:

                              Actual              Required
                              Capital             Minimum
                                                  Amount

Tier 1 risk-based             18.43%              4.00%
Total risk-based              19.68%              8.00%

Primary Capital               $5,826,000

Total Capital                 $6,221,000

Inflation

     Inflation impacts the growth in total assets in the banking industry and causes a need to increase equity capital at higher than normal rates to meet capital adequacy requirements. Barrow Bancshares copes with the effects of inflation through effectively managing its interest rate sensitivity gap position, by periodically reviewing and adjusting its pricing of services to consider current costs, and through retainage of net income.


Recent Accounting Pronouncements

     During May, 1993, the Financial Accounting Standards Board ("FASB") issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 115, "Accounting for Certain Investment in Debt and Equity Securities."

     SFAS No. 114 requires impaired loans to be measured based on the present value of expected future cash flows, discounted at the Loan's effective interest rate, or at the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent, beginning in 1995. SFAS No. 114 may be adopted prior to 1995. Barrow Bancshares has not yet determined the actual impact of SFAS No. 114 on its financial statements or made a determination of whether it will adopt SFAS No. 114 prior to 1995, but the effect, if any, is expected to be nominal as there are no currently recognized impaired loans.

                     Barrow Bancshares
            Management's Discussion and Analysis
      of Financial Condition and Results of Operations
        For the Period Ended March 31, 1994 and 1993

     SFAS No. 115 requires investments to be classified in three categories; held-to-maturity securities (reported at amortized cost), trading securities (reported at fair market value) and available-for-sale securities (reported at fair value). Unrealized gains or losses on trading securities are included in earnings. Unrealized gains or losses on available-for-sale securities are excluded from earnings and reported in a separate component of shareholders' equity, net of income taxes. SFAS No. 115 is effective beginning in 1994.

                           APPENDIX A
                   AGREEMENT OF REORGANIZATION
                               AND
                         PLAN OF MERGER


     THIS AGREEMENT OF REORGANIZATION AND PLAN OF MERGER
(hereinafter referred to as the "Agreement"), dated as of March 15, 1994, between FIRST NATIONAL BANCORP, a Georgia corporation (hereinafter sometimes referred to as "Bancorp"), and BARROW BANCSHARES, INC. (hereinafter sometimes referred to as "Barrow"), a Georgia corporation.

                      W I T N E S S E T H:

     WHEREAS, Bancorp is a multiple bank holding company operating in North Georgia;

     WHEREAS, Barrow is a one-bank holding company which owns all of the outstanding stock of Barrow Bank & Trust Company, a state banking association located in Barrow County, Georgia (hereinafter sometimes referred to as the "Bank");

     WHEREAS, the Boards of Directors of Bancorp and Barrow deem it desirable to enter into this Agreement providing for Barrow to be merged into Bancorp, with Bancorp being the surviving corporation and with the result that Bank shall thereafter be a wholly-owned subsidiary of Bancorp, with shareholders of Barrow receiving shares of Bancorp in exchange for their Barrow shares; and

     WHEREAS, the parties believe that the merger will broaden capital and money markets available to Bank and Bancorp, enable the parties to compete more effectively with other banks in the area, and give the shareholders of Barrow an interest in a more diversified enterprise and securities in a more widely held company;

     NOW, THEREFORE, in consideration of their mutual promises, the parties enter into this Agreement of Reorganization. Paragraphs 1 through 3 shall constitute the plan of merger between Barrow and Bancorp as contemplated by the Georgia Business Corporation Code,
O.C.G.A. Section 14-2-1101 et seq. and any successor provisions thereto.

     1.   Agreement to Merge.

     (a) On the Merger Date, as hereinafter defined, Barrow shall be merged into Bancorp, which shall be the survivor (hereinafter sometimes referred to as the "Surviving Corporation"). Such merger shall be pursuant to the applicable provisions of the Georgia Business Corporation Code (O.C.G.A. Section 14-2-1101 et seq.) and any successor provisions thereto.

     (b) The articles of incorporation of Bancorp shall be the articles of incorporation of the Surviving Corporation. The bylaws of Bancorp shall be the bylaws of the Surviving Corporation. The name "First National Bancorp" shall be the name of the Surviving Corporation.

     (c) The board of directors and officers of Bancorp shall continue to be the board of directors and officers of the Surviving Corporation.

     (d) The corporate existence of Barrow and Bancorp shall be merged into and continued in Bancorp as the Surviving Corporation. The established offices and facilities of Barrow and Bancorp immediately prior to the merger shall remain the established offices and facilities of the Surviving Corporation.

     (e) All rights, properties and privileges of every kind or character of Barrow and Bancorp shall be transferred to or vested in Bancorp as the Surviving Corporation by virtue of such merger without any deed, assignment or other transfer. Bancorp, as the Surviving Corporation, shall by virtue of the merger be responsible and liable for all of the liabilities and obligations of both Barrow and Bancorp.

     2.   Conversion of Barrow Stock.

     (a) On the Merger Date, the outstanding shares of common stock of Barrow shall be converted into the following rights:

     (i)  At the time of the merger described in subparagraph
     1(a), each share of outstanding Barrow stock shall be converted into 1.37 shares of Bancorp common stock;provided, however, that the foregoing conversion ratio may be subject to adjustment pursuant to subparagraph 2(b) and 2(c).

     (ii) Fractional shares of Bancorp common stock will not be issued in the merger. Any Barrow shareholder who would be entitled to a fraction of a Bancorp share shall receive cash payment in lieu of such fractional share in an amount determined by multiplying the fraction of a share he would otherwise be entitled to receive by $20.50; provided, however, that the foregoing amount shall be subject to adjustment pursuant to the provisions of subparagraph 2(b) and 2(c)

     (b) In the event that prior to the Merger Date, Bancorp declares any stock split or stock dividend, any reverse stock split or combination, or any similar transaction where the record date for such transaction precedes the Merger Date (or such later date that the holders of record of shares of Barrow common stock would be deemed to be the holders of record of shares of Bancorp common stock as a result of the Merger) the number of shares of Bancorp stock to be received by shareholders of Barrow and the amount to be paid for fractional shares shall be proportionately and appropriately adjusted.

     (c) (i) If the average of the daily closing price (average of bid and ask price) per share of Bancorp stock ("Bancorp Closing Price") during the fifteen (15) trading day period ending on the Friday immediately preceding the scheduled date of the Barrow shareholders meeting called to consider this Agreement shall have been less than $18.00, then Barrow, by action of its board of directors, shall have the right, at its option,

     (A)  to terminate this Agreement;

     (B) to negotiate with Bancorp for an exchange ratio in the merger which will result in a greater number of Bancorp shares being issued in the merger; or

     (C) to proceed with the transactions contemplated by this Agreement in accordance with its terms.

     In the event that Barrow elects either (A) or (B) above, Barrow shall give written notice to Bancorp of Barrows' election prior to the meeting of Barrow shareholders. If no such notice is given by Barrow, Barrow shall be deemed to have elected (C) above, this Agreement shall remain in full force and effect, and the meeting of Barrow shareholders shall proceed as scheduled. If Barrow elects to terminate this Agreement pursuant to (A) above, the meeting of Barrow shareholders shall be cancelled.
     If Barrow elects to attempt to negotiate new terms of the merger pursuant to (B) above, Barrow and Bancorp shall negotiate in good faith to reach a new mutually satisfactory exchange ratio as soon as reasonably practicable and the meeting of Barrow shareholders shall be postponed and rescheduled at the earliest practicable date if Barrow and Bancorp are able to come to agreement on a new exchange ratio. If Barrow and Bancorp are able to agree upon a new exchange ratio, then upon the notice from either party to the other to that effect, this Agreement shall be promptly amended, and the parties shall proceed with the transactions contemplated by this Agreement pursuant to the terms of the amended Agreement. In such event, the parties shall file all necessary or appropriate amendments to regulatory filings, shall prepare appropriate amendments to proxy materials to be sent to shareholders of Barrow together with notice to the shareholders of the new date of the shareholders meeting, and shall promptly take all other action which may be necessary to comply with all applicable laws, rules and regulations.

     (ii) For purposes of this subparagraph (c) all stock prices shall be adjusted, as necessary, to remove the effect, if any, of any stock splits, stock dividends, reverse stock splits, or other matters of a similar nature arising during and between the periods of price determination.

     3. Manner of Surrendering Barrow Stock. Following consummation of the merger, each Barrow shareholder, except any shareholder who has filed notice of his election to dissent from the merger in accordance with applicable law, shall receive in exchange for his stock a certificate representing the number of shares of Bancorp stock into which such shares have been converted at the conversion ratio set forth in Paragraph 2 and a Bancorp check in settlement for a fractional share of Bancorp stock, if any. After the Merger Date (as hereafter defined), until surrendered as provided herein, each Barrow certificate, except certificates held by persons who have filed notice of their election to dissent from the merger in accordance with applicable law, shall be deemed for all corporate purposes to evidence the number of whole shares of Bancorp common stock into which the stock represented by such certificate shall have been converted as provided in Paragraph 2, and such certificates, as between the holders and Bancorp, shall evidence the holder's right to receive Bancorp stock certificates and cash in accordance with this Agreement; provided, however, that Bancorp stock certificates will not be issued to shareholders until their certificates have been surrendered to Mellon Securities Trust Company, as the exchange agent, and dividends, interest or other distributions payable to shareholders in respect of Bancorp stock into which Barrow stock has been converted shall be retained, without interest, for the account of such shareholders and shall not be paid until their certificates have been surrendered in exchange for Bancorp certificates.

     4. Representations of Bancorp. As an inducement to Barrow to enter into this Agreement, Bancorp hereby represents and warrants to Barrow as follows:

     (a) Bancorp is a Georgia corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Bancorp has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, properties and businesses. Bancorp has in effect all material federal, state and local governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted.

     (b) Exhibit 22.1 of Bancorp's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, will list all active Bancorp subsidiaries as of the date of this Agreement (the "Subsidiaries"). Each of the Subsidiaries is either a national banking association or a state banking corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized or incorporated; has the corporate power and authority necessary for it to own or lease its properties and assets and to carry on its business as now being conducted; and has all material federal, state and local governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted. Bancorp owns 100% of the issued and outstanding equity securities of each of its Subsidiaries, free and clear of any liens, encumbrances or restrictions whatsoever, except for the pledge of First National Bank of Habersham stock, Granite City Bank stock, and a portion of The First National Bank of Gainesville stock to secure a loan from Trust Company Bank. Neither Bancorp nor any of its Subsidiaries has outstanding any subscriptions, warrants, rights, options or other agreements or commitments obligating any of its Subsidiaries to issue any additional shares of equity securities or obligating Bancorp to sell any shares of the equity securities of any of its Subsidiaries.

     (c) Bancorp has 30,000,000 authorized shares of common stock, $1.00 par value each, of which 15,574,084 shares were outstanding as of February 4, 1994. No outstanding shares of Bancorp common stock have been issued in violation of the preemptive rights of any person, or in violation of any federal or state securities laws such that it would have a material adverse effect on the business, properties, operations, prospects, or assets, or on the condition, financial or otherwise, of Bancorp. As of the date of this Agreement, Bancorp does not have outstanding any subscriptions, warrants, rights, options or other agreements or commitments obligating Bancorp to issue shares of its capital stock except the following:

     (i) Any shares of Bancorp which may be issued from time to time by Bancorp pursuant to any of its employee stock option plans and incentive stock option agreements providing for the potential grant of options for selected key employees of Bancorp and/or any subsidiary thereof for the purchase of Bancorp stock; and

     (ii) Any shares of Bancorp which may be issued from time to time pursuant to the First National Bancorp Dividend
     Reinvestment Plan which allows shareholders of Bancorp to elect to receive shares of Bancorp in lieu of cash dividends.

     (iii) 366,382 shares of Bancorp which potentially may be issued to common shareholders and the Series A preferred shareholder of Metro Bancorp, Inc. in exchange for their Metro Bancorp, Inc. stock in the merger of Metro Bancorp, Inc. into Bancorp (the merger was approved by the Metro Bancorp, Inc. shareholders on February 22, 1994 and will be effected on February 28, 1994.

     (d) The execution of this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Bancorp, and this Agreement is a valid and legally binding obligation of Bancorp enforceable in accordance with its terms, subject to any bankruptcy or moratorium laws now or hereafter in effect. Neither the execution and delivery of this Agreement, nor the consummation of the transactions provided for herein in the manner herein provided will violate any material agreement to which Bancorp or any of its Subsidiaries is a party or is bound; nor will the actions described violate any law, order or decree or any provision of the articles of incorporation or bylaws of Bancorp or any of its Subsidiaries. Bancorp has full power,authority and legal right to enter into this Agreement and, upon receipt of approval by the appropriate regulatory authorities governing banks and bank holding companies, to consummate the transactions provided for herein.
     There is no pending or, to the best of Bancorp's knowledge, threatened litigation which would in any way impair the ability of Bancorp to fulfill its obligations under this Agreement.

     (e) Bancorp has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "1934 Act") and has delivered (or will deliver within the next 60 days) to Barrow copies of:

     (i) its Annual Report on Form 10-K for its fiscal year ended December 31, 1993 (and those portions of its 1993 Annual Report to Shareholders incorporated therein by reference), filed pursuant to Section 13 of the 1934 Act;

     (ii)   the Proxy Statement for its Annual Meeting of
     Shareholders to be held April 20, 1994, filed pursuant to
     Section 14 of the 1934 Act; and

     (iii) its Current Report on Form 8-K dated January 14, 1994, filed pursuant to Section 13 of the 1934 Act.
     These reports and proxy statement include all regular and periodic reports and proxy statements required to be filed by Bancorp with the Securities and Exchange Commission ("SEC") since January 1, 1994 and are herein collectively called the "Bancorp SEC Reports". The Bancorp SEC Reports taken together correctly describe, among other things, the business, operations and principal properties of Bancorp and its Subsidiaries in accordance with the requirements of the applicable report form. As of the respective dates of filing, none of the Bancorp SEC Reports contained or will contain any untrue statement of material fact or omitted to state any material fact necessary to make the statements therein not misleading. The financial statements contained or to be contained in the Bancorp SEC Reports have been or will be prepared in accordance with generally accepted accounting principles consistently applied and present or will present fairly the consolidated financial condition of Bancorp and its Subsidiaries as of the dates thereof and the consolidated results of their operations for the periods covered thereby.

     (f) Since the date of its latest published financial statements to be included in the Bancorp SEC Reports, there have not been any changes in the condition of Bancorp or any of its Subsidiaries, any contracts entered into by Bancorp or any of its Subsidiaries, or other changes in the operations of Bancorp or any of its Subsidiaries which, in either case, would have a material adverse effect on the condition or results of operations of Bancorp and its Subsidiaries, taken as a whole.

     (g) The shares of Bancorp common stock to be issued to shareholders of Barrow pursuant to this Agreement and the merger will, when issued according to the terms of this Agreement, be validly issued, fully paid, and non-assessable.

     5.   Covenants of Bancorp.
     (a)  From the date of this Agreement until the Merger
     Date or until this Agreement is terminated by the parties as herein provided, Bancorp covenants as follows:

     (i) Except as otherwise provided herein or consented to in writing by Barrow (which consent will not be unreasonably withheld), Bancorp will conduct its operations and will cause each of its Subsidiaries to conduct its operations in accordance with its ordinary course of business consistent with past practice, and shall use and shall cause each of its Subsidiaries to use, its best efforts to maintain and preserve its business, organization, employees and good relationships with its shareholders and its customers and others having business dealings with it.

     (ii) Bancorp will use its best efforts to cause its officers and employees to furnish Barrow such information and operating data and other information as to its business and properties, as Barrow shall from time to time reasonably request to facilitate the filing of regulatory applications, preparation of documents and investigations made necessary or appropriate by this Agreement.

     (iii) Except as otherwise provided herein or consented to in writing by Barrow (which consent will not be unreasonably withheld), Bancorp will assure that neither
     Bancorp nor any of its Subsidiaries will:

     (1) amend its articles of incorporation or bylaws or change in any manner the rights of its common stock or other securities or the character of its business, except as referred to in subparagraph 4(c) above;

     (2) incur any obligation or liability, direct or indirect, absolute or contingent, other than those incurred in the ordinary course of business on reasonable terms;

     (3) issue or sell or commit to issue or sell any additional shares of common stock or securities convertible into shares of common stock of Bancorp for consideration (in the case of convertible securities on a fully converted basis) of less than $18.00 per share of common stock, other than pursuant to existing options issued under its employee stock option plans, other than pursuant to its existing dividend reinvestment plan, and other than in the merger with Metro Bancorp, Inc.;

     (4) except in the ordinary course of business, mortgage pledge or otherwise encumber any of its properties or assets;

     (5) sell or transfer any of its properties or assets, or cancel, release or assign any indebtedness owed to it or any claim held by it, except in the ordinary course of business; or

     (6) pay any dividends or make other distributions or payments in respect of capital stock of Bancorp, except for dividends at times and in amounts consistent with past practice.

     (b) Bancorp agrees to promptly take such action as may reasonably be requested by Barrow to timely carry out the terms of this Agreement in accordance with its terms and in accordance with all applicable laws, rules and regulations relating to banks, bank holding companies or securities regulation.

     (c) Without limiting the generality of subparagraph 5(b), Bancorp covenants to cause the Proxy Statement (hereinafter referred to) to contain such information relating to Bancorp as will assure that the Proxy Statement (hereinafter referred to) shall not contain any untrue statement of material fact relating to Bancorp or omit to state any material fact relating to Bancorp required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

     (d) Bancorp represents and warrants that it has securities registered pursuant to Section 12 of the 1934 Act, has been subject to the reporting requirements of
     Section 13 of the 1934 Act for a period of at least 90 days, and has filed all the reports required to be filed thereunder during the twelve months preceding the date of this Agreement. Bancorp covenants that it will continue to be subject to the reporting requirements of Section 13 of the 1934 Act and file all reports required to be filed thereunder for the period beginning on the date of this Agreement and ending three years following the Merger Date.

     (e) Within 30 days following the end of the first full calendar month after the Merger Date, Bancorp shall prepare and file with the SEC a Current Report on Form 8-K containing the financial results of post-Merger combined operations of Bancorp, Barrow and Bank meeting the requirements of SEC Accounting Series Releases Nos. 130 and 135.

     (f) Bancorp agrees to use its best efforts to prepare and file all regulatory applications and securities legislations required to consummate the transaction as soon as possible.

     6. Representations of Barrow. As an inducement to Bancorp to enter into this Agreement, Barrow hereby represents and warrants to Bancorp as follows:

     (a) Bank is a state banking association duly organized and validly existing under the laws of the State of Georgia. Bank has been in existence and continuously operating or incorporated as a bank for a period of five years or more. The authorized capital stock of Bank consists solely of 2,000,000 shares of common stock, $5.00 par value per share, of which 340,581 shares are validly issued and outstanding, fully paid and non-assessable. Bank does not have any other class of equity securities outstanding or have outstanding any subscriptions, warrants, rights, options or other agreements or commitments obligating Bank to issue shares of its common stock or any other equity security. One hundred percent (100%) of the outstanding shares of common stock of Bank and all other outstanding equity securities of Bank, if any, are owned by Barrow free and clear of any liens, encumbrances or restrictions whatsoever.

     (b) Barrow is a Georgia corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Barrow (i) is duly authorized by all applicable federal, state and local laws, rules and regulations and (ii) has proper power and authority under its articles of incorporation, bylaws and other corporate documents to operate as a bank holding company and to own 100% of the equity securities of Bank. The authorized capital stock of Barrow consists solely of 2,000,000 shares of common stock $5.00 par value, of which 385,012 shares are validly issued and outstanding, fully paid and non-assessable as of February 4, 1994 (including 5,330 shares which have been purchased as treasury stock, but which have not been retired). Also, there are currently option agreements outstanding which may require the issuance of 1,163 shares of Barrow common stock prior to consummation of the merger. No outstanding shares of Barrow common stock have been issued in violation of the preemptive rights of any person, or in violation of any federal or state securities laws such that it would have a material adverse effect on the business, properties, operations, prospects, or assets, or in the condition, financial or otherwise, of Barrow and Bank. Barrow does not have outstanding any other shares or any subscriptions, warrants, rights, options or other agreements or commitments obligating Barrow to issue shares of its common stock or any other equity securities, except for stock options to purchase 1,163 shares of Barrow stock.

     (c) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the board of directors of Barrow, having been approved by the affirmative, unanimous vote of the members of the board of directors of Barrow; but the merger must be submitted to the Barrow shareholders for their approval. This Agreement is a valid and legally binding obligation of Barrow, enforceable according to its terms, subject to any bankruptcy or moratorium laws now or hereafter in effect. Neither the execution and delivery of this Agreement, nor the consummation of the transactions provided for herein in the manner herein provided will violate any material agreement to which Barrow or Bank is a party or is bound; nor will the actions described violate any law, order or decree or any provision of the articles of incorporation or bylaws of Barrow or Bank. Barrow has full power, authority and legal right to enter into this Agreement and, upon the receipt of approval by the appropriate regulatory authorities governing banks and bank holding companies and upon the affirmative vote of more than 50% of the total outstanding shares of Barrow, to consummate the transactions provided for herein. There is no pending or, to the best of Barrow's knowledge, threatened litigation which would in any way impair the ability of Barrow to fulfill its obligations under this Agreement.

     (d) Barrow has delivered to Bancorp copies of the consolidated year-end financial statements of Barrow and Bank, as of December 31, 1991, December 31, 1992, and December 31, 1993. Said financial statements for the years ending December 31, 1992, December 31, 1991, and December 31, 1990 are true, correct and complete, have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods indicated, and fairly present the consolidated financial condition of Barrow and Bank as of the date of said statement.

     (e) Except as reflected or referred to in the consolidated financial statements of Barrow and Bank (including the notes thereto) at December 31, 1993, there were no material liabilities or obligations of Barrow or Bank whether liquidated or unliquidated, accrued, absolute, contingent or otherwise, which were required to be reflected in the consolidated financial statements of Barrow and Bank as of December 31, 1993, in accordance with generally accepted accounting principles.

     (f) Since December 31, 1993, there have not been (i) any changes in the assets, liabilities, or business of Barrow or Bank other than changes in the ordinary course of business, none of which has been, individually or in the aggregate, materially adverse to the financial condition and results of operations of Barrow and Bank, taken as a whole; (ii) any increase in the compensation payable or to become payable by Barrow or Bank to any of its directors, officers, employees, or agents, or any bonus payment; (iii) any labor dispute, or any event or condition of any character specific to Barrow and Bank, materially adversely affecting the business or prospects of Barrow and Bank, taken as a whole; or (iv) any redemption, purchase or other transaction involving shares of Barrow or Bank to which Barrow or Bank or, to the best of Barrow's knowledge, any "affiliate" of Barrow or Bank has been a party. For purposes of this Agreement, the term "affiliate" shall mean any person included within the definition of that term under any Federal securities laws, rules or regulations.

     (g) Neither this Agreement nor any of the documents furnished pursuant to this Agreement by Barrow to Bancorp or any of its representatives, taken as a whole, is or will be false or misleading, or contains or will contain any material misstatement of fact, or omits or will omit to state any material fact required to be stated to make the statements therein not misleading.

     (h) Barrow and Bank have prepared and filed, or will prepare and file, with the appropriate government authorities all federal, state and local tax returns (including, without limitation, income, franchise, sales and use, property, payroll and withholding tax returns and information returns) required to be filed by them on or prior to the Closing Date. To the best of the knowledge of Barrow, such returns reflect all tax liabilities of Barrow and/or Bank for the periods in question, and Barrow and/or Bank has paid or caused to be paid all taxes shown to be due on such tax returns and on all assessments received by them to the extent that such assessments have become due.

     (i) Barrow and Bank have good and marketable title to the properties (real and personal) and assets reflected in the consolidated December 31, 1993 financial statement (except as sold or otherwise disposed of in the ordinary course of business for a fair consideration since the date of said statement), free and clear of all liens, claims and encumbrances, except (i) liens for taxes not yet due and payable, and (ii) easements, rights of way and restrictions which are of record and which do not materially affect the present use and occupancy of the property by Barrow and Bank.

     (j) There is no litigation, proceeding or governmental investigation pending, or to the best of Barrow's knowledge, threatened, against or relating to Barrow or Bank, or their properties or business, or the transactions contemplated by this Agreement, which will have any material adverse effect on the business, properties, operations, prospects, or assets, or on the condition, financial or otherwise, of Barrow or Bank, taken as a whole, nor is there any fact known to Barrow which it should reasonably believe would be the basis for any such action.

     (k) Barrow is not subject to the reporting requirements of Section 13(a) or 15(d) of the 1934 Act, and its common stock is not registered under Section 12 of the 1934 Act.

     7.   Covenants of Barrow.
     (a)  From the date of this Agreement until the Merger
     Date or until this Agreement is terminated by the parties as herein provided, Barrow covenants as follows:

     (i) Except as otherwise provided herein or consented to in writing by Bancorp (which consent will not be unreasonably withheld), Barrow and Bank will each conduct its operations in accordance with its ordinary course of business consistent with past practice and shall use its best efforts to maintain and preserve its business, organization, employees and good relationships with its shareholders and with its customers and others having business dealings with it.

     (ii) Barrow and Bank will each use its best efforts to cause its officers and employees to furnish to Bancorp such financial and operating data and other information as to its business and properties as Bancorp shall from time to time reasonably request to facilitate the filing of regulatory applications, preparation of documents and investigations made necessary or appropriate by this Agreement.

     (iii) Except as otherwise provided herein or consented to in writing by Bancorp (which consent will not be unreasonably withheld), Barrow will assure that neither
     Barrow nor Bank will:

     (1) amend its articles of incorporation or bylaws, or merge or consolidate with or into any other corporation or permit any other corporation to merge into it, or change in any manner the rights of its common stock or other securities or the character of its business;

     (2) incur any obligation or liability, direct or indirect, absolute or contingent, other than those incurred in the ordinary course of business on reasonable terms;

     (3) except in the ordinary course of business, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation, or make any loans or advances to any other individual, firm or corporation;

     (4) issue or sell any additional shares of common stock (including treasury shares), securities convertible into shares of common stock or any other equity securities or options or other commitments for the issuance of shares of stock or such securities, except pursuant to presently outstanding stock options to purchase Barrow shares.

     (5) except in the ordinary course of business, mortgage, pledge or otherwise encumber any of its properties or assets;

     (6) sell or transfer any of its properties or assets, or cancel, release or assign any indebtedness owed to it or any claim held by it, except in the ordinary course of business;

     (7) make or commit to make any investments of a capital nature which individually or in the aggregate exceed
     $25,000;

     (8) except in the ordinary course of business, enter into or terminate or amend any material contract or agreement or make any material change in any of its material leases, contracts, arrangements, plans or other legally binding arrangements;

     (9) increase in any manner the compensation of any of its directors, officers or employees, or pay or agree to pay any pension or retirement allowance not required by any existing plan or agreement to any such persons, or commit itself to any pension, retirement or profit-sharing plan or agreement or employment agreement with or for the benefit of any officer, employee or other person;

     (10) cancel or terminate any of its current insurance policies or any of the coverage thereunder unless simultaneously with such termination or cancellation, replacement policies substantially similar to those cancelled or terminated are in full force and effect; or

     (11) pay any dividends or make other distributions or payments in respect of its stock.

     (iv) Barrow shall use its best efforts to assure that Barrow, Bank, each member of the board of directors of Barrow and Bank and each of the executive officers of Barrow and Bank shall actively support the merger, shall recommend the merger to the shareholders of Barrow, shall actively solicit proxies of shareholders of Barrow to be voted in favor of the merger, and shall urge all shareholders of Barrow to vote in favor of the merger.
     In addition, Barrow shall use its best efforts to assure that Barrow, Bank, each member of the board of directors of Barrow and Bank and each of the officers of Barrow and Bank shall take such action as is necessary or appropriate to cause the merger to be timely consummated in accordance with the terms of this Agreement. In addition, upon execution hereof Barrow shall cause each member of the board of directors of Barrow to execute a letter agreement in favor of Bancorp obligating such board member to vote his Barrow shares in favor of the merger. In addition, Barrow shall use its best efforts to assure that members of the board of directors of Barrow and Bank and their affiliates shall not sell, transfer or dispose of any Barrow stock from the date hereof through the date of consummation of the Merger and that such board members and their affiliates shall not sell, transfer or dispose of Bancorp common stock received in the merger until after the date on which Bancorp publishes financial results covering at least 30 days of post-merger combined operations. Notwithstanding any of the foregoing, however, the directors of Barrow and Bank shall not be obligated to take or not to take any action that they shall be advised in writing by counsel may be contrary to their fiduciary duties as directors of Barrow or Bank.

     (v) Neither Barrow, nor Bank, nor any of their officers, nor any member of their board of directors, will enter into negotiations or discussions for the purpose of selling or exchanging any shares or assets of Barrow or Bank, or for the purpose of causing the merger or consolidation of Barrow or Bank into or with any other entity; provided, however, that the directors of Barrow and Bank shall not be obligated to take or not to take any action that they shall be advised in writing by counsel may be contrary to their fiduciary duties as directors of Barrow or Bank.

     (b) Barrow agrees to promptly cause Mauldin & Jenkins to conduct, at Bank's expense, any certified audits of Barrow and Bank which are required to comply with any laws, rules or regulations applicable to the transactions contemplated by this Agreement, including (without limitation) those required to complete any registration of Bancorp securities under Federal Securities Laws, and to assure pooling of interests treatment for the transaction, and to permit said accountants to make such other accounting and/or credit examination of the books, records, financial statements and loan portfolio of Barrow and Bank which they deem necessary to complete the audits.

     (c) Barrow shall cause to be furnished to each of its shareholders a proxy statement (hereinafter sometimes referred to as the "Proxy Statement") prepared by Bancorp with the assistance of Barrow and Bank relating to the meeting of Barrow shareholders called to act upon this Agreement, which Bancorp covenants will contain information that would be required to be contained in the proxy statement of Barrow if it were subject to Section 14(a) of the 1934 Act and which Bancorp covenants will comply with all applicable securities laws, rules or regulations, all applicable regulations of the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Comptroller of the Currency, the Georgia Department of Banking and Finance and any other laws, rules or regulations applicable to the transactions contemplated by this Agreement. Barrow shall promptly provide to Bancorp all information relating to Barrow and Bank as Bancorp shall request to aid in the preparation of the Proxy Statement, and Barrow covenants that such information, taken as a whole, shall be true, complete and correct, and shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. In addition, Barrow shall promptly furnish to Bancorp such additional data and information as may be requested by Bancorp for the timely preparation of a registration statement (the "Registration Statement") covering the registration of securities of Bancorp to be issued in the transaction contemplated by this Agreement.

     (d) Barrow agrees to promptly submit this Agreement to its shareholders for adoption, at a special meeting thereof which shall be called and held at least twenty
     (20) business days after the delivery to its shareholders of the prospectus and Proxy Statement contained in the Registration Statement submitted by Bancorp but, unless consented to by Bancorp, not more than forty-five (45) days after the effective date of the Registration Statement. Barrow shall solicit proxies from its shareholders for the purpose of voting on the adoption of this Agreement and shall mail to each of its shareholders an appropriate and timely notice of such meeting, a form of proxy and a prospectus and Proxy Statement. Barrow consents to the use of the Proxy Statement by Bancorp in connection with the registration under the Securities Act of 1933 of the Bancorp shares to be issued in the merger. The notice, Proxy Statement, proxy and any other materials sent to shareholders shall in all respects be in form and substance reasonably satisfactory to Bancorp and Barrow.

     (e) Upon the approval of this Agreement by the greater of (i) the holders of a majority of the outstanding Barrow common shares or (ii) the holders of the minimum number of shares required by the articles of incorporation of Barrow, Barrow, upon request of Bancorp, will execute in duplicate and return to Bancorp for filing with the Georgia Secretary of State articles of merger prepared by Bancorp containing such information as may be required by Georgia law and as may be consistent with this Agreement.

     (f) Barrow shall take such action, shall cause the Bank to take such action, and shall use its reasonable best efforts to cause the officers, directors and other affiliates of both Barrow and Bank to take such action, as may be necessary to assure that the transactions contemplated by this Agreement may be accounted for by Bancorp using the "pooling of interests" method of accounting.

     (g) Barrow shall promptly take such action and shall cause the Bank to take such action as may be reasonably requested by Bancorp to timely carry out the terms of this Agreement in accordance with its terms and in accordance with all applicable laws, rules and regulations.

     (h) Barrow agrees to cause the holders of Barrow stock options to agree in writing on or before March 15, 1994, that their options shall expire on the Merger Date.

     8. Conditions to Obligations of Barrow. The obligations of Barrow hereunder shall, at its option, be subject to the satisfaction of the following conditions:

     (a) There shall have been issued an opinion of Stewart, Melvin & House, counsel to Bancorp, in form and substance reasonably satisfactory to Barrow, to the effect that, under applicable provisions of the Internal Revenue Code of 1986, as amended, no gain or loss will be recognized for federal income tax purposes by Barrow, Bancorp or the shareholders of Barrow to the extent they receive stock of Bancorp in connection with the proposed reorganization. Said opinion will not state that cash received in exchange for fractional shares or in the exercise of dissenters' rights will be non-taxable.

     (b) As of the Closing Date, there shall have occurred no material adverse change in the financial condition or results of operations of Bancorp, taken as a whole, from that represented in the consolidated unaudited financial statements of Bancorp as of December 31, 1993, which have been previously provided Barrow, and there shall not have occurred any loss or damage to any of its properties or assets which would materially impair its ability to conduct its business after the merger substantially as it is now being conducted.

     (c) The representations and warranties of Bancorp contained in this Agreement shall be true in all material respects as of the date hereof and as of the Closing Date with the same effect as though such representations and warranties have been made on and as of the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date.

     (d) Bancorp shall have performed, at or prior to the Closing Date, all agreements and covenants required by this Agreement to be performed by it.

     (e)  Bancorp shall have delivered to Barrow:

     (i) a certificate executed by the Chairman or the President of Bancorp dated as of the Closing Date, and certifying in such detail as Barrow may reasonably request to the fulfillment of the conditions specified in subparagraphs 8(b), 8(c) and 8(d) hereof; and

     (ii) duly adopted resolutions of the Board of Directors of Bancorp, certified by the Secretary or an Assistant Secretary of Bancorp as of the Closing Date, authorizing and approving the execution of this Agreement on behalf of Bancorp and the consummation of the transactions contemplated herein.

     9. Conditions to Obligations of Bancorp. The obligations of Bancorp to consummate and effect the merger contemplated by this Agreement shall, at the option of Bancorp, be subject to the satisfaction of the following conditions:

     (a) The representations and warranties of Barrow contained in this Agreement shall be true in all material respects as of the date hereof and as of the Closing Date with the same effect as though all such representations and warranties have been made on and as of the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date.

     (b) Barrow shall have performed, at or prior to the Closing Date, all agreements and covenants required by this Agreement to be performed by it.

     (c) As of the Closing Date, there shall have occurred no material adverse change in the financial condition or results of operations of Barrow and Bank, taken as a whole, from that presented in the consolidated financial statements of Barrow and Bank as of December 31, 1993, which have previously been delivered to Bancorp, and there shall not have occurred any loss or damage to any of the properties, assets or business of Barrow and Bank, taken as a whole, which would materially adversely affect their financial condition, taken as a whole, or impair the ability of either of them to conduct their business, taken as a whole, after the Merger as now being conducted.

     (d) Bancorp shall have received an opinion of KPMG Peat Marwick, in form and substance reasonably satisfactory to the board of directors of Bancorp to the effect that the transactions contemplated by this Agreement may be accounted for by Bancorp using the "pooling of interests" method of accounting.

     (e)  Barrow shall have delivered to Bancorp:

     (i) a certificate executed by the Chairman or the President of Barrow, dated as of the Closing Date and certifying in such detail as Bancorp may reasonably request to the fulfillment of the conditions specified in subparagraphs 9(a), 9(b) and 9(c) hereof; and

     (ii) duly adopted resolutions of the Board of Directors and the shareholders of Barrow, certified by the Secretary or an Assistant Secretary of Barrow as of the Closing Date, authorizing and approving the execution of this Agreement on behalf of Barrow and the consummation of the transactions contemplated herein.

     10. Conditions to Obligations of Bancorp and Barrow. The obligations of Bancorp and Barrow to consummate the transactions contemplated hereby are, at the option of either of them, subject to the following conditions having been satisfied:

     (a) The holders of the greater of (i) a majority of the issued and outstanding stock of Barrow or (ii) the minimum number of shares required under the articles of incorporation of Barrow shall have been voted in favor of the merger at the special meeting of the shareholders duly called and held with respect thereto pursuant to proper notice of such meeting accompanied by proper proxy solicitation and disclosure documents.

     (b) Any and all orders, permits, approvals, licenses or qualifications from authorities administering federal laws or laws of any state or other political subdivision having jurisdiction, required for the consummation of the transaction contemplated by this Agreement shall have been obtained. This Agreement and the exchange of the shares herein contemplated shall be in compliance with the regulations and directives of all governmental agencies having jurisdiction.

     (c) At the time of mailing the Proxy Statement to shareholders and thereafter through the Closing Date, the Bancorp stock to be received by Barrow shareholders upon the conversion of their stock shall be the subject of an effective registration statement (subject to no stop order) under the Securities Act of 1933 and shall be duly registered or qualified under the securities laws of all states in which registration or qualification is required, or shall be exempt therefrom.

     11.  Closing; Notice of Closing; Merger Date.

     (a) The closing of the merger shall be held on or before the last day of the month during which the later of the following occurs: (i) the special meeting of Barrow shareholders to adopt this Agreement as set forth in subparagraph 7(d) of this Agreement, or (ii) the receipt of all applicable regulatory approvals which are required prior to consummation of the reorganization (and the running of any mandatory waiting periods required by such approvals or by law), provided all conditions set forth herein have been satisfied or waived; which date is herein sometimes referred to as the "Closing Date"; provided, however, that the Closing Date shall not be later than the close of business on August 31, 1994 (the "Termination Date"). If the conditions to this Agreement have not been satisfied or waived by the Closing Date, then this Agreement may be terminated pursuant to Paragraph 12. The closing shall be held at the offices of Bancorp or any other mutually agreeable location. At the closing, the parties shall execute and deliver such instruments, documents and certificates as are required by this Agreement and as are necessary or appropriate to close the transaction contemplated hereby.

     (b) The Merger Date shall be the date designated as such in articles of merger or a certificate of merger to be filed by Bancorp with the Georgia Secretary of State pursuant to Georgia law. The parties contemplate that the Merger Date shall be the same day as the Closing Date.

     12.  Termination.

     (a) This Agreement may be terminated by either Bancorp or Barrow upon written notice to the other party if (i) there is a failure of any of the conditions set forth in Paragraph 10 hereof to be satisfied by the Closing Date or (ii) the Closing shall not have occurred, due to no fault of the terminating party, on or before the Termination Date. This Agreement may be terminated by Bancorp upon written notice to Barrow if (i) there is a failure of any of the conditions set forth in Paragraph 9 hereof to be satisfied by the Closing Date, or (ii) there is a material breach by Barrow of any representation, warranty or agreement contained herein which cannot be or has not been cured within 30 days after the giving of written notice thereof by Bancorp to Barrow, or (iii) such termination is allowed under subparagraph 2(d) hereof. This Agreement may be terminated by Barrow upon written notice to Bancorp if

     (i) there is a failure of any of the conditions of Paragraph 8 hereof to be satisfied by the Closing Date,

     (ii) there is a material breach by Bancorp of any representation, warranty or agreement contained herein which cannot be or has not been cured within 30 days after the giving of written notice thereof by Barrow to Bancorp, or (iii) such termination is allowed under subparagraph 2(c) hereof.

     (b) Any notice of termination shall state the basis for such termination. Upon termination as herein provided, this Agreement shall be void and of no further force and effect and no party hereto shall have any obligation or liability to the others hereunder, except that (i) the provisions of subparagraphs 13(f), 13(h), and 13(i) shall survive any such termination, and (ii) a termination based on a material breach of this Agreement shall not relieve the breaching party from liability for an uncured intentional and willful breach of a representation, warranty or agreement giving rise to such termination.

     13.  Miscellaneous.

     (a) Any of the terms or conditions of this Agreement may be waived at any time by any party hereto for whose benefit the term or condition applies, by action of its Board of Directors, evidenced by a certificate signed by its Chairman or President or other duly authorized person.

     (b) Anything herein or elsewhere to the contrary notwithstanding, to the extent permitted by law, this Agreement may be amended (including amendments changing the Closing Date) or supplemented at any time by action taken by the Boards of Directors of Bancorp and Barrow.

     (c) This Agreement, the Plan of Merger and the instruments referred to herein constitute the entire contract among the parties and supersede all other understandings with respect to the subject matter hereof.

     (d) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same agreement and shall become binding on the parties hereto when one or more counterparts has been signed by each of the parties and delivered to the other parties.

     (e) This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their successors and assigns.

     (f) Barrow and Bancorp each represent to the other that no business broker assisted the representing party in the negotiations leading to the execution of this Agreement. Each party agrees to indemnify the other and hold and save it harmless from any claim or demand for commissions or other compensation by any broker, finder or similar agent claiming to have been employed by or on behalf of such party.

     (g) This Agreement has been negotiated, executed and delivered in the State of Georgia and shall be governed by, construed and enforced in accordance with the laws of the State of Georgia, except where federal law supersedes state law.

     (h) Bancorp and Barrow shall each pay its own expenses in connection with the merger, including the fees and expenses of its respective counsel and accountants. Any certified audit of Barrow or Bank, if required, shall be the responsibility of Bank; provided that if the Merger is not consummated for any reason other than a violation of a representation or covenant of Barrow set forth in Paragraph 6 or 7, Bancorp shall reimburse Bank for or hold Bank harmless against claims for the fees and expenses of KPMG Peat Marwick. Notwithstanding the foregoing, if this Agreement is terminated by either party because of a willful and intentional breach by the other of any representation, warranty or agreement contained herein (and if the terminating party shall not have been in breach in any material respect of any representation, warranty or agreement contained herein), then the breaching party shall pay all costs and expenses of the other party incurred in connection with this Agreement. Nothing contained in this subparagraph 13(h) shall constitute or be deemed to constitute liquidated damages for the willful and intentional breach by a party of the terms of this Agreement or otherwise limit the rights of the nonbreaching party.

     (i) If the transactions contemplated herein are not consummated, each party and its representatives shall treat all information obtained from the other, and not otherwise known to such party or already in the public domain, as confidential, and each party shall return to the other all copies made of material belonging to the other party.

     (j) All notices, requests and other communications shall be in writing and shall be deemed to have been duly given at the time delivered or mailed to the parties at the following addresses:

     (i)  Barrow:
          Mr. William H. Whitley
          President and C.E.O.
          Barrow Bank & Trust Company
          614 North Broad Street
          P.O. Box 724
          Winder, Georgia  30680

     (ii) Bancorp:

          Mr. C. Talmadge Garrison
          Secretary and Treasurer
          303 Jesse Jewell Parkway
          Suite 700
          P. O. Drawer 937
          Gainesville, Georgia  30503

     IN WITNESS WHEREOF, the parties hereto, pursuant to the authority given by their respective Boards of Directors have caused this Agreement to be duly executed under seal as of the date first written above.
                                 FIRST NATIONAL BANCORP


                                 By: s/Peter D. Miller
                                    Peter D. Miller,
                                    President, C.A.O. & C.F.O.
(CORPORATE SEAL)
                                 Attest: s/C. Talmadge Garrison
                                        C. Talmadge Garrison
                                        Secretary and Treasurer


                                 BARROW BANCSHARES, INC.


                                 By: s/W. Leeon Pruett
                                    Title: Chairman
(CORPORATE SEAL)
                                 Attest: s/W. H. Whitley
                                    Title: President

                           APPENDIX B



                           ARTICLE 13

                       DISSENTERS' RIGHTS

                             Part 1

         RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES



     14-2-1301.  Definitions.

          As used in this article, the term:

          (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

          (2) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

          (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

          (4) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

          (5) "Interest" means interest from the effective date of the corporation action until the date of payment, at a rate that is fair and equitable under all the circumstances.

          (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with corporation.

          (7) "Shareholder" means the record shareholder or the beneficial shareholder.

     14-2-1302.  Right to dissent

     (a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation is a party:

               (A) If the approval of the shareholders of the corporation is required for the merger by Code
               Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

               (B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-
               1104;

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose share will be acquired, if the shareholder is entitled to vote on the plan;

          (3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

               (A) Alters or abolishes a preferential right of the shares;

               (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

               (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

               (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

               (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

               (F) Cancels, redeems, or repurchases all or part of the shares of the class; or

          (5) Any corporate action taken pursuant to a share-holder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.

     (c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

          (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

          (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.


     14-2-1303.  Dissent by nominees and beneficial owners.

     A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights.
     The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.



                             PART 2

          PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

                       RESEARCH REFERENCES


     14-2-1320.  Notice of dissenters' rights.

     (a) If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

     (b) If corporate action creating dissenters' rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14-2-1322.


     14-2-1321.  Notice of intent to demand payment.

     (a) If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenter's rights:

          (1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (2) Must not vote his shares in favor of the proposed action.

     (b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.


     14-2-1322.  Dissenters' notice.

     (a) If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

     (b) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

          (1) State where the payment demand must be sent and where and when certificates for certificated share must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

          (4)  Be accompanied by a copy of this article.


     14-2-1323.  Duty to demand payment.

     (a) A record shareholder sent a dissenters' notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

     (b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     (c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.


     14-2-1324.  Share restrictions.

     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section
     14-2-1326.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.


     14-2-1325.  Offer of payment.

     (a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall offer to pay each dissenter who complied with Code Section 14-2-1323 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

     (b)  The offer of payment must be accompanied by:

          (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2) A statement of the corporation's estimate of the fair value of the shares;

          (3)  An explanation of how the interest was calculated;

          (4) A statement of the dissenter's right to demand payment under Code Section 14-2-1327; and

          (5)  A copy of this article.

     (c) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer, payment for his shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.


     14-2-1326.  Failure to take Action.

     (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure.


     14-2-1327.  Procedure if shareholder dissatisfied with payment or offer.

     (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

          (1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

          (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated share within 60 day after the date set for demanding payment.

     (b) A dissenter waives his right to demand payment under this Code section unless he notifies the corporation of his demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his shares, as provided in Code Section 14-2-1325.

     (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-
     1325.

          (1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

          (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.



                             PART 3

                  JUDICIAL APPRAISAL OF SHARES

     14-2-1330.  Court action.

     (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office os the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail and publication, or in any other manner permitted by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' right under this chapter.

     (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.


     14-2-1331.  Court costs and counsel fees.

     (a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

     (b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

          (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

          (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or in good faith with respect to the rights provided by this article.

     (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.


     14-2-1332.  Limitation of actions.

     No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

                             PART II

           INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

     The bylaws of First Bancorp provide that any person may be indemnified or reimbursed by First Bancorp for reasonable expenses actually incurred in connection with any action, suit or proceeding, civil or criminal, to which he shall be made a party by reason of his being or having been a director, officer or employee of First Bancorp or of any firm, corporation or organization which he served in any such capacity at the request of First Bancorp. However, under the bylaws, no person may be indemnified or reimbursed in relation to any matter in such action, suit or proceeding as to which he is finally adjudged to have been guilty of or liable for gross negligence, willful misconduct or criminal acts in the performance of his duties for First Bancorp. In addition, the bylaws provide that no person shall be indemnified or reimbursed in relation to any matter in such action, suit or proceeding which has been made the subject of a compromise settlement except with the approval of a court of competent jurisdiction, or the holders of record of a majority of the outstanding shares of First Bancorp, or the Board of Directors, acting by vote of directors not parties to the same or substantially the same action, suit or proceeding, constituting a majority of the whole number of directors. The foregoing right of indemnification or reimbursement is not exclusive of other rights to which such person may be entitled as a matter of law.

     In addition, Georgia law provides broad authority to directors and shareholders of corporations to indemnify officers, directors and employees against liabilities and expenses of defending civil (and in some cases criminal) matters. See Official Code of Georgia Annotated Section 14-2-851, et seq.

     In addition to the above-described indemnification provisions, the articles of incorporation of First Bancorp have provisions limiting the liability of directors.

     In response to increasing concern over liability exposure of corporate officers, directors and employees, the Georgia Legislature, in 1987, following a trend begun by Delaware and followed by several other states, passed legislation broadening the ability of corporations to relieve corporate directors of exposure to liability.

     As permitted by Georgia law, the articles of incorporation of First Bancorp were amended in 1990 to limit the standards of conduct required of directors by providing that no director shall be personally liable to the corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director; provided, however, that this provision does not eliminate or limit the liability of a director:

     (a) For any appropriation, in violation of his duties, of any business opportunity of the corporation;

     (b) For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     (c)  For the types of liabilities set forth in Official
     Code of Georgia Annotated Section 14-2-832 (relating primarily to improper dividends or other distributions by the corporation);

     (d) For any transaction from which the director derives an improper personal benefit; or

     (e) For any liability or expenses related to any action or omission by a director occurring prior to the adoption of the amendment.

Further, the right of First Bancorp or its shareholders to seek injunctive or other equitable relief not involving monetary damages is not limited by the above provisions.

     In general, the effect of the above-referenced statute, the Articles of First Bancorp and of the bylaws of First Bancorp is that First Bancorp will indemnify its directors, officers and employees for reasonable expenses and damages actually incurred in connection with any action, suit or proceeding, civil or criminal, to which they shall be made a party by reason of their being or having been directors, officers, or employees of the corporation, provided that such persons are not finally adjudged to have been guilty of or liable for gross negligence, willful misconduct or criminal acts in the performance of their duties for First Bancorp. The bylaws also provide that First Bancorp may purchase insurance for the purpose of indemnifying its directors, officers and other employees to the extent that such indemnification is allowed under the bylaws. Pursuant to the bylaws, the corporation has purchased insurance to indemnify its officers and directors.

Item 21.  Exhibits Filed.

     See Index of Exhibits at sequentially numbered page ____ and Exhibits immediately following the index.

Item 22.  Undertakings.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby further undertakes as follows:

     (a) That prior to any public reoffering of the securities hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by Item 7 of Form S-4 with respect to the securities to be so offered, in addition to the information called for by the other items of Form S-4.

     (b) That every prospectus (i) that is filed pursuant to paragraph (a) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one (1) business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                            SIGNATURES


      Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gainesville, State of Georgia, this 12th day of May, 1994.

                                  FIRST NATIONAL BANCORP

                                  By:   s/Richard A. McNeece
                                      Richard A. McNeece, Chairman
                                      and C.E.O.


      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

 Signature


1.    Principal Executive Officer


      s/Richard A. McNeece                    Director, Chairman and
      Richard A. McNeece                      C.E.O.


      May 12, 1994
      Date


2.    Principal Financial Officer


      s/Peter D. Miller                       Director, President,
      Peter D. Miller                         C.A.O. and C.F.O.

      May 12, 1994
      Date


3.    Principal Accounting Officer


      s/C. Talmadge Garrison                  Senior Vice President
      C. Talmadge Garrison                    and Secretary

      May 12, 1994
      Date

4.    Other Directors

      s/Richard L. Shockley                   Director and Vice
      Richard L. Shockley                     Chairman of the Board

      May 12, 1994
      Date


      s/Jane Wood Banks                       Director
      Jane Wood Banks

      May 12, 1994
      Date


      s/Thomas S. Cheek                       Director
      Thomas S. Cheek

      May 12, 1994
      Date


      s/John A. Ferguson, Jr.                 Director
      John A. Ferguson, Jr.

      May 12, 1994
      Date


      s/James H. Harris, Jr.                  Director
      James H. Harris, Jr.

      May 12, 1994
      Date


      s/Ray C. Jones                          Director
      Ray C. Jones

      May 12, 1994
      Date


      s/Arthur J. Kunzer, Jr.                 Director
      Arthur J. Kunzer, Jr.

      May 12, 1994
      Date


      s/W. L. Lester                          Director
      W.L. Lester

      May 12, 1994
      Date


      s/Loy D. Mullinax                       Director
      Loy D. Mullinax

      May 12, 1994
      Date


      s/ J. Kenneth Nix, Sr.                  Director
      J. Kenneth Nix, Sr.

      May 12, 1994
      Date


      s/Edwin C. Poss                         Director
      Edwin C. Poss

      May 12, 1994
      Date


      s/Paul J. Reeves                        Director
      Paul J. Reeves

      May 12, 1994
      Date


      s/A. Roy Roberts, Jr.                   Director
      A. Roy Roberts, Jr.

      May 12, 1994
      Date


      s/Harold L. Smith                       Director
      Harold L. Smith

      May 12, 1994
      Date


      s/W. Woodrow Stewart                    Director
      W. Woodrow Stewart

      May 12, 1994
      Date


      _______________________________         Director
      Bobby M. Thomas

      _______________________________
      Date
      s/James A. Walters                      Director
      James A. Walters

      May 12, 1994
      Date


      s/M.G. West                             Director
      M. G. West


      May 12, 1994
      Date


      s/J. Michael Womble                     Director
      J. Michael Womble

      May 12, 1994
      Date


      s/Joe Wood, Jr.                    Director
      Joe Wood, Jr.

      May 12, 1994
      Date

                           EXHIBIT INDEX


                                                        SEQUENTIAL
                                                           PAGE
                                                          NUMBER


2.1        Agreement of Reorganization and Plan
           of Merger between First National
           Bancorp and Barrow Bancshares, Inc.
           (included herein as Appendix A to
           the Proxy Statement and incorporated
           by reference)............................    Incorporated
                                                       by Reference


3.1.      Articles of Incorporation of First
          National Bancorp, as amended
          (incorporated by reference in this
          Registration Statement from
          Exhibit 3.1 of First National Bancorp's
          Registration Statement No. 33-64590
          on Form S-4).............................    Incorporated
                                                       by Reference


3.2.      Bylaws of First National Bancorp
          currently in effect (incorporated
          by reference in this Registration
          Statement from Exhibit 3.2 of First
          National Bancorp's Registration
          Statement No. 33-64590 on Form S-4)......    Incorporated
                                                       by Reference


5.        Opinion of Messrs. Stewart, Melvin &
          House, Attorneys re:  Validity of
          Securities...............................


8.        Opinion of Messrs. Stewart, Melvin &
          Frost, Attorneys, re:  Tax Aspects of
          Reorganization ..........................    Incorporated
                                                       by Reference

                                                       SEQUENTIAL
                                                          PAGE
                                                         NUMBER


10.1      1988 Employee Stock Option Plan of
          First National Bancorp (incorporated
          by reference in this Registration
          Statement from such document filed
          on as an exhibit to First National
          Bancorp's Registration Statement
          No. 33-24985 on Form S-8)................    Incorporated
                                                       by Reference


10.2      1990 Employee Stock Option Plan of
          First National Bancorp and Amendment
          thereto dated July 17, 1991
          (incorporated herein by reference to
          such document filed as Exhibit 3.1 of
          First National Bancorp's Registration
          Statement No. 33-64590 on Form S-4)......    Incorporated
                                                       by Reference


10.3      1993 Employee Stock Option Plan of
          First National Bancorp dated
          April 26, 1993 (incorporated herein
          by reference to such document filed
          as Exhibit 10.11 of First National
          Bancorp's Registration Statement
          No.  33-64590 on Form S-4)...............    Incorporated
                                                       by Reference


10.4      First National Bancorp Incentive
          Compensation Plan (incorporated by
          reference to Exhibit 10.12 of
          Registration Statement No. 33-64590
          on Form S-4).............................    Incorporated
                                                       by Reference


10.5      Change of Control Agreement, dated
          June 23, 1992, between First National
          Bancorp and Richard A. McNeece
          (incorporated herein by reference to
          such document filed as Exhibit 10.7 of
          First National Bancorp's Registration
          Statement No. 33-50422 on Form S-4)......    Incorporated
                                                       by Reference

                                                       SEQUENTIAL
                                                          PAGE
                                                         NUMBER


10.6      Change of Control Agreement, dated
          June 16, 1992, between First National
          Bancorp and Peter D. Miller
          (incorporated herein by reference to
          such document filed as Exhibit 10.8
          of First National Bancorp's
          Registration Statement No. 33-50422
          on Form S-4).............................    Incorporated
                                                       by Reference


10.7      Change of Control Agreement, dated
          June 16, 1992, between First National
          Bancorp and C. Talmadge Garrison
          (incorporated herein by reference
          to such document filed as Exhibit 10.9
          of First National Bancorp's
          Registration Statement No. 33-50422
          on Form S-4).............................    Incorporated
                                                       by Reference


10.8      Change of Control Agreement, dated
          June 24, 1992, between First National
          Bancorp and Richard D. White
          (incorporated herein by reference to
          such document filed as Exhibit 10.10
          of First National Bancorp's
          Registration Statement No. 33-50422
          on Form S-4).............................    Incorporated
                                                       by Reference


10.9      Change of Control Agreement, dated
          June 16, 1992, between First National
          Bancorp and Bryan F. Bell (incorporated
          herein by reference to such document
          filed as Exhibit 10.9 to First National
          Bancorp's Annual Report on Form 10-K
          for the year ended December 31, 1993,
          SEC File No. 0-10657)....................    Incorporated
                                                       by Reference


10.10     First National Bancorp Performance-
          Based Restricted Stock Plan
          approved by the shareholders on
          April 20, 1994...........................

                                                       SEQUENTIAL
                                                          PAGE
                                                         NUMBER


11.       Statement re computation of per share
          earnings (incorporated by reference
          to First National Bancorp's Annual
          Report on Form 10-K for the year
          ended December 31, 1993, SEC File
          No. 0-10657). . . . . . . . . . . . . . .    Incorporated
                                                       by Reference


13.1      1993 Annual Report to
          Security Holders (incorporated
          by reference to First National
          Bancorp's 1993 Annual Report
          of Security Holders, SEC
          File No. -010657. . . . . . . . . . . . .    Incorporated
                                                       by Reference

13.2      First National Bancorp's
          Quarterly Report on Form 10-Q
          for the quarter end March 31,
          1994 (incorporated by reference
          to such Quarterly Report on Form
          10-Q, SEC File No. 0-10657) . . . . . . .    Incorporated
                                                       by Reference


21.       Subsidiaries of the Registrant. . . . . .

23.1      Consent of KPMG Peat Marwick. . . . . . .

23.2      Consent of Mauldin & Jenkins. . . . . . .

23.3      Consent of Stewart, Melvin & Frost. . . .

99.1      First National Bancorp's Annual Report
          on Form 10-K for the year ended
          December 31, 1993 (incorporated by
          reference to such Annual Report on
          Form 10-K, SEC File No. 0-10657). . . . .    Incorporated
                                                       by Reference

99.2      First National Bancorp 1994 Annual
          Meeting Proxy Statement (incorporated
          by reference to such Proxy Statement,
          SEC File No. 0-10657) . . . . . . . . . .    Incorporated
                                                       by Reference

                                                        Exhibit 5
                          May 16, 1994

First National Bancorp
303 Jesse Jewell Parkway
Suite 700
P.O. Box 937
Gainesville, Georgia 30503

     Re: Registration Statement on Form S-4 covering 521,757 shares of First National Bancorp to be issued in connection with the acquisition of Barrow Bancshares, Inc.

Ladies and Gentlemen:

     At your request, we have participated as counsel for First National Bancorp, a Georgia corporation (the "Company"), in the preparation of the above-referenced Registration Statement (the "Registration Statement"), relating to the proposed issuance of 521,757 shares (the "Shares") of the Company's common stock, $1.00 par value per share, in connection with the merger of Barrow Bancshares, Inc. into First National Bancorp under the terms of the Agreement of Reorganization and Plan of Merger described in the Registration Statement.

     In connection with the preparation of the Registration
Statement, we have examined originals or copies of such corporate records, documents and other instruments relating to the authorization and issuance of the Shares as we have deemed relevant under the circumstances.

     On the basis of the foregoing, it is our opinion that:

     (1) The Company is duly organized and incorporated and is validly existing under the laws of the State of Georgia, with an authorized capitalization consisting of 30,000,000 shares of common stock, $1.00 par value per share.

     (2) The issuance of the Shares has been duly authorized by the Board of Directors of the Company, and when the Shares are issued pursuant to the terms and provisions of the Agreement of Reorganization and Plan of Merger described in the Registration Statement, the Shares will be legally and validly issued, fully paid and non-assessable.

                         Very truly yours,

                         STEWART, MELVIN & FROST

                         By:  s/T. Treadwell Syfan
                            Partner

                                                        Exhibit 8
                          May 16, 1994



Barrow Bancshares, Inc.
209 North Broad Street
P.O. Box 724
Winder, Georgia  30680

First National Bancorp
303 Jesse Jewell Parkway
Suite 700
P. O. Box 937
Gainesville, Georgia  30503

Ladies and Gentlemen:

     You have asked for our opinion in regard to the income tax consequences, under the Internal Revenue Code of 1986, as amended (the "Code"), of the proposed issuance of a maximum of 521,757 shares of common stock of First National Bancorp, a Georgia corporation ("First Bancorp"), in connection with the merger of Barrow Bancshares, Inc., a Georgia corporation ("Barrow Bancshares"), into First Bancorp in a statutory merger pursuant to the laws of the State of Georgia and pursuant to the terms of the Agreement of Reorganization and Plan of Merger between the parties to the reorganization. In rendering this opinion we have assumed the following:

     (i) First Bancorp is a corporation organized under the laws of the State of Georgia and operates as a bank holding company pursuant to the Federal Bank Holding Company Act of 1956, as amended (the "BHCA"). First Bancorp has authorized 30,000,000 shares of $1.00 par value common stock of which approximately 15,892,903 shares were issued and outstanding as of April 18, 1994. First Bancorp presently has 16 wholly-owned subsidiaries, The First National Bank of Gainesville, First National Bank of Habersham, Granite City Bank, Bank of Clayton, The First National Bank of White County, The First National Bank of Jackson County, The Citizens Bank of Toccoa, Bank of Banks County, First State Bank of Gilmer County, The Peoples Bank of Forsyth County, Pickens County Bank, and First National Bank of Paulding County, Citizens Bank, Ball Ground, Georgia, Bank of Villa Rica, The Community Bank of Carrollton, and The Commercial Bank, Douglasville, Georgia.

     (ii) Barrow Bancshares is organized as a Georgia business corporation and operates as a bank holding company pursuant to the BHCA. Barrow Bancshares has authorized
     2,000,000 shares of $5.00 par value voting common stock, with 379,757 shares issued and outstanding as of April 15, 1994 and with outstanding employee stock options to purchase 1,088 shares. These shares constitute all of the outstanding shares of Barrow
     Bancshares.

     (iii) Barrow Bancshares will be merged with and into First Bancorp under the applicable laws of the State of Georgia. By operation of law, Barrow Bancshares will transfer all of its assets and liabilities to First Bancorp. First Bancorp will be the surviving corporation, and the separate corporate existence of Barrow Bancshares will cease. Each share of Barrow Bancshares will be exchanged for 1.37 shares of First Bancorp common stock. No fractional shares of First Bancorp stock will be issued in the proposed transaction.

     (iv) Dissenting shareholders of Barrow Bancshares will be able to exercise their rights pursuant to the provisions of the Georgia Business Corporation Code. The value of the shares of any dissenting shareholder of Barrow Bancshares will be ascertained in accordance with the provisions of O.C.G.A. Section 14-2-1320, et seq.

     It is assumed that the following additional representations have been made or will be made by the parties to the reorganization in connection with the proposed transaction:

     (a) The fair market value of First Bancorp stock to be received by the shareholders of Barrow Bancshares will, in each instance, be approximately equal to the fair market value of the Barrow Bancshares stock surrendered in exchange therefor.

     (b) The management of Barrow Bancshares knows of no plan or intention on the part of the Barrow Bancshares shareholders to sell or otherwise dispose of the First Bancorp stock received in the transaction which would reduce their holdings thereof to a number of shares having, in the aggregate, a value, as of the date of the reorganization, less than 50% of the total value of all the formerly outstanding stock of Barrow Bancshares as of the same date. For purposes of this assumption, stock of Barrow Bancshares surrendered by dissenters in the exchange for cash will be treated as outstanding stock.

     (c) Taking into account amounts to be paid by Barrow Bancshares for its reorganization expenses and dissenters, First Bancorp will hold, after the merger, at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets, and First Bancorp will hold at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets of Barrow Bancshares.

     (d) Barrow Bancshares has no outstanding warrants, options, convertible securities or any other type of right pursuant to which any person could acquire stock in Barrow Bancshares.

     (e) First Bancorp has no plan or intention to sell or otherwise dispose of any of the assets which it will receive in the transaction.

     (f)  First Bancorp will operate the Barrow Bank & Trust
Company, Winder, Georgia in a substantially unchanged manner as a wholly-owned subsidiary.

     (g) First Bancorp has no plan or intention to redeem or otherwise reacquire any of its stock issued in the proposed transaction.

     (h) First Bancorp and Barrow Bancshares will each pay its own expenses incurred in the transaction, and each shareholder of Barrow Bancshares will pay his own expenses incurred, if any.

     (i) No parties to the transaction are investment companies within the meaning of Section 368(a)(2)(F)(iii) of the Code.

     (j) First Bancorp does not presently own, directly or indirectly, nor has it owned within the preceding five years, directly or indirectly, any of the stock of Barrow Bancshares.

     (k) First Bancorp, and Barrow Bancshares are each corporations within the meaning of Section 7701(a)(3) of the Code.

     Based upon our understanding of the transaction and on the representations set forth above, we are of the following opinion:

     (1) Provided that the proposed merger of Barrow Bancshares with and into First Bancorp qualifies as a statutory merger under the applicable laws of the State of Georgia and provided that (a) after the transaction First Bancorp will hold substantially all of its assets and substantially all of the assets of Barrow Bancshares and (b) in the transaction the Barrow Bancshares shareholders will exchange an amount of Barrow Bancshares stock constituting more than 50% of Barrow Bancshares stock for First Bancorp voting common stock, the proposed transaction will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code. As used herein, "substantially all" means at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets of First Bancorp and Barrow Bancshares. First Bancorp, and Barrow Bancshares will each be a "party to a reorganization" within the meaning of Section 368(b).

     (2) No gain or loss will be recognized to First Bancorp upon the receipt of the assets of Barrow Bancshares and the assumption by First Bancorp of the liabilities of Barrow Bancshares in the merger.

     (3) No gain or loss will be recognized to Barrow Bancshares upon the transfer of its assets and liabilities to First Bancorp in the merger.

     (4) No gain or loss will be recognized to the shareholders of Barrow Bancshares upon the receipt of First Bancorp voting common stock in exchange for their shares of Barrow Bancshares common stock.

     (5) The basis of the shares of First Bancorp voting common stock received by a Barrow Bancshares shareholder will, in each instance, be the same as the basis of the shares of the Barrow
Bancshares common stock surrendered in exchange therefor.

     (6) The basis of the Barrow Bancshares assets received by First Bancorp will, in each instance, be the same as Barrow
Bancshares' basis in the assets.

     (7) The holding period of the shares of First Bancorp voting common stock received by the Barrow Bancshares shareholders will include the period during which the stock of Barrow Bancshares surrendered in exchange therefor was held, provided that the shares of Barrow Bancshares common stock were held as capital assets on the date of the exchange.

     (8) The holding period of the assets of Barrow Bancshares in the hands of First Bancorp will include the period during which such assets were held by Barrow Bancshares.

     (9)  Where cash is received by a shareholder of Barrow
Bancshares who dissents in exchange for the surrender of his common stock, the cash will be treated as being received by the shareholder as a distribution in redemption of his stock, subject to the provisions and limitations of Section 302 of the Code.

     (10) A Barrow Bancshares shareholder who dissents and receives cash in redemption of his Barrow Bancshares shares as a result of the merger will, in general, recognize gain or loss measured by the difference between the amount of the cash received and the tax basis of the Barrow Bancshares shares converted. Under Section 302 of the Code, such gain or loss will, in general, be treated as capital gain or loss if the Barrow Bancshares shares were held as capital assets. However, a Barrow Bancshares shareholder must take into account certain provisions of Sections 302 and 318 of the Code in determining the consequences of the transaction if he receives only cash. Any Barrow Bancshares shareholder who receives only cash as a result of the merger upon redemption of the Barrow Bancshares shares which he actually owns, but who is considered under constructive ownership rules of Section 318 of the Code to own other Barrow Bancshares shares that are converted into shares of First Bancorp common stock in the merger, must take into account the provisions of Section 302 of the Code, particularly, the "80% test" described below, to determine if the cash which he receives is to be taxed as a dividend. Under Section 318 of the Code a shareholder is, for example, considered to own shares that are directly or indirectly owned by certain members of his family or by certain related entities and to own shares with respect to which he holds options. In general, under the 80% test of Section 302, cash received by a Barrow Bancshares shareholder in redemption of his Barrow Bancshares shares as a result of the merger will not be treated as a dividend for federal income tax purposes if, immediately after the merger, the holder's percentage ownership (considering shares owned actually and constructively) of the total number of shares of First Bancorp stock issued to holders of Barrow Bancshares shares in the merger is less than 80% of such shareholder's percentage ownership of Barrow Bancshares shares immediately before the merger. Hence, cash received by a Barrow Bancshares shareholder who "qualifies" under the 80% test will be taxed as capital gain or loss if the Barrow Bancshares shares were held as capital assets.

     (11) A Barrow Bancshares shareholder may fail to qualify under the 80% test described above as a result of receiving cash for all his Barrow Bancshares shares actually owned, if other persons whose Barrow Bancshares shares are considered to be constructively owned by the shareholder under Section 318 of the Code receive First Bancorp stock in the merger.

     (12) If a Barrow Bancshares shareholder fails to meet the 80% test described above, other exceptions from dividend treatment may be available depending on the facts and circumstances of the particular case.

     (13) In the event of dividend treatment of cash received, a shareholder will not be able to use his basis in his shares to offset the amount includable in income. Therefore, the total amount of cash received would be includable in income.

     No opinion is expressed as to the tax treatment of any conditions existing at the time of, or effects resulting from, the transaction that are not specifically covered by the above opinion.

                                 Very truly yours,

                                 STEWART, MELVIN & FROST


                                 By:  s/T. Treadwell Syfan
                                           Partner

                                                         EXHIBIT 10.10

            FIRST NATIONAL BANCORP PERFORMANCE-BASED
                      RESTRICTED STOCK PLAN

     1. Purpose. The First National Bancorp Performance-Based Restricted Stock Plan (the "Plan") is intended to provide incentives to certain key employees of First National Bancorp ("Bancorp") and The First National Bank of Gainesville ("FNB"), namely, the current Bancorp CEO and Chairman, the current Bancorp President and Chief Financial and Administrative Officer and the current FNB President, by providing them with opportunities to acquire common stock of Bancorp pursuant to awards (the "Awards") described herein.

     2. Administration of Plan. The Compensation Committee of the Bancorp Board of Directors shall supervise and administer the Plan. Any questions of interpretation of the Plan or of any Awards issued under the Plan shall be determined by the Compensation Committee and such determination shall be final and binding upon all persons. The Plan may not be amended or terminated without approval of the Bancorp Board of Directors, and, if required by law or by resolution of the Bancorp Board of Directors, the approval of the Bancorp shareholders. The Plan provisions may not be amended more than once during any six-month period, unless such amendment is for purposes of comporting with changes in the Internal Revenue Code, the Employee Retirement Security Act of 1974 (but only to the extent such statute is applicable to the Plan), or any rules or regulations promulgated under such statutes. Any determination of the Compensation Committee under the Plan may be made without notice or meeting of the Compensation Committee by a writing signed by a majority of the Committee members.

     3. Participants. The participants under the Plan (the "Participants") shall be the individuals who hold the offices of the Bancorp CEO and Chairman, the Bancorp President and Chief Financial and Administrative Officer and the FNB President, as of the Effective Date of the Plan, as defined herein.

     4. Shares Reserved Under the Plan. There is hereby reserved for issuance as Awards under the Plan an aggregate of 90,000 shares of the common stock, par value $1.00, of Bancorp, plus sufficient shares of such stock to award the Additional Shares described in Paragraph 9(c) herein. Any shares which are granted but are thereafter forfeited pursuant to restrictions on the shares shall not again be reissued as Awards or Additional Shares under this Plan, the intent being that only the current officers of Bancorp and FNB who are designated as Participants in Paragraph 3 shall be permitted to receive any Awards or Additional Shares under the Plan.

     5. Awards. Awards will consist of Common Stock transferred to Participants, with applicable restrictions, as a bonus for service rendered to the Company or FNB without other payment therefor. Awards shall be made pursuant to Restricted Stock Agreements that contain terms consistent with the terms of the Plan and shall be made in the amounts and at the times specified by the formula in Paragraph 8 below. No Awards will be made under the Plan with respect to any "Award Threshhold," as defined in Paragraph 8(a) hereof, which is attained after December 31, 1999.

     6. Adjustment Provisions. If Bancorp shall at any time change the number of issued shares of new Common Stock without new consideration to Bancorp (by stock dividends, stock splits, combinations or exchanges of shares, recapitalization, or similar capital adjustment), the total number of shares reserved for issuance under the Plan, the number of shares covered by each outstanding Award, and the number of Additional Shares as defined in Paragraph 9(c), shall be adjusted so that the value of each such Award and such Additional Shares shall not be changed.

     7. Nontransferability. Each Award and Additional Shares granted under the Plan to a Participant shall not be transferable by him otherwise than by will or the laws of descent and distribution until all restrictions on such Award and Additional Shares have lapsed or are otherwise no longer applicable pursuant to the terms of the Plan. A Participant's death prior to the date on which he would otherwise be entitled to be granted Award(s) hereunder shall terminate the Participant's rights to any Awards which may be granted hereunder after the Participant's death. Provided, however, if the Participant is living on the date on which he would be entitled to be granted an Award, but he dies prior to the date the award is actually granted, the Participant's Award shall be granted to his estate.

     8. Formula For Awards. Awards shall be made to the Participants specified in Paragraph 3 based upon the performance of the stock price of Bancorp stock in accordance with the following formulae:

     (a) An "Award Threshhold" occurs the first time Bancorp stock has traded for an "Average Trading Price" which is at least equal to a "Threshold Trigger Price" for a period of sixty consecutive calendar days, with a separate computation period for purposes of determining the "Average Trading Price" beginning on each date said Threshhold Trigger Price is attained. Awards shall be made to the Participants based upon the "Award Threshholds" which have been attained.

     (b) Definitions - For purposes of the Plan, the following terms are defined:

     (1) "Average Trading Price" means the average of the trading prices of Bancorp stock determined by adding the "Trading Price" for each day of any sixty consecutive day period specified in Paragraph 8(a), and dividing said sum by sixty (60).

     (2) The "Trading Price" of Bancorp stock for any day shall be the average of the bid and asked prices for Bancorp stock as quoted on NASDAQ (or the closing trading price on any subsequent national exchange on which the Company stock may be listed) as of the end of such day. The Trading Price for any Saturday, Sunday, national holiday, or other day on which NASDAQ (or subsequent national exchange) is not open for trading shall be the same as the Trading Price for Bancorp stock on the last day prior to such date on which the NASDAQ (or subsequent national exchange) was open for trading.

     (3) The "Threshhold Trigger Prices" shall mean Trading Prices of $29.00 per share, $33.00 per share, and $37.00 per share. Such Threshhold Trigger Prices shall be equitably adjusted by the Compensation Committee to reflect changes in the Trading Price caused solely by reason of stock dividends, stock splits, combinations or exchanges of shares, recapitalization, or similar capital adjustments.

     (c)  Awards shall be made to the Participants when Award
Threshholds have been met, as determined under Paragraph 8(a), as follows:

Award Threshhold Price   Participant    Shares Awarded
$29.00                   CEO, Chairman       13,333
                         President, CFO      10,000
                         FNB President        6,666

$33.00                   CEO, Chairman       13,333
                         President, CFO      10,000
                         FNB President        6,667

$37.00                   CEO, Chairman       13,334
                         President, CFO      10,000
                         FNB President        6,667

     (d) Provided, however, in the event that a transaction in which Bancorp is to be acquired is approved by Bancorp's Board of Directors, or any person makes a tender offer to the Bancorp shareholders to acquire more than fifty percent (50%) of all Bancorp shares, during any computation period for determining whether an Award Threshhold has been met, and an Award Threshhold is met prior to consummation of the acquisition transaction or completion of the tender offer, no Award shall be made based on such Award Threshhold until immediately prior to the consummation of the acquisition transaction, or, in the case of a tender offer, until the tender offer has been successfully completed (i.e., the tender offeror has acquired more than fifty percent (50%) of all Bancorp stock). Award Shares to which a Participant is entitled immediately prior to the consummation of an acquisition transaction shall be converted into the consideration paid by the entity which acquires Bancorp, on the same basis that Bancorp shares generally are converted in such acquisition transaction. In the event that the acquisition transaction is not consummated for any reason, or if the tender offer fails, then no Award shall be made under the Plan until an Award Threshhold has been attained (in the same manner as prescribed in Paragraph 8(a)) during any sixty (60) consecutive calendar day period commencing on or after the date it is finally determined that the acquisition transaction will not be consummated or that the tender offer has failed, as applicable.

     (e) Provided, however, that no Awards will be made in any event if the Award Threshhold is attained after December 31, 1999.

9.   Restrictions Applicable to Awards.  Each Award to a
Participant hereunder shall be subject to the following restrictions:

     (a) All or a portion of the Awards and Additional Shares, as defined below, issued to a Participant will be forfeited if the Participant does not own the targeted level of Bancorp stock ownership required for such Participant by the First National Bancorp Target Ownership Plan dated January 19, 1994 (the "Target Plan")(without regard to the January 1, 1994 deadline applicable to the Target Plan) as of the date vesting would otherwise occur under subsection (b) hereof. All of the Award Shares and Additional Shares shall be forfeited if the targeted ownership is not attained by the date vesting occurs under subsection (b), unless vesting occurs pursuant to subparagraphs (i)-(iv) of subsection (b). If vesting occurs pursuant to subparagraph (i)-(iv) of subsection (b), the number of Award Shares and Additional Shares which shall be forfeited by the Participant will be the number of Bancorp shares by which the Participant failed to meet the required ownership
under the Target Plan.   All stock certificates issued to the
Participant evidencing the Awards and Additional Shares which are forfeited under this provision will be cancelled and Participant shall have no rights of ownership in such stock after January 1, 1999. For purposes of the Plan, in determining the required level of ownership under the Target Plan as of any date vesting occurs under the Plan, the Participant's compensation which is considered under the formula for share ownership in the Target Plan shall be his compensation as of the date vesting occurs under the Plan.

     (b) Each Award, and all Additional Shares attributable to such Award, granted to a Participant will be forfeited if the Participant leaves the active employment of Bancorp or FNB, other than for the reasons specified below, prior to the earlier of (1) age 65 or (2) completion of eight years of service from the date the Award Threshhold applicable to such Award was attained. At such time as the earlier of conditions (1) or (2) in the preceding sentence has occurred, the forfeiture restrictions applicable to
such Award shall lapse and be of no further effect.   Provided,
however, that the above forfeiture restrictions shall also lapse and be of no further effect when and if a Participant leaves the active employment of Bancorp or FNB by reason of: (i) the Participant's death, (ii) the Participant's disability entitling the Participant to disability benefits under Social Security or under any disability plan sponsored by Bancorp or FNB, (iii) any Change of Control, as defined in the Participant's Change of Control Agreement with Bancorp or FNB, or (iv) any involuntary termination of Participant which is not a Termination for Cause as defined in Paragraph 2(h) of the Participant's Change of Control Agreement with Bancorp or FNB, whether or not a Change of Control has occurred at the time the Participant is involuntarily terminated by Bancorp or FNB.

     (c) A Participant shall not be entitled to receive any cash dividends on shares which are the subject of an Award hereunder (or cash dividends on any Additional Shares awarded herein) until all restrictions on said shares have lapsed. All cash dividends on shares which are the subject of an Award shall be reinvested in Bancorp stock (the "Additional Shares"), and the Additional Shares shall be awarded to the Participant, subject to the same restrictions applicable to the Award shares from which the dividends used to purchase the Additional Shares arose. Cash dividends on Additional Shares shall also be reinvested in Bancorp stock and be awarded as Additional Shares. If the Award shares are forfeited hereunder, then the Participant will not be entitled to receive any of the Additional Shares attributable to such Award shares; that is, the right to receive Additional Shares will also be forfeited. When all restrictions applicable to an Award have lapsed, then all restrictions shall be deemed to have lapsed with respect to the Additional Shares which are attributable to the Award shares on which restrictions have lapsed (except the restriction under subparagraph (f) below which applies separately to all Award shares and Additional Shares).

     (d) Stock certificates representing Awards or Additional Shares issued hereunder shall be issued in the Participant's name and be held by an escrow agent designated by the Compensation Committee, but shall not be delivered to the Participant until all restrictions on such shares are no longer applicable. If a forfeiture occurs as described herein, the stock certificates will be delivered by the escrow agent to the Compensation Committee which will then have the shares cancelled.

     (e) A Participant shall have full voting rights on all shares which are the subject of an Award hereunder, and on all Additional Shares, unless said shares are forfeited as provided herein, at all times after the Award or the award of such Additional Shares has been made.

     (f) Notwithstanding anything to the contrary herein, Award shares and Additional Shares must be held not less than six months from the date of award of such shares to the Participant before such shares may be sold by the Participant.

     (g) Stock certificates issued as Awards or Additional Shares hereunder shall each contain a legend which states as follows:

     "The shares represented by this certificate are subject to certain restrictions under the First National Bancorp Performance-Based Restricted Stock Plan (the "Plan") dated January 19, 1994, and may not be transferred by the owner hereof until the restrictions have lapsed or are no longer applicable pursuant to the terms of the Plan."

10. Section 83(b) Elections and Withholding. The Restricted Stock Agreements shall require each Participant to notify the Compensation Committee if and when the Participant makes any election under Section 83(b) of the Internal Revenue Code upon the issuance of an Award or Additional Shares hereunder. Each Participant shall agree in his respective Restricted Stock Agreement(s) that Bancorp or FNB, as applicable, shall have the right to require the Participant to remit to Bancorp or FNB, or withhold from other amounts payable to the Participant, an amount sufficient to satisfy all federal, state and local withholding tax requirements applicable to each Award or Additional Shares hereunder, whether or not an election under Section 83(b) is made when the Award is made.

11. Governing Law. This Plan shall be governed by the laws of the State of Georgia. Notwithstanding anything herein to the contrary, Bancorp's obligation to issue or deliver certificates evidencing the Award shares shall be subject to all applicable laws, rules and regulations and to such approvals by any government agencies or national securities exchanges as may be required.

12. Tenure.  A Participant's right, if any, to continue to serve
Bancorp or FNB as an officer, employee or otherwise, shall not be enlarged or otherwise affected by his designation as a Participant under the Plan.

13. Approval of Shareholders of Bancorp. This Plan must be approved by the affirmative votes of a majority of the shares of Bancorp present, or represented, and entitled to vote at the annual shareholders' meeting of Bancorp shareholders to be held in 1994.

14.  Effective Date of Plan.  The Effective Date of the Plan is
January 1, 1994.  The date of adoption of the Plan by the Bancorp
Board of Directors is January 19, 1994.

                                                       Exhibit 21
                      LIST OF SUBSIDIARIES
                          OF REGISTRANT

1.   The First National Bank of Gainesville
     111 Green Street, S.E., Gainesville, Georgia  30501

2.   First National Bank of Habersham
     138 Front Street, S.E., Cornelia, Georgia  30531

3.   Granite City Bank
     125 Heard Street, S.E., Elberton, Georgia  30635

4.   Bank of Clayton
     E. Savannah Street, Clayton, Georgia  30525

5.   First National Bank of White County
     North Main Street, Cleveland, Georgia  30528

6.   First National Bank of Jackson County
     121 Lee Street, Jefferson, Georgia  30549

7.   The Citizens Bank
     303 E. Doyle Street, Toccoa, Georgia  30577

8.   Bank of Banks County
     Highway 441 South, P. O. Drawer B, Homer, Georgia  30547

9.   First National Bank of Gilmer County
     75 South Main Street, Ellijay, Georgia  30540

10.  The Peoples Bank of Forsyth County
     515 Atlanta Highway, Cumming, Georgia 30130

11.  Pickens County Bank
     606 Church Street, Jasper, Georgia 30143

12.  First National Bank of Paulding County
     160 Confederate Avenue, P. O. Box 108, Dallas, Georgia  30132

13.  Citizens Bank, Ball Ground, Georgia
     2995 Canton Highway, Ball Ground, Georgia 30107

14.  Bank of Villa Rica
     549 West Bankhead Highway, Villa Rica, Georgia 30107

15.  The Community Bank of Carrollton
     777 South Park Street, Carrollton, Georgia 30117

16.  The Commercial Bank, Douglasville, Georgia
     6636 Church Street, Douglasville, Georgia 30134

All of the above listed subsidiaries are organized under the laws of the United States in the case of National banks and under the laws of the State of Georgia in the case of State chartered banks.

                      ACCOUNTANT'S CONSENT           EXHIBIT 23.1


The Board of Directors
First National Bancorp

We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading
"Experts" in the Registration Statement and prospectus.


                                   s/KPMG Peat Marwick
                                   KPMG PEAT MARWICK

Atlanta, Georgia
May 16, 1994

                                                     EXHIBIT 23.2

       CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT



We hereby consent to the use of our report dated January 21, 1994 relating to the consolidated financial statements of Barrow Bancshares, Inc. and Subsidiary included in the Registration Statement on Form S-4 and to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-4.


                                   s/Mauldin & Jenkins
                                   MAULDIN & JENKINS

Atlanta, Georgia
May 16, 1994

                       CONSENT OF COUNSEL            EXHIBIT 23.3


To the Board of Directors
First National Bancorp

     We hereby consent to the filing of our opinions regarding validity of shares and tax consequences as exhibits to the Registration Statement to which this consent is attached and further consent to the use of our name under the heading "Legal Opinion" in the Registration Statement and the Prospectus which is a part thereof.

                              Very truly yours,

                              STEWART, MELVIN & FROST

                              By:  s/T. Treadwell Syfan
                                    Partner

                              Date: May 16, 1994

                     BARROW BANCSHARES, INC.
                     209 NORTH BROAD STREET
                     WINDER, GEORGIA  30680

                              PROXY
   This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints ______________________, __________
____________, ____________________, or any of them (with full power to act alone and to appoint a substitute), as Proxies, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Barrow Bancshares, Inc. held of record by the undersigned on ___________, 1994 at the special meeting of shareholders to be held at the main office of Barrow Bank & Trust Company at _______ A.M. on _________, 1994, or any adjournment thereof.

1. To vote as indicated below on the proposal to merge Barrow Bancshares, Inc. into First National Bancorp as outlined in the Proxy Statement dated the ____ day of _______, 1994 under the terms and conditions as more fully provided in the Agreement of Reorganization and Plan of Merger attached to the Proxy Statement as Appendix A.

     FOR  [    ]    AGAINST  [    ]     ABSTAIN   [    ]


2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

If no direction is made, this proxy will be voted FOR Proposal 1.

Please sign exactly as name   When shares are held by  joint
appears below                 tenants both should sign.  When
__________________________    signing as attorney, as executor,
                              administrator, trustee or guardian,
                              please give full title as such.  If
                              a corporation, please sign in full
                              corporate name by President or other
                              authorized officer.  If a
                              partnership, please sign in
                              partnership name by authorized
                              person.



Dated:_____________________    ____________________________________
                               Signature
PLEASE MARK, SIGN, DATE AND    ____________________________________
RETURN THIS PROXY PROMPTLY,    Signature if held jointly
USING THE ENCLOSED ENVELOPE